    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1996
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                       ALTAVISTA INTERNET SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

           DELAWARE                           7379                          04-3321986
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                         ------------------------------
                                 30 PORTER ROAD
                         LITTLETON, MASSACHUSETTS 01460
                                 (508) 486-2700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                            ILENE H. LANG, PRESIDENT
                       ALTAVISTA INTERNET SOFTWARE, INC.
                                 30 PORTER ROAD
                         LITTLETON, MASSACHUSETTS 01460
                                 (508) 486-2700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

       GAIL S. MANN, ESQ.          EDWIN L. MILLER, JR., ESQ.       RAYMOND W. WAGNER, ESQ.
 DIGITAL EQUIPMENT CORPORATION  TESTA, HURWITZ & THIBEAULT, LLP    SIMPSON THACHER & BARTLETT
      111 POWDERMILL ROAD               125 HIGH STREET               425 LEXINGTON AVENUE
  MAYNARD, MASSACHUSETTS 01754    BOSTON, MASSACHUSETTS 02110       NEW YORK, NEW YORK 10017
         (508) 493-5111                  (617) 248-7000                  (212) 455-2000

                         ------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this registration statement has become effective.
                         ------------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   / /
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                  AGGREGATE OFFERING          AMOUNT OF
             SECURITIES TO BE REGISTERED                    PRICE(1)          REGISTRATION FEE(1)
- ---------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.........................       $50,000,000             $17,242
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(o).
                         ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, dated August 27, 1996

PROSPECTUS
                                             SHARES

                            [INTERNET SOFTWARE LOGO]

                              CLASS A COMMON STOCK
                          ---------------------------
    All of the shares of Class A Common Stock offered hereby are being sold by AltaVista Internet Software, Inc. ("AltaVista" or the "Company"), a wholly-owned subsidiary of Digital Equipment Corporation ("Digital"). Following the Offering
(as defined below), Digital will own all of the          outstanding shares of
Class B Common Stock of the Company, which will represent approximately
         % of the economic interest (or rights of holders of common equity to participate in distributions in respect of the common equity) in the Company (assuming no exercise of the Underwriters' over-allotment options).
    Of the            shares of Class A Common Stock offered hereby,
shares are being offered in the United States and Canada (the "U.S. Offering")
by the U.S. Underwriters (as defined in "Underwriting"), and            shares
are being offered outside the United States and Canada in a concurrent international offering (the "International Offering") by the International Managers (as defined in "Underwriting", and, together with the U.S. Underwriters, the "Underwriters"). These offerings are collectively referred to herein as the "Offering." See "Underwriting."
    Holders of Class A Common Stock generally have identical rights to holders of Class B Common Stock and vote together as a single class, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled, with certain exceptions, to three votes per share on all matters submitted to a vote of stockholders. Following the Offering, the shares of Class B Common Stock owned by Digital will represent
approximately   % of the combined voting power of all classes of voting stock of the Company (assuming no exercise of the Underwriters' over-allotment options). Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of Digital, and is automatically converted under certain circumstances. See "Relationship with Digital" and "Description of Capital Stock."
    Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price
will be between $         and $         per share. See "Underwriting" for the
factors to be considered in determining the initial public offering price. Application will be made to list the Class A Common Stock on the Nasdaq National Market under the symbol "ALTV."
                          ---------------------------
    THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                          ---------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================
                                                                    UNDERWRITING
                                                PRICE TO              DISCOUNTS            PROCEEDS TO
                                                 PUBLIC          AND COMMISSIONS(1)        COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Share................................
- -----------------------------------------------------------------------------------------------------------
Total(3).................................
===========================================================================================================

(1) The Company and Digital have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $        .
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up
    to an additional           shares of Class A Common Stock solely to cover
    over-allotments, if any. The International Managers have been granted a
    similar option to purchase up to         additional shares solely to cover
    over-allotments, if any. If such options are exercised in full, the total
    Price to Public would be $        , the total Underwriting Discounts and
    Commissions would be $        and the total Proceeds to Company before
    estimated expenses would be $        . See "Underwriting."
                          ---------------------------
    The shares of Class A Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New
York, New York, on or about          , 1996.
                          ---------------------------
LEHMAN BROTHERS
                                COWEN & COMPANY
                                                               J.P. MORGAN & CO.
            , 1996

                         ALTAVISTA: MAKING THE INTERNET
                         THE WORK ENVIRONMENT OF CHOICE

               [ILLUSTRATION OF THE ALTAVISTA PRODUCT PORTFOLIO.]

     The Company's portfolio of innovative software products enables business users of the Internet and intranets to find useful information; control access to information and transmit it securely; and collaborate and communicate from multiple locations.
                                ---------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                ---------------

     AltaVista and the AltaVista logo are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the over-allotment options granted to the Underwriters and reflects the filing of an Amended and Restated Certificate of Incorporation of the Company increasing the number of authorized shares of capital stock and effecting a recapitalization of the outstanding shares of common stock.

                                  THE COMPANY

     The Company develops and markets software products for use in the emerging integrated
Internet/intranet business environment. The Company's portfolio of innovative software products enables users of the Internet and intranets to (i) find useful information, (ii) control access to information and transmit it securely and
(iii) collaborate and communicate from multiple locations. The Company's products and services are designed to integrate all levels of the work environment -- Internet, enterprise, workgroup and individual user -- and to allow location- and platform-independent computing. To increase global awareness of the AltaVista brand and showcase AltaVista software technologies and products, the Company provides the popular AltaVista Internet Search Service and other Internet services free on the World Wide Web. The Company also licenses its Internet services to major telecommunications and media companies outside the United States and to major Internet content providers.

     The Internet and the Web have grown dramatically primarily due to the platform-independence of Internet technologies and the ease of use of standard Web browsers. Recognizing these benefits, many organizations have begun to create "intranets" by adopting Internet technologies on their private networks. Intranets provide users substantially increased access to information and other users both inside an organization and, via the Internet, throughout the world. To take advantage of these expanded capabilities and resources and allow the Internet/intranet environment to become the work environment of choice, users need products and services that integrate all levels of their work environment. The Company has developed the following portfolio of products to address these needs:

     - SEARCH/DIRECTORY PRODUCTS. AltaVista Search assists users in finding relevant information in all levels of their work environment. AltaVista Directory provides a single, integrated on-line directory of employees, customers or other affiliated individuals.

     - SECURITY PRODUCTS. AltaVista Firewall provides an easy-to-manage, secure gateway between an organization's private intranet and the Internet, or between sub-networks of an intranet. AltaVista Tunnel employs advanced authentication and encryption technologies to create a secure Internet pathway over which external users can connect inexpensively and securely to an organization's intranet, thereby allowing external users to work as if directly connected to the organization's private network.

     - COLLABORATION AND COMMUNICATION PRODUCTS. AltaVista Forum provides an environment for members of workgroups to share documents, conduct asynchronous discussions or real-time conferences from multiple locations and search the entire text of a Forum, all using a standard Web browser. AltaVista Mail is Internet/intranet email server software that provides email services and supports a wide range of email clients and attachments.

     The Company's target customers are business users. To date, customers for one or more of the Company's products include AT&T, Inc., British Columbia Hydro and Power Authority, Computer Sciences Corporation, Woods Hole Research Center and Xerox Corporation.

     As an integral part of its marketing strategy, the Company provides free of charge its AltaVista Internet Search Service, which assists Web users in finding information anywhere on the Web. The AltaVista Internet Search Service uses advanced search engine and indexing technology developed in Digital's Palo Alto research laboratories in response to the industry-wide challenge of indexing the entire Web. This service recorded over 300,000 requests for information or "hits" on its December 15, 1995 Web-wide launch date, and recorded over

17.5 million hits per day during the week of August 5, 1996. The Company's goal is to establish the AltaVista Internet Search Service as the global standard for Internet search results by licensing it to major telecommunications and media companies outside the United States to provide "mirror sites" for local markets and by licensing major Internet content providers to deliver branded AltaVista Internet Search Service results to their users through "value added links" on their Web sites. The Company has entered into letters of intent for mirror sites to be established by Telia TeleCom AB (Sweden) and Telstra Corporation Ltd. (Australia) and into value added link agreements with Yahoo! Inc. and CNET, Inc., thereby generating a revenue stream from the AltaVista Internet Search Service. Because the Company does not accept advertising on its own Web sites and, therefore, does not compete for Internet advertising revenue, the Company is able to partner with Internet companies that derive revenue from advertising.

     The Company's goal is to be the leading supplier of software products and services for use in the emerging integrated Internet/intranet business environment. The Company's strategy includes the following elements:

     - INCREASE ALTAVISTA BRAND RECOGNITION WORLDWIDE. The Company provides free Internet services from its Web sites and licenses AltaVista branded services to leading Internet partners to showcase AltaVista technologies and increase global awareness of the AltaVista brand.

     - DELIVER INNOVATIVE SOFTWARE PRODUCTS FOR INTERNET/INTRANET USERS. In addition to its current portfolio of software products, the Company intends to build upon its technical expertise and that of its partners and Digital to develop additional innovative products, product suites and services for general and specific industry and business application needs in the emerging Internet/intranet environment.

     - CONDUCT BUSINESS ON THE WEB. The Company conducts a significant portion of its business over the Web, including marketing, communications, partner registration, sales, software distribution and partner and customer support. The Company believes that this "Web-centric" strategy will establish it as a highly visible Internet/intranet software leader, as well as facilitate responsive, low-cost, global business operations. The Company intends to achieve broad market penetration with its products by employing multiple Internet-focused distribution channels.

     - LEVERAGE RELATIONSHIP WITH DIGITAL. The Company intends to leverage its relationship with Digital, one of the world's leading suppliers of computer hardware, software and services. The Company's products are sold by Digital's worldwide direct and channel sales organizations, which also provide the Company access to Digital's major customers, channel partners and strategic alliance partners. In addition, the Company has a preferred relationship with Digital's research laboratories.

     The Company is currently wholly owned by Digital. As used herein, unless the context requires otherwise, the "Company" means AltaVista Internet Software, Inc. and its subsidiaries, and "Digital" means Digital Equipment Corporation and its subsidiaries (other than the Company and its subsidiaries). References herein to the Company also include, as required by the context, the business of the Company as conducted by Digital prior to the transfer of that business to the Company, which transfer will occur prior to the consummation of the Offering; this Prospectus assumes that such transfer has occurred. The Company was incorporated in Delaware on June 28, 1996. Its principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460, and its telephone number is (508) 486-2700. The Company's primary Web site is located at http://www.altavista.software.digital.com. Information contained in such Web site or any other Web site referred to in this Prospectus shall not be deemed a part of this Prospectus.

                                THE OFFERING(1)

Class A Common Stock offered hereby:
  U.S. Offering................................             shares
  International Offering.......................             shares
                                                 ---------
          Total................................             shares
Common Stock to be outstanding after the
  Offering(2):
  Class A Common Stock.........................             shares
  Class B Common Stock.........................             shares
                                                 ---------
          Total................................             shares
                                                 Working capital and other general corporate
                                                 purposes, including product development,
                                                 expansion of sales and marketing efforts and
                                                 capital expenditures. In addition, the Company
                                                 may make one or more acquisitions of
                                                 complementary technologies, products or
Use of proceeds................................  businesses. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.........  ALTV
                                                 The holders of Class A Common Stock generally
                                                 have rights identical to, and generally vote
                                                 together as a single class with, the holders
                                                 of the Class B Common Stock, except that the
                                                 holders of Class A Common Stock are entitled
                                                 to one vote per share and the holders of the
                                                 Class B Common Stock, are entitled, with
                                                 certain exceptions, to three votes per share.
                                                 See "Relationship with Digital" and
                                                 "Description of Capital Stock -- Common
Voting rights..................................  Stock -- Voting Rights."

- ---------------
(1) Does not include up to             shares of Class A Common Stock that are
    subject to the over-allotment options granted to the Underwriters by the Company. See "Underwriting."

(2) Does not include an aggregate of        shares of Class A Common Stock
    reserved for issuance in respect of employee stock options granted as of the date of this Prospectus with an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. See "Capitalization" and "Management -- Compensation of Executive Officers."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      FISCAL YEAR ENDED
                                                               --------------------------------
                                                               JULY 2,     JULY 1,     JUNE 29,
                                                                1994        1995         1996
                                                               -------     -------     --------
STATEMENT OF OPERATIONS DATA(1):
Total operating revenues.....................................  $   298     $   964     $  3,632
                                                               -------     -------     --------
Costs and expenses:
     Cost of operating revenues..............................       47         374        1,110
     Research and engineering expenses.......................    2,235       4,516       15,352
     Selling and marketing expenses..........................       50         248       10,522
     General and administrative expenses.....................      684       1,062        6,516
                                                               -------     -------     --------
          Total costs and expenses...........................    3,016       6,200       33,500
                                                               -------     -------     --------
  Operating loss.............................................   (2,718)     (5,236)     (29,868)
                                                               -------     -------     --------
  Net loss...................................................  $(2,718)    $(5,236)    $(29,868)
                                                               =======     =======     ========
  Unaudited pro forma net loss per common share(2)...........                          $
                                                                                       ========

                                                                          AS OF JUNE 29, 1996
                                                                   ---------------------------------
                                                                                       PRO FORMA,
                                                                   HISTORICAL(1)     AS ADJUSTED(3)
                                                                   -------------     ---------------
BALANCE SHEET DATA:
Working capital..................................................     $  (925)            $
Total assets.....................................................       7,508
Net parent's investment..........................................       5,528                --
Total stockholders' equity.......................................          --

- ---------------
(1) Historical amounts are included in or derived from the AltaVista Internet Software Products Financial Statements included elsewhere in this Prospectus.

(2) Historical earnings per share data is omitted from the statement of operations data because it is not meaningful. Unaudited pro forma net loss per common share is calculated based on the net loss divided by the number of shares of Class B Common Stock to be issued to Digital prior to the consummation of the Offering.

(3) Balance sheet data for the Company on a pro forma, as adjusted basis gives effect to the contribution, as of June 29, 1996, of assets from Digital to the Company and the Company's assumption of certain liabilities from Digital, includes the assets and stockholder's equity of AltaVista Internet Software, Inc. and gives effect to the net proceeds from the sale of shares of Class A Common Stock offered by the Company hereby at an
    assumed initial public offering price of $     per share. Net parent's
    investment has been restated as total stockholders' equity as if Digital's investment was in the Class B Common Stock of the Company to be issued to Digital prior to the consummation of the Offering. See "Use of Proceeds" and "Capitalization."

                           RELATIONSHIP WITH DIGITAL

     The Company is currently wholly owned by Digital. Upon consummation of the Offering, Digital will beneficially own all of the Class B Common Stock, which
will represent approximately      % of the combined voting power of all classes
of voting stock (     % if the Underwriters' over-allotment options are
exercised in full) and thus will continue to have the ability to direct the election of all of the directors of the Company and otherwise exercise a controlling influence over the business and affairs of the Company.

     Digital has advised the Company that its current intent is to continue to hold all of the Class B Common Stock. However, Digital has no agreement with the Company not to sell or distribute such shares, and there can be no assurance concerning the period of time during which Digital will maintain its beneficial ownership of Common Stock after the expiration of the 180-day lock-up agreement contained in the Underwriting Agreements. See "Relationship with Digital -- Corporate Agreement" and "Underwriting."

     Each share of Class B Common Stock is convertible while held by Digital or any of its subsidiaries at such holder's option into one share of Class A Common Stock. Any shares of Class B Common Stock transferred to a person other than Digital or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition, except for a disposition effected in connection with a transfer of Class B Common Stock to stockholders of Digital as a dividend intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Internal Revenue Code of 1986, as amended (the "Code"). See "Description of Capital Stock -- Common Stock -- Conversion."

     Upon consummation of the Offering, Digital will continue to provide certain services to the Company and make available certain employee benefit plans to the Company's employees in a manner generally consistent with past practices. The Company and Digital will enter into a number of intercompany agreements with respect to such services and other matters. See "Relationship with Digital."
                            ------------------------

     Certain statements under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus, including statements regarding the intent, belief or current expectations of the Company with respect to, among other things, (i) the Company's operating strategies, (ii) the markets for the Company's products and (iii) the development and release of the Company's products and services, and other statements contained herein regarding matters that are not historical facts, constitute "forward-looking statements." Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, those discussed herein under "Risk Factors."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors:

LIMITED OPERATING HISTORY; ANTICIPATED CONTINUING LOSSES

     The Company has commercially introduced most of its products and services since November 1995. Further, the Company's prospects are dependent upon the commercial release of additional products and services which are in the process of being developed or tested. Accordingly, the Company has only a limited operating history upon which an evaluation of its business and prospects can be based. The Company has incurred net operating losses in each of the last three fiscal years and expects that it will continue to incur net operating losses at least through fiscal year 1997. As of June 29, 1996, the Company had an accumulated deficit of $39.8 million. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible, and the Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stages of development, particularly companies in the new and rapidly evolving Internet/intranet market. There can be no assurance that the Company can generate substantial revenue growth, or that any revenue growth that is achieved can be sustained. Revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company has increased, and plans to increase further, its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, develop new distribution channels, broaden its customer support capabilities and increase its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially adversely affected. Moreover, due to the intense competition in the Company's markets, the Company must seek to expand all aspects of its business rapidly, which increases the challenges facing the Company. There can be no assurance that the Company will achieve or sustain profitability. In addition, in view of recent revenue growth, the rapidly evolving nature of its business and markets and its short operating history, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company is likely to experience significant fluctuations in quarterly operating results caused by many factors, including the rate of growth, usage and acceptance of intranets and the Internet, changes in the demand for the Company's products and services, introductions or enhancements of products and services by the Company and its competitors, delays in the introduction or enhancement of products and services by the Company or its competitors, customer order deferrals in anticipation of upgrades and new products, changes in the Company's pricing policies or those of its competitors, changes in the distribution channels through which products are sold, the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies, the Company's ability to attract, retain and motivate qualified personnel, changes in the mix of products and services sold, changes in the mix of international and North American revenues, changes in foreign currency exchange rates and changes in general economic conditions. The Company is attempting to expand its channels of distribution, and increases in the Company's revenues will be dependent on its ability to implement its distribution strategy. There also may be other factors that significantly affect the Company's quarterly results which are difficult to predict given the Company's limited operating history, such as seasonality and the timing of receipt and delivery of orders within a fiscal quarter.

     As a software business, the Company expects to operate with little or no backlog. As a result, quarterly sales and operating results depend generally on the volume and timing of orders and the ability of the Company to fulfill orders received within the quarter, all of which are difficult to forecast. The Company's expense levels are based in part on its expectations as to future orders and sales, which, given the Company's limited operating history, are also extremely difficult to predict. The Company's expense levels are to a large extent fixed, and it will be difficult for the Company to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, results of operations and financial condition, which could be material.

     Due to all of the foregoing factors, the Company believes that its quarterly operating results are likely to vary significantly in the future. Therefore, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Class A Common Stock would likely be materially adversely affected.

UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES; DEVELOPING MARKET

     Many of the Company's products and services have been introduced only recently, have yet to be introduced or will be introduced in a substantially enhanced form. See "Business -- AltaVista Internet Services" and "-- AltaVista Software Products." The Company's success will depend largely upon the success of these and future products and services and enhancements. Failure of these products and services or enhancements to achieve significant market acceptance and usage would materially adversely affect the Company's business, results of operations and financial condition. If the Company were unable to successfully market its current products and services, develop new products and services and enhancements to current products and services or complete products and services currently under development, or if such new products and services or enhancements do not achieve market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

     The primary markets for the Company's products and services have only recently begun to develop and are rapidly evolving. As is typical in the case of a new and rapidly evolving industry, demand for and market acceptance of products and services that have been released recently or that are planned for future release are subject to a high level of uncertainty. If the markets for the Company's products and services fail to develop, develop more slowly than expected or become saturated with competitors, or if the Company's products and services do not achieve market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

DEPENDENCE ON THE INTERNET; UNCERTAIN ADOPTION OF THE INTERNET AS A MEDIUM OF COMMUNICATIONS AND COMMERCE

     Rapid growth of interest in and use of the Internet is a recent phenomenon. The markets for certain of the Company's products and services are highly dependent upon the increased acceptance and use of the Internet, particularly for commercial applications. In addition, the Company plans to distribute certain products and services electronically over the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, capacity, cost, ease of use, access, quality of service and acceptance of advertising, remain unresolved and may retard the growth of Internet use for commercial applications. If widespread commercial use of the Internet does not develop or if widespread adoption of the Internet causes the performance and reliability of the Internet to suffer, the Company's business, results of operations and financial condition would be materially adversely affected.

DEPENDENCE ON THE ADOPTION OF INTRANETS; UNCERTAIN ADOPTION OF INTRANETS

     The Company will be substantially dependent on the development of markets for products that support or increase the functionality of intranets. There can be no assurance that intranets will be adopted by large numbers of organizations, that organizations will seek to enable users to collaborate over intranets or that the Company's products will appeal to organizations that do so. If intranets are not adopted by large numbers of organizations, or if organizations adopting intranets do not select the Company's products, the Company's business, results of operations and financial condition would be materially adversely affected.

COMPETITION; NEW ENTRANTS

     The markets for the Company's products and services are new, intensely competitive, evolving quickly and subject to rapid technological change. The Company expects competition to persist, increase and intensify in the future as the markets for the Company's products and services continue to develop and as additional companies enter each of its markets. The Company is aware of numerous major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with the Company's products and services. Numerous releases of products and services that compete with those of the Company can be expected in the near future. Intense price competition may develop in the Company's markets.

     The Company faces competition in the overall Internet/intranet software market, as well as in each of the market segments where its products and services compete. The Company has multiple competitors for each of its products and services. See "Business -- Competition." Many of the Company's current and potential competitors in each of its markets have longer operating histories and significantly greater financial, technical and marketing resources, name recognition and installed product base than the Company. The Company's competitors include Microsoft Corporation and Netscape Communications Corporation, each of which provides or has announced an intention to provide a range of software products based on Internet protocols and to compete in the broad Internet/intranet software market, as well as in specific market segments where the Company competes.

     The Company does not believe its markets will support the increasing number of competitors and their products and services. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate one or more of the Company's market segments. The Company's competitors may bundle their products with other software, including operating system and browser software, in a manner that may discourage users from purchasing products offered by the Company. This strategy may be particularly effective for companies with leading market shares in their respect markets, such as Microsoft and Netscape. If the Company does not provide products and services that achieve success in their respective segments in the short term, the Company could suffer an insurmountable loss in market share and brand name acceptance, which would result in a material adverse effect on the Company's business, results of operations and financial condition.

     There can be no assurance that the Company will be able to compete effectively with current and future competitors. See "Business -- Competition."

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

     The emerging market for Internet/intranet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. In addition, many companies are expected to introduce new Internet/intranet products and services in the near future. The Company's success will depend on its ability to design, develop, test, market, sell and support new products and services and enhancements of current products and services on a timely basis in response to both competitive products and services and evolving demands of the marketplace. In addition, new products and services and enhancements must remain compatible with standard platforms and file formats. The Company's ability to successfully develop and release new products and services and enhancements in a timely manner is subject to a variety of factors, including its ability to solve technical problems and test products, competing priorities of the Company, the availability of development and other resources and other factors outside the control of the Company. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services and enhancements. If the Company is unable to develop new products and services and enhancements to existing products and services or to complete products and services currently under development, or if such new products and services or enhancements do not achieve market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected. See
"Business -- AltaVista Software Products" and "-- Product Development."

FUTURE LIQUIDITY NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that the net proceeds of the Offering will be sufficient to meet its anticipated liquidity needs for at least the next twelve months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced products or services, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or securities convertible into equity, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, if at all. Digital has not made any commitment to supply such funds to the Company. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of acquisition opportunities, develop or enhance products or services or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MANAGEMENT OF POTENTIAL GROWTH; NEW MANAGEMENT TEAM

     The Company recently has experienced rapid growth in its sales and operations and in the number and complexity of its products and product distribution channels. Several key members of the Company's management team, including its chief executive officer, have recently joined the Company. See "Management -- Executive Officers and Directors." The Company recently increased the size of its sales force and has recently established and is continuing to establish additional distribution channels through third party relationships. The Company's growth, coupled with the rapid evolution of the Company's markets, has placed, and is likely to continue to place, significant strains on its administrative, operational and financial resources and increased demands on its internal systems, procedures and controls. If the Company is unable to manage any future growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL; RECENT HIRES

     The Company's performance is substantially dependent on the performance of its key technical and senior management personnel, most of whom have worked together for a relatively short period of time and none of whom is bound by an employment agreement. The Company also intends to utilize the services of certain of Digital's technical personnel for certain technical assistance services. See "Management" and "Relationship with Digital -- Technical Assistance Agreement." The loss of the services of any of such personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company does not maintain "key person" life insurance policies on any of its employees. The Company's success is highly dependent on its continuing ability to identify, hire, train, retain and motivate highly qualified management, technical and sales and marketing personnel, including recently hired officers and other employees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary management, technical and sales and marketing personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Employees" and "Management."

RELIANCE ON EVOLVING DISTRIBUTION CHANNELS

     The Company's distribution strategy is to develop multiple distribution channels, including sales over the Web and sales through Digital's sales organization, major system integrators, value added resellers, Internet service providers, telecommunications companies, original equipment manufacturers and independent software vendors (collectively "channel partners"). To date, the Company has sold its products principally through Digital's sales force and Digital's channel partners. The Company intends to develop a large number of new channel partner relationships. Accordingly, the success of the Company will be dependent in large part on its ability to develop these additional distribution relationships and on the performance and success of these third parties, which are outside the Company's control. The Company's existing channel partner relationships have been established recently, and the Company cannot predict the extent to which its channel partners will be successful in marketing the Company's products. The Company generally expects that its agreements with its channel partners will be terminable by either party without cause. The Company's inability to attract channel partners, their inability to penetrate their respective market segments, or the loss of any of the Company's channel partners, as a result of competitive products offered by other companies or products developed internally by these channel partners or otherwise, could materially adversely affect the Company's business, results of operations and financial condition. See "Business -- Sales and Marketing."

     The Company has expanded, and plans to continue expanding, its sales force. The Company's strategy is to use its sales force principally to develop and support its relationships with its channel partners. The Company also intends to use its Web site to demonstrate, market and sell its products. This Web-centric aspect of the Company's sales and marketing strategy is largely untested. The inability of the Company to successfully expand its sales force, the inability of its sales force to successfully establish new channel partner relationships or the failure to successfully implement a Web-centric sales and marketing program could materially adversely affect the Company's business, results of operations and financial condition.

DEPENDENCE ON MIRROR SITES AND INTERNET CONTENT PROVIDERS

     The Company intends to license major telecommunications and media companies to establish a number of AltaVista Internet Search Service mirror sites outside the United States to improve service response times for users outside the United States, to facilitate worldwide distribution of the AltaVista Internet Search Service and increase global awareness of the AltaVista brand. In addition, the Company is seeking to establish value added links with leading Internet content providers to allow a content provider's users to use the AltaVista Internet Search Service without leaving the content provider's Web site. The Company expects to derive revenue from mirror sites and value added links and to increase AltaVista brand recognition among their users. To date, the Company has entered into letters of intent with respect to two mirror sites and has established value added links with two Internet content providers. See
"Business -- AltaVista Partner-Provided Services." The success of the Company in establishing the AltaVista brand name and achieving market acceptance of certain of its products and services is dependent, in part, on its and its partners' success in establishing and maintaining additional mirror sites and value added links and on the success of the mirror sites and value added links. The Company's or its partners' inability to achieve such success would materially adversely affect the Company's business, results of operations and financial condition.

RISK OF CAPACITY CONSTRAINTS AND SYSTEM FAILURE RELATING TO THE ALTAVISTA SEARCH SITES

     A key element of the Company's marketing strategy and promotional efforts is the AltaVista Internet Search Service, which the Company makes available at no charge to users of the Internet through its Web site and mirror sites. Accordingly, the performance of the AltaVista Internet Search Service is critical to the Company's ability to establish the AltaVista brand name and the value of its products and services. An increase in the volume of searches conducted using the AltaVista Internet Search Service could strain its capacity, which could lead to slower response times or complete system failures. In addition, as the number of Internet users and of Web pages and other Internet content increases, there can be no assurance that the AltaVista Internet Search Service will be able to be scaled appropriately. The Company has made certain performance and support commitments under its mirror site and value added link agreements, and, accordingly, any failure by the Company to meet these commitments could result in the termination of, or exposure to damages under, one or more of these agreements. The Company is also dependent on hardware suppliers, particularly Digital, for prompt delivery, installation and service of servers and other equipment used to operate the AltaVista Internet Search Service and for Internet access. The servers for the Company's Web site, located in Palo Alto, California, and for the mirror sites are vulnerable to damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite the implementation of network security measures by the Company and mirror site providers, their servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service in the AltaVista Internet Search Service. Any loss of availability, decrease in response time or other deterioration in performance of the AltaVista Internet

Search Service at the Company's Web site or any mirror site could affect the success of the AltaVista Internet Search Service, which could materially adversely affect the Company's business, results of operations and financial condition.

RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY

     As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. Computer break-ins and other disruptions, if caused or permitted by errors or failures in the Company's security products, would jeopardize the security of information stored in and transmitted through or by the computer systems of the Company's customers, which may result in significant liability to the Company and deter potential customers. The occurrence of errors and failures in the Company's products could result in loss of or delay in market acceptance of the Company's products, and alleviating such errors and failures could require significant expenditure of capital and resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's license agreements with its customers are expected to typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. A product liability claim brought against the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends significantly upon proprietary technology. The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights, all of which afford only limited protection. Digital has several pending U.S. patent applications relating to the Company's products. The Company has acquired certain non-exclusive license rights related to these patents from Digital. See "Relationship with Digital -- Asset Transfer and License Agreement." There can be no assurance that patents will issue from these pending applications or from any future applications or that, if issued, any claims will be sufficiently broad to protect the Company's rights in such technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide protection of the Company's proprietary rights. The Company may not prevent Digital from granting other licenses under such patents, will not be able to realize licensing revenues from any such licenses, cannot require Digital to enforce any such patents against competitors of the Company and cannot control any enforcement proceedings Digital undertakes. Digital may choose not to enforce these patents because of its own policies and business relationships even though enforcement would be in the best interests of the Company. Also, Digital has cross licensing arrangements with certain computer hardware and software companies, including Microsoft. The patent license rights granted to the Company by Digital are subject to such cross licenses, and therefore both the Company and Digital will be unable to enforce these patents against any of such cross licensees. In addition, patented technology developed by the Company in the future may become subject to such cross licenses. Failure of any patents to protect the Company's rights in technology and such cross licensing arrangements may make it easier for the Company's competitors to offer equivalent or superior technology.

     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. Third parties may also independently develop similar technology without breach of the Company's proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, some of the Company's products are licensed under "shrink wrap" license agreements or license agreements distributed over the Web that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions. The Company's plan to distribute certain software over the Web and allow potential customers to electronically download its software for a free evaluation period would make the Company's software more susceptible to unauthorized copying and use.

     The Company has applied for U.S. and foreign registrations of AltaVista as a trademark and a service mark and will continue to evaluate registration of additional trademarks and service marks as appropriate. The Company is aware that certain third parties are using the name "AltaVista" as a trademark or as part of their Internet address. No assurance can be given that such parties will not challenge the right of the Company to use AltaVista as a trademark, service mark or as part of its Internet address. See "Business -- Intellectual Property Rights."

     Although the Company does not believe it is infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products.

     Litigation may be necessary to protect the Company's proprietary technology and rights, and third parties may assert infringement claims against the Company with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against the Company can cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or license agreements, which agreements may not be available on terms acceptable to the Company or at all.

     See "Business -- Intellectual Property Rights."

POSSIBLE REGULATION OF THE INTERNET; LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET

     Other than laws and regulations applicable to businesses generally, there are currently few laws or regulations expressly applicable to access and commerce on the Internet. Due to the increased popularity and use of the Internet, it is possible that new laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may retard the growth of use of the Internet, which could adversely affect demand for the Company's products and services. Such laws or regulations also could result in significant additional costs and technological challenges in complying with any mandatory requirements. In addition, claims have been brought, and sometimes successfully pressed, against on-line services, for defamation, negligence, copyright or trademark infringement or under other theories with respect to materials disseminated through such services. The Company maintains a Web site to which users can upload materials, and there can be no assurance that the Company will not be subject to similar claims.

EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS

     The Company's international sales and operations, especially with respect to AltaVista Tunnel and AltaVista Firewall, may be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, because of current government controls on the exportation of encryption technology, the Company is unable to export its most robust security products. As a result, competitors outside the United States that face less stringent controls on their products may be able to compete more effectively than the Company in the global network security market. There can be no assurance that these factors will not have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH GLOBAL OPERATIONS

     The Company expects to derive a substantial portion of its revenues from customers outside the United States. The Company intends to expand its operations outside of the United States and enter additional international markets, which will require significant management attention and financial resources. The Company's ability to expand its products and services internationally is limited by the general acceptance of the Internet and intranets in other countries. The Company expects to commit additional time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels. There can be no assurance that such efforts will be successful.

     International operations are subject to a number of risks, including costs of customizing products and services for international markets, dependence on independent resellers, multiple and conflicting regulations regarding communications, use of data and control of Internet access, longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing international operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burden of complying with a variety of laws outside the United States, the impact of possible recessionary environments in economies outside the United States, and political and economic instability. In addition, the Company's ability to expand its business in certain countries will require the modification of its products to operate compatibly with different hardware and software standards. Furthermore, the Company expects that its export sales will be denominated predominantly in United States dollars. An increase in the value of the United States dollar relative to other currencies could make the Company's products and services more expensive and, therefore, potentially less competitive in international markets. As the Company increases its international sales, its total revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

CONTROL BY DIGITAL

  Ownership of Stock

     Digital is currently the only stockholder of the Company. Upon consummation of the Offering, Digital will own, directly or indirectly, all of the outstanding Class B Common Stock of the Company (which Class B Common Stock is entitled, with certain exceptions, to three votes per share on any matter submitted to a vote of the Company's stockholders). The Class B Common Stock
will represent approximately   % of the combined voting power of all classes of
voting stock ( % if the Underwriters' over-allotment options are exercised in full) and thus will be able to direct the election of all of the members of the Company's Board of Directors, change the size and composition of the Board of Directors and exercise a controlling influence over the business and affairs of the Company, including determinations with respect to mergers or other business combinations, acquisitions or dispositions of assets, incurrence of indebtedness, issuance of additional Common Stock or other equity securities and payment of dividends. Similarly, Digital will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent a change of control of the Company and could take other actions that might be favorable to Digital. In addition, the grant pursuant to employee benefit plans of Common Stock to, or the acquisition of Common Stock upon the exercise of stock options held by, employees of the Company would reduce further the percentage ownership and voting interest in the Company of the public stockholders of the Company.

     Digital has advised the Company that its current intent is to continue to hold all of the Class B Common Stock. However, Digital has no agreement with the Company not to sell or distribute such shares, and, except for the restrictions in the Underwriting Agreements set forth below, there can be no assurance concerning the period of time during which Digital will maintain its beneficial ownership of Common Stock. Pursuant to the Underwriting Agreements, Digital has agreed, subject to certain exceptions, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) owned by it for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. The Company has agreed, at the request of Digital, to use its best efforts to effect the future registration under applicable federal and state securities laws of any of the Class B Common Stock held by Digital.

     The Code requires beneficial ownership by Digital of at least 80% of the total voting power and value of the outstanding Common Stock of the Company in order to continue to include the Company in its consolidated group for federal income tax purposes. In addition, Digital must beneficially own at least 80% of the total voting power and 80% of each class of nonvoting capital stock of the Company in order to be able to effect a tax-free spin-off of the Company under the Code. Because Digital may seek to maintain its beneficial ownership percentage of the Company for tax planning purposes or otherwise and may not desire to acquire additional shares of Common Stock in connection with a future issuance of shares by the Company, the Company may be constrained in its ability to raise equity capital in the future or to issue Common Stock or other equity securities in connection with acquisitions.

  Corporate Agreement

     The terms of a corporate agreement between Digital and the Company restrict, for so long as Digital maintains beneficial ownership of a majority of the number of outstanding shares of Common Stock, the Company's ability to act in any way which may reasonably be anticipated to result in a contravention by Digital of (i) Digital's corporate charter or by-laws, (ii) any credit agreement or other material instrument binding upon Digital, (iii) any judgment, order or decree of any governmental body having jurisdiction over Digital or (iv) any provision of applicable law or regulation. See "Relationship with Digital -- Corporate Agreement."

  Control of Tax Matters; Tax and ERISA Liability

     By virtue of its controlling beneficial ownership and the terms of the tax-sharing agreement entered into between the Company and Digital, Digital will effectively control all of the Company's tax decisions. Under the tax-sharing agreement, Digital will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Digital under the tax-sharing agreement. See "Relationship with Digital -- Tax-Sharing Agreement." Digital may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Digital and detrimental to the Company.

     Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. In addition, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and federal income tax law, each member of the controlled group is jointly and severally liable for funding and termination liabilities of tax qualified defined benefit retirement plans as well as certain plan taxes. Accordingly, during the period in which the Company is included in Digital's consolidated or controlled group, the Company could be liable if such liability or tax is incurred, and not discharged, by any other member of Digital's consolidated or controlled group.

  Intercompany Agreements Not Subject to Arm's-Length Negotiations

     Digital or one or more of its subsidiaries and the Company have entered into certain intercompany agreements, including agreements pursuant to which Digital or one or more of its subsidiaries will provide various services to the Company that may be material to the conduct of the Company's business. With respect to matters covered by the services agreement, the relationship between Digital and the Company is intended to continue in a manner generally consistent with past practices. See "Relationship with Digital -- Services Agreement." Because the Company is a wholly owned subsidiary of Digital, none of such intercompany agreements resulted from arm's-length negotiations. These agreements may include terms and conditions that may be more or less favorable to the Company than terms contained in similar agreements negotiated with third parties. For instance, the prices charged to the Company for services provided under the services agreement may be higher or lower than prices that may be charged by third parties.

POTENTIAL CONFLICTS OF INTEREST; LIMITATIONS ON LIABILITY

     Various conflicts of interest between the Company and Digital could arise following consummation of the Offering, and persons serving as directors, officers and employees of both the Company and Digital may have conflicting duties to each. The Company's Board of Directors currently consists of one member. Prior to the consummation of the Offering, the Company anticipates that four additional directors will be added to the Board of Directors who will be officers or employees of Digital. Ownership interests of directors or officers of the Company in common stock of Digital could also create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and Digital. In addition, for financial reporting purposes, the Company's financial results will be included in Digital's consolidated financial statements. The members of the Board of Directors of the Company who are affiliated with Digital will consider not only the short-term and long-term impact of financial and operating decisions on the Company, but also the impact of such decisions on Digital's consolidated financial results. In some instances, the impact of such decisions could be disadvantageous to the Company while advantageous to Digital, or vice versa.

     The Company's Amended and Restated Certificate of Incorporation includes provisions relating to competition by Digital with the Company, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain persons. See "Description of Capital Stock -- Certain Certificate of Incorporation and By-law Provisions." Certain of such provisions in the Company's Amended and Restated Certificate of Incorporation were adopted in light of the fact that the Company and Digital are both engaged in the software business and intend to enter into contracts and other arrangements with each other after the Offering. The enforceability under Delaware corporate law of such provisions which eliminate certain rights that might have been available to stockholders under Delaware law had such provisions not been included has not been established and, due to the absence of relevant judicial authority, counsel to the Company is not able to deliver an opinion as to the enforceability of such provisions. The Company's Amended and Restated Certificate of Incorporation provides that any person purchasing or acquiring an interest in shares of capital stock of the Company, including the Underwriters, shall be deemed to have consented to the provisions in the Amended and Restated Certificate of Incorporation relating to competition by Digital with the Company, conflicts of interest, corporate opportunities and intercompany agreements, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. The Company intends to disclose the existence of such provisions in its Annual Reports on Form 10-K as well as in certain other filings with the Securities and Exchange Commission (the "Commission"). The corporate charter of Digital does not include comparable provisions and, as a result, persons who are directors and/or officers of the Company and who are also directors and/or officers of Digital may choose to take action in reliance on such provisions rather than act in a manner that might be favorable to the Company but adverse to Digital.

  Competition with Digital; Corporate Opportunities

     Digital is one of the largest providers of computer hardware, software and services in the world. Digital is not restricted in any manner from competing with the Company, and there can be no assurance that Digital will not expand, through development of new lines of products or businesses, acquisition or otherwise, its operations in a way that might compete with the Company's business. The Company's Amended and Restated Certificate of Incorporation provides that Digital shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company and that neither Digital nor any officer or director thereof shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such actions of Digital or any such person's participation therein.

     The Company's Amended and Restated Certificate of Incorporation also provides that, in the event that Digital acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Digital and the Company, Digital, its officers and its directors shall have no duty to communicate or offer such corporate opportunity to the Company. In addition, directors, officers or employees of the Company who are also directors, officers or employees of Digital shall be entitled to offer any corporate opportunity for the Company or Digital (whether such potential transaction or matter is proposed by a third-party or is conceived of by such director, officer or employee of the Company) to the Company or Digital as such director, officer or employee deems appropriate under the circumstances, in his or her sole discretion.

     The Company's Amended and Restated Certificate of Incorporation further provides that Digital, its officers and its directors shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that Digital pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not communicate information regarding, or offer, such corporate opportunity to the Company. In addition, directors, officers or employees of the Company who are also directors, officers or employees of Digital shall be not be liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company if such director, officer or employee offers any corporate opportunity (whether such opportunity is proposed by a third-party or is conceived of by such director, officer or employee of the Company) to Digital and not the Company or does not communicate information regarding such opportunity to the Company.

  Transactions with Interested Parties

     Directors and officers of the Company, Digital or any Related Entity (as such terms are defined below) may be required to enter into, vote to authorize or take any action under certain agreements between the Company and Digital, any Related Entity or any individual director or officer. The Company's Amended and Restated Certificate of Incorporation provides that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Company and Digital, any Related Entity or any director or officer of the Company, Digital or any Related Entity, shall be void or voidable solely for the reason that Digital, a Related Entity or any one or more of the officers or directors of the Company, Digital or any Related Entity are parties thereto, or solely because any such directors or officers are present at, participate in or vote with respect to the authorization of such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof). No vote cast or other action taken by any person in his or her capacity as an officer, director or other representative of Digital or any Related Entity shall constitute an action of or the exercise of a right by or a consent of Digital or such Related Entity for the purpose of any such agreement or contract.

     The Company's Amended and Restated Certificate of Incorporation provides that neither Digital nor any officer or director thereof or of any Related Entity shall be liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that Digital or an officer or director thereof or of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Digital or such Related Entity and the Company.

     For the purpose of the foregoing, the "Company" and "Digital" include all corporations and other entities in which the Company or Digital, as the case may be, owns 50% or more of the outstanding voting stock, and "Related Entity" refers to one or more corporations or other entities in which one or more of the directors of the Company have a direct or indirect financial interest.

     The provisions described above are applicable to the intercompany agreements between the Company and Digital. See "Relationship with Digital."

  Limitations on Personal Liability, Including for Gross Negligence

     Under the Company's Amended and Restated Certificate of Incorporation, the personal monetary liability of the directors of the Company for breach of their fiduciary duty of care, including actions involving gross negligence, are eliminated to the fullest extent permitted under Delaware law. See "Description of Capital Stock -- Certain Certificate of Incorporation and By-law
Provisions -- Limitations on Directors' Liability."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Class A Common Stock in the Offering will experience an
immediate dilution of $          per share in the net tangible book value of
their Class A Common Stock from the assumed initial
public offering price of $          per share. Prior to consummation of the
Offering, the Company's pro forma net tangible book value per share of Common
Stock will be $          , whereas upon consummation of the Offering, based on
such assumed price, it will be $          . This will result in an increase in
net tangible book value of $          per share of Class B Common Stock that
will be received by Digital attributable to the Offering.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the shares of Class A Common Stock, and there can be no assurance that an active public market for the shares of Class A Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters based upon several factors. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the shares of Class A Common Stock may be highly volatile and could be subject to wide fluctuations in response to variations in operating results, announcements of technological innovations or new products or services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the shares of Class A Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

POSSIBLE FUTURE SALES OF COMMON STOCK BY DIGITAL

     Subject to applicable federal securities laws and the restrictions set forth below in the Underwriting Agreements, Digital may sell any and all of the shares of Common Stock beneficially owned by it or distribute any or all of the shares of Common Stock to its stockholders. Pursuant to the Underwriting Agreements, Digital has agreed, subject to certain exceptions, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Sales or distributions by Digital of substantial amounts of Common Stock in the public market or to its stockholders could adversely affect prevailing market prices for the Class A Common Stock. See "Relationship with Digital" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the           shares of
Class A Common Stock offered by the Company hereby are estimated to be
$          ($          if the Underwriters' over-allotment options are exercised
in full) assuming an initial public offering price of $          per share. The
Company expects to use the net proceeds for working capital and other general corporate purposes, including product development, expansion of the Company's sales and marketing efforts and capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses that broaden or enhance the Company's current products and services. No such acquisitions are being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of the Offering will be invested in interest-bearing securities, either directly by the Company or through Digital's cash management system.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to fund the development and growth of its business.

                                 CAPITALIZATION

     The following table sets forth (i) the historical capitalization of the Company as of June 29, 1996 which is included in the AltaVista Internet Software Products Financial Statements included elsewhere in this Prospectus, (ii) the capitalization of the Company as of June 29, 1996 on a pro forma basis to reflect an amendment to the Company's Certificate of Incorporation prior to the consummation of the Offering to increase the number of authorized shares and to reflect the reclassification of 1,000 shares of common stock of the Company held
by Digital into           shares of Class B Common Stock, and (iii) the pro
forma capitalization of the Company as of June 29, 1996, as adjusted to reflect the issuance of the shares of Class A Common Stock offered hereby at an assumed initial offering price of $ per share (after deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company). This table should be read in conjunction with the financial statements and related notes appearing elsewhere in this Prospectus.

                                                                        AS OF JUNE 29, 1996
                                                               --------------------------------------
                                                                                                AS
                                                               HISTORICAL      PRO FORMA     ADJUSTED
                                                               -----------     ---------     --------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
Parent's investment..........................................   $  45,322         --           --
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; none issued and outstanding.................      --             --           --
  Class A common stock, $0.01 par value; 50,000,000 shares
     authorized;        shares issued and outstanding(1).....      --
  Class B common stock, $0.01 par value; 50,000,000 shares
     authorized;        shares issued and outstanding........      --
  Additional paid-in capital.................................      --
  Retained deficit...........................................     (39,794)
                                                                  -------        ------       ------
          Total stockholders' equity/net parent's
            investment.......................................   $   5,528       $ 5,529       $
                                                                  =======        ======       ======

- ---------------
(1) Excludes an aggregate of           shares of Class A Common Stock reserved
    for issuance under the Company's stock-based compensation plans. Options to
    purchase an aggregate of        shares of Class A Common Stock have been
    granted thereunder as of the date of this Prospectus with an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. See "Management -- Compensation of Executive Officers," Note H to the AltaVista Internet Software Products Financial Statements and
    Note 2 to the AltaVista Internet Software, Inc. Balance Sheet.

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 29, 1996
would have been $          , or $          per share of Common Stock, based upon
       shares of Class B Common Stock outstanding. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding
on a pro forma basis. After giving effect to the sale of the           shares of
Class A Common Stock offered by the Company hereby at an assumed initial public
offering price per share of $          (after deduction of the estimated
underwriting discounts and commissions and offering expenses payable by the Company), the pro forma net tangible book value of the Company as of June 29,
1996 would have been $          , or $          per share of Common Stock. This
represents an immediate increase in such pro forma net tangible book value of
$          per share of Class B Common Stock to Digital and an immediate
dilution of $          per share to new investors purchasing shares in the
Offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share...............               $
      Pro forma net tangible book value per share before the
         Offering.................................................  $
      Increase per share attributable to new investors............
                                                                    ----------
    Pro forma net tangible book value per share after the
      Offering....................................................
                                                                                 ----------
    Dilution per share to new investors...........................               $
                                                                                 ==========

     The following table summarizes, on a pro forma basis as of June 29, 1996, the differences between the number of shares held by, the voting rights of, the total investment in the Company of, and the average cost per share paid by Digital and the new investors purchasing shares of Class A Common Stock in the
Offering, assuming an initial public offering price of $          per share:

                                       SHARES HELD                                 TOTAL INVESTMENT
                        -----------------------------------------     ------------------------------------------
                                 PERCENTAGE OF    PERCENTAGE OF                     PERCENTAGE OF   AVERAGE COST
                        NUMBER    THE COMPANY     VOTING RIGHTS         AMOUNT       INVESTMENT      PER SHARE
                        -------  -------------   ----------------     ----------    -------------   ------------
Digital...............                    %                 %         $         (1)          %         $
New investors.........                                                                                 $
          Total.......               100.0%            100.0%         $                 100.0%
                                    ======            ======                           ======

- ---------------
(1) Represents the book value of the net assets transferred by Digital to the
    Company in exchange for           shares of Class B Common Stock.

     The foregoing tables assume no exercise of the Underwriters' over-allotment options or any outstanding stock options, all of which have an exercise price equal to the initial public offering price. See "Management -- Compensation of Executive Officers" for information regarding stock options.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below for each of the three fiscal years in the period ended June 29, 1996 have been derived from the AltaVista Internet Software Products Financial Statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. This data should be read in conjunction with the financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this Prospectus.

                                                                      FISCAL YEAR ENDED
                                                               --------------------------------
                                                               JULY 2,     JULY 1,     JUNE 29,
                                                                1994        1995         1996
                                                               -------     -------     --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
STATEMENT OF OPERATIONS DATA:
Total operating revenues.....................................  $   298     $   964     $  3,632
                                                               -------     -------     --------
Costs and expenses:
  Cost of operating revenues.................................       47         374        1,110
  Research and engineering expenses..........................    2,235       4,516       15,352
  Selling and marketing expenses.............................       50         248       10,522
  General and administrative expenses........................      684       1,062        6,516
                                                               -------     -------     --------
       Total costs and expenses..............................    3,016       6,200       33,500
  Operating loss.............................................   (2,718)     (5,236)     (29,868)
                                                               -------     -------     --------
Net loss.....................................................  $(2,718)    $(5,236)    $(29,868)
                                                               =======     =======     ========
Unaudited pro forma net loss per common share(1).............                          $
                                                                                       ========

                                                               JULY 2,     JULY 1,     JUNE 29,
                                                                1994        1995         1996
                                                               -------     -------     --------
BALANCE SHEET DATA:
Working capital..............................................  $   189     $   (16)    $   (925)
Total assets.................................................    1,125         888        7,508
Net parent's investment......................................    1,104         629        5,528

- ---------------
(1) Historical earnings per share data is omitted from the statement of operations data because it is not meaningful. Unaudited pro forma net loss per common share is calculated based on net loss divided by the number of shares of Class B Common Stock to be issued to Digital prior to the consummation of the Offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     AltaVista Internet Software, Inc. was formed on June 28, 1996 to develop and market software products for use in the emerging integrated Internet/intranet business environment. The Company's products were developed within various business units of Digital and have been managed since January 1996 within Digital's Internet Software Business Unit. The AltaVista Internet Software Products Financial Statements included in this Prospectus (the "Products Financial Statements") have been carved out of Digital's consolidated financial statements and reflect the actual revenues from and direct costs of the Company's products, as well as an allocation from Digital of all related support and overhead costs. The Products Financial Statements may not reflect the operating results of a stand-alone company and should not be relied upon as indicative of future results. The Company and its prospects should be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving markets for Internet/intranet products and services. See "Risk Factors."

     The Company's total operating revenues have increased in each of the last three fiscal years as a result of the successful introduction of an expanding portfolio of Internet/intranet products. Due primarily to investments in research and engineering and sales and marketing, the Company has experienced operating losses in each of its last three fiscal years. The operations of the Company have been funded by Digital. Such funding is reflected in the Products Financial Statements as parent's investment. Future operating results will depend on many factors, including demand for the Company's products and services, the introduction of new products and services by the Company and its competitors, the enhancement of existing products and services, the growth of the Internet/intranet market and the ability of the Company to develop the required sales and marketing infrastructure. There can be no assurance that the Company will achieve or sustain profitability.

     The Company first recognized revenues from software products introduced during the last three fiscal years as follows: AltaVista Directory in the third quarter of fiscal 1994; AltaVista Firewall in the fourth quarter of fiscal 1995; and AltaVista Tunnel and AltaVista Forum in the second quarter of fiscal 1996. These products were primarily packaged with Digital's hardware systems and were priced to promote sales of Digital's hardware and services. Following the Offering, the Company will sell its products and services to Digital (both as an end-user and a reseller) on commercial terms. The Company is expanding its software product portfolio; the Company introduced AltaVista Mail in the fourth quarter of fiscal 1996 and expects to introduce AltaVista Search Private eXtensions beginning in September 1996. In addition, the Company has created additional sources of revenue by expanding its AltaVista Internet Search Service offerings to include licensed mirror sites, value added links and web custom crawls.

     Warranty and maintenance support revenues have not been included in the Products Financial Statements because warranty and maintenance support have historically been provided by Digital through a separate business unit. Following the Offering, the Company expects to offer warranty and maintenance support to its customers either directly or through authorized service providers, including Digital. Authorized service providers that sell maintenance service contracts pay a commission to the Company.

     Prior to fiscal 1996, no equipment was dedicated to the business conducted by the Company or is recorded on the balance sheet as of July 1, 1995 contained in the Products Financial Statements. However, a rental charge for the use of equipment was included in the statements of operations. During fiscal 1996, equipment became fully dedicated to the business conducted by the Company, and assets with a net book value of $3,989,000 were transferred to the business. The business also acquired new equipment from Digital which was recorded at cost.

     Cost of operating revenues includes the cost of software media, documentation and distribution, and the amortization of certain capitalized software costs. Following the Offering, warranty and maintenance support costs will be included in cost of operating revenues when such services are provided by the Company. Beginning in fiscal 1997, cost of operating revenues also will include costs incurred in support of mirror sites, value added links and web custom crawls.

     Research and engineering expenses consist primarily of compensation and consulting fees paid to software engineers to support new product and technology development and new version releases. Research and engineering expenses also include rental charges and depreciation expense associated with equipment used in research and engineering and allocations from Digital of overhead costs.

     Selling and marketing expenses consist primarily of compensation paid to sales employees, advertising, new product introduction programs and promotional costs associated with the launch of the AltaVista brand. Selling and marketing expenses also include rental charges and, in fiscal 1996, depreciation expense associated with equipment used in selling and marketing and allocations from Digital of overhead costs. Beginning in fiscal 1996, selling and marketing expenses include the cost of the Company's free Web promotional sites that showcase the AltaVista Internet Search Service and the AltaVista software technologies and products. The Company expects to significantly expand its sales force in fiscal 1997 to support the development of additional sales channels. Marketing efforts also will be increased to include the trial use of software, commercial transactions on the Web and programs to increase AltaVista brand awareness.

     General and administrative expenses consist primarily of compensation paid to administrative, executive, finance and human resource employees. General and administrative expenses also include rental charges and, in fiscal 1996, depreciation expense associated with equipment used in administrative activities and allocations from Digital of overhead costs. Following the Offering, Digital will provide certain administrative support services pursuant to certain intercompany agreements, the costs of which are expected to be consistent with Digital's historical cost allocation methodologies. See "Relationship with Digital."

RESULTS OF OPERATIONS

  Total Operating Revenues

     Total operating revenues were $3.6 million in fiscal 1996, $1.0 million in fiscal 1995 and $0.3 million in fiscal 1994. The increase in 1996 was due principally to increased demand for AltaVista Firewall and, to a lesser extent, the introduction of AltaVista Forum and AltaVista Tunnel. The increase in 1995 was due principally to increased demand for AltaVista Directory and, to a lesser extent, the introduction of AltaVista Firewall. Fiscal 1994 revenues consisted solely of sales of AltaVista Directory. All revenues were generated via Digital sales channels.

     Non-U.S. revenues (sales to customers outside the United States) accounted for 64% of total operating revenues in fiscal 1996, down from 69% and up from 63% in fiscal 1995 and 1994, respectively. See Note C to Products Financial Statements.

  Cost of Operating Revenues

     Cost of operating revenues were $1.1 million in fiscal 1996, $0.4 million in fiscal 1995 and nominal in fiscal 1994. The increase in fiscal 1996 was primarily the result of increased sales of AltaVista Firewall, the cost of certain versions of which included the cost of third party software incorporated therein, and increased amortization of capitalized software costs. The increase in fiscal 1995 was primarily the result of the amortization of capitalized software costs.

  Research and Engineering Expenses

     Research and engineering expenses were $15.4 million in fiscal 1996, $4.5 million in fiscal 1995 and $2.2 million in fiscal 1994. The increase in research and engineering expenses reflects principally the development of new products and technologies.

  Selling and Marketing Expenses

     Selling and marketing expenses were $10.5 million in fiscal 1996, $0.2 million in fiscal 1995 and nominal in fiscal 1994. In fiscal 1996, selling and marketing expenses increased significantly primarily due to new software and version introductions and the approximately $4.0 million of costs associated with the launch of the AltaVista brand in the fourth quarter of fiscal 1996.

  General and Administrative Expenses

     General and administrative expenses were $6.5 million in fiscal 1996, $1.1 million in fiscal 1995 and $0.7 million in fiscal 1994. The increase in fiscal 1996 was primarily attributable to costs incurred beginning in the second quarter to organize the business of the Company into a separate operating unit with separate administrative functions; in addition, a fourth quarter accrual of $0.4 million was recorded for employee termination benefits. The fiscal 1995 and 1994 costs represent allocations from Digital for general and administrative support. The increase in fiscal 1995 was primarily due to increased support costs for products in development.

  Operating Loss

     Due to the foregoing factors, the Company experienced operating losses of $29.9 million in fiscal 1996, $5.2 million in fiscal 1995 and $2.7 million in fiscal 1994.

  Income Taxes

     The operations of the business are included in Digital's consolidated U.S. tax returns. No income tax provision has been included in the Products Financial Statements because net losses were realized throughout the reporting period. The Company has entered into a tax-sharing agreement with Digital effective upon the consummation of the Offering. See "Relationship with Digital -- Tax-Sharing Agreement."

  Net Loss

     Due to the foregoing factors, the Company experienced net losses of $29.9 million in fiscal 1996, $5.2 million in fiscal 1995 and $2.7 million in fiscal 1994.

  Unaudited Pro Forma Net Loss Per Common Share

     Unaudited pro forma net loss per common share results from the net loss divided by the number of shares of Class B Common Stock to be issued to Digital prior to consummation of the Offering.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited quarterly financial information for the eight fiscal quarters ended June 29, 1996. In the opinion of the Company's management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results may fluctuate significantly in the future. See "Risk Factors -- Potential Fluctuations in Quarterly Operating Results."

                                      FISCAL YEAR ENDED JULY 1, 1995                    FISCAL YEAR ENDED JUNE 29, 1996
                                 -----------------------------------------        --------------------------------------------
                                  Q1         Q2          Q3          Q4             Q1          Q2          Q3           Q4
                                 -----     -------     -------     -------        -------     -------     -------     --------
                                                                        (IN THOUSANDS)
Total operating revenues......   $ 165     $   145     $   354     $   300        $   393     $   803     $ 1,137     $  1,299
Costs and expenses:
  Cost of operating
    revenues..................      83          84          85         122            165         129         250          566
  Research and engineering
    expenses..................     742       1,050       1,171       1,553          2,211       4,116       4,077        4,948
  Selling and marketing
    expenses..................      37          21          65         125            157         685       1,468        8,212
  General and administrative
    expenses..................     129         147         318         468            618       1,016       2,395        2,487
                                 -----     -------     -------     -------        -------     -------     -------     --------
  Operating loss..............    (826)     (1,157)     (1,285)     (1,968)        (2,758)     (5,143)     (7,053)     (14,914)
                                 -----     -------     -------     -------        -------     -------     -------     --------
Net loss......................   $(826)    $(1,157)    $(1,285)    $(1,968)       $(2,758)    $(5,143)    $(7,053)    $(14,914)
                                 =====     =======     =======     =======        =======     =======     =======     ========

LIQUIDITY AND CAPITAL RESOURCES

     The Company had negative cash flow of $34.8 million in fiscal 1996, $4.8 million in fiscal 1995 and $3.8 million in fiscal 1994 due to operating losses and increased requirements for working capital, and, in fiscal 1996, capital expenditures. The Company's operations historically have been funded by Digital. Digital intends to continue to fund the Company's operations until the consummation of the Offering.

     In fiscal 1996, cash flows used in investing activities were $7.1 million in respect of additions to and transfers of equipment by Digital to the Company and $0.6 million in respect of investment in capitalized software transferred by Digital to the Company. The transfer of these assets by Digital to the Company is reflected as cash flows from financing activities. In fiscal 1997, the Company anticipates capital expenditures of approximately $10 million for additional equipment.

     The Company currently anticipates that the net proceeds of the Offering will be sufficient to meet its anticipated capital needs for at least the next twelve months. The Company may need to raise additional funds. There can be no assurance that additional funds will be available on terms favorable to the Company, or at all. Digital has not made any commitment to supply such funds to the Company. See "Risk Factors -- Future Liquidity Needs; Uncertainty of Additional Financing" and "Use of Proceeds."

ADOPTION OF STATEMENTS OF ACCOUNTING STANDARDS

     In the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 121 -- Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. The adoption of SFAS No. 121 did not have a material impact on the results of operations or financial position of the Company, and there was no cash flow impact associated with the adoption.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 -- Accounting for Stock-Based Compensation. SFAS No. 123 encourages companies to recognize compensation costs for all stock-based compensation arrangements using a fair value method of accounting. Alternatively, SFAS No. 123 permits a company to continue accounting for these arrangements under Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees, accompanied by footnote disclosure of the pro forma effects on net income and earnings per share had the new accounting rules been applied. The Company will implement the alternative approach in fiscal 1997. The adoption of SFAS No. 123 will have no cash flow impact on the Company.

                                    BUSINESS

     The Company develops and markets software products for use in the emerging integrated Internet/intranet business environment. The Company's portfolio of innovative software products enables users of the Internet and intranets to (i) find useful information, (ii) control access to information and transmit it securely and (iii) collaborate and communicate from multiple locations. The Company's products and services are designed to integrate all levels of the work environment -- Internet, enterprise, workgroup and individual user -- and to allow location- and platform-independent computing. To increase global awareness of the AltaVista brand and showcase AltaVista software technologies and products, the Company provides the popular AltaVista Internet Search Service and other Internet services free on the World Wide Web. The Company also licenses its Internet services to major telecommunications and media companies outside the United States and to major Internet content providers.

INDUSTRY BACKGROUND

     The Internet is a worldwide network of separate computer networks that enables commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and, increasingly, to conduct business. The Internet uses a standard communications protocol known as TCP/IP. In 1993, certain additional protocols were adopted to facilitate the navigation of portions of the Internet with graphical point-and-click interfaces and to permit multimedia content such as audio, video and animation. These protocols consist of a standard document format (HTML), a standard information transfer protocol (HTTP) and a standard Internet addressing scheme (URL). The portion of the Internet that has adopted these additional protocols is called the World Wide Web. The widespread availability of platform-independent, graphically-based user interfaces known as "browsers" has resulted in tremendous growth of the Web. International Data Corporation has estimated that approximately 200 million people worldwide will have access to the Internet by the end of 1999, up from approximately 38 million at the end of 1995.

     Contemporaneously with the development of the Internet, corporations, universities and other large organizations have been developing private data networks to serve the needs of their organizations. These networks have been custom-built using proprietary protocols to connect specific communities or groups of users through local area networks (LANs) and wide area networks
(WANs). Private networks are expensive to build and maintain, and the proprietary nature of these networks and their applications has made it difficult to manage and exchange information between them. In addition, these networks use expensive leased telephone lines, modem banks and other proprietary systems to connect geographically distinct parts of the same private network (for example, the connection of a field office in San Francisco with a home office in Boston), to link separate private networks (for example, a manufacturer with a supplier) and to permit access by remote individual users (for example, salespeople).

  The Development of Intranets

     Recognizing the benefits of platform-independent communications over the Internet and the increasing availability of innovative software applications, such as graphically-based browsers, that use Internet protocols, many organizations have begun to create "intranets" by adopting Internet protocols on their private networks. The adoption of Internet protocols to create intranets generally can be accomplished without abandoning existing hardware, applications and data in proprietary formats. Because the Internet and intranets use the same protocols, intranets provide users with substantially increased access to information and other users both inside an organization and, via the Internet, throughout the world. Organizations have also begun to replace expensive leased lines and communications equipment with Internet gateways to connect networks and remote individual users. A July 1996 Forrester Research Survey of 50 Fortune 1000 companies reported that 64% of the respondents were currently using intranets and another 32% were building intranets. According to International Data Corporation, the market for intranet software products and services in the year 2000 will exceed $3 billion, up from approximately $276 million in 1995 and the estimated expenditures for Internet software products and services will exceed $6 billion in the year 2000, up from approximately $259 million in 1995.

  Emerging Internet/Intranet Market Opportunity

     The adoption of Internet protocols on private networks to create intranets and the increasing use of the Internet to link private networks has created a need for location- and platform-independent software products and services that integrate all levels of the work environment -- Internet, enterprise, workgroup and individual user -- and that address the following problems:

     - Finding Useful Information. Current solutions for searching and retrieving information from the Web and private data sources generally involve the use of catalogs, search services or other specially designed applications. The Company believes that the tools in use today lack sufficient speed, accuracy, comprehensiveness or ease of use. In addition, these products are not well suited to an integrated Internet/intranet environment due to their inability to access seamlessly the vast amount of information available at all levels of the work environment. The Company believes that the rapid growth of intranets and their linkage to the Internet has created demand for products capable of working across such networks in order to make the vast amount of information on such networks more readily accessible to users.

     - Security. One of the greatest impediments to making private networks accessible to users through the Internet is the fear of exposing confidential data to unauthorized persons and allowing unauthorized persons to tamper with data. Similarly, organizations that have implemented intranets are concerned with the risk of unauthorized access to sub-networks containing sensitive data within their organizations. The Company believes that there is a need for highly reliable, easy-to-manage products, known as "firewalls," that control access to and from private networks and sub-networks. In addition, the Company believes that there is a need for products, known as "tunnels," that allow authenticated users to traverse firewalls and that provide encrypted communication over the Internet and intranets. While there has been significant development of firewalls and, to a lesser extent, tunnels, many such products prevent legitimate users from obtaining flexible access to network resources, are difficult to install and manage and are not compatible with a range of systems.

     - Collaboration and Communication. The increasing use of the Internet and intranets has highlighted the incompatibility, high resource demands and inflexibility of many current collaboration and communication products. Few current workgroup solutions are designed to work in the new open-standards environment, but rely instead on proprietary software and hardware with substantial installation, maintenance and support requirements. Email, one of the most popular applications used on the Internet and private networks, is difficult and expensive to administer in a mixed environment of proprietary systems, intranets and the Internet. The Company believes that there is a need for flexible collaboration and communication products based on standard Web browsers and Internet communication protocols that permit the sharing and communication of information and documents among intended users.

ALTAVISTA STRATEGY

     The Company's goal is to be the leading supplier of software products and services for use in the emerging integrated Internet/intranet business environment. The Company's strategy includes the following elements:

     - Increase AltaVista Brand Recognition Worldwide. The Company believes that global brand recognition on the Internet is central to the effective marketing of Internet/intranet products and services. The Company is offering its AltaVista Internet Search Service without charge to Web users to showcase AltaVista technology, establish the Company as a premier provider of services on the Web and generate strong awareness of the AltaVista brand. The Company has built a high volume of traffic on its AltaVista Internet Search Service Web site (http://www.altavista.digital.com) and seeks to make the AltaVista Internet Search Service the de facto global standard for Internet search results by (i) licensing major telecommunications and media companies outside the United States to offer the AltaVista Internet Search Service at "mirror sites" to achieve worldwide coverage and (ii) licensing major Internet content providers to deliver branded AltaVista Internet Search Service results to their users through "value added links" on the providers' Web sites. The Company plans to make available additional free services on the Web to showcase its technology and to extend awareness of the AltaVista brand.

     - Deliver Innovative Software Products for Internet/Intranet Users. The Company provides business users with software products that integrate the Internet and intranets to create location- and platform-independent work environments. The Company currently offers a portfolio of flexible and scaleable products under the AltaVista brand name that permit users to
       (i) find useful information (AltaVista Search Private eXtensions, AltaVista Directory), (ii) control access to information and transmit it securely (AltaVista Firewall, AltaVista Tunnel) and (iii) collaborate and communicate from multiple locations (AltaVista Forum, AltaVista Mail), in each case seamlessly at all levels of the work environment. The Company also intends to build upon its technical expertise and that of its partners and Digital to develop additional innovative products, product suites and services for general and specific industry and business application needs in the emerging Internet/intranet environment.

     - Realize Revenue from Products and Services, not from Internet Advertising. The Company earns revenue from (i) the sale of software products and related support and services and (ii) fees from mirror site and value added link licenses. Because the Company does not accept advertising on its own Web sites and, therefore, does not compete for Internet advertising revenue, the Company is able to partner with Internet companies that derive revenue from advertising.

     - Conduct Business on the Web. The Company conducts a significant portion of its business over the Web, including marketing, communications, partner registration, sales, software distribution and partner and customer support. The Company's AltaVista Marketspace Web site (http://www.altavista.software.digital.com) is the "front door" of its business, available 24 hours a day throughout the world. The AltaVista Marketspace offers the Company's prospects, customers and business partners an interactive multimedia environment where they can access information about the Company's products, download software products, receive support and conduct commercial transactions with the Company. The Company believes that this "Web-centric" strategy will establish it as a highly visible Internet/intranet software leader, as well as facilitate responsive, low-cost, global business operations.

     - Accelerate Product Adoption with Targeted Marketing and Aggressive Pricing. The Company seeks to build significant market share for its products with free trial programs, aggressive pricing and licensing of selected products for inclusion in major hardware and software vendors' product lines. In addition, the Company targets self-selected early adopters and industry influencers to use preliminary versions of the Company's products, provide feedback to the Company and generate valuable word-of-mouth publicity.

     - Distribute Products through Multiple Internet-Focused Channels. The Company intends to achieve broad market penetration by employing multiple distribution channels, including direct sales over the Web and sales through Digital's sales organization, major system integrators, value added resellers, Internet service providers, telecommunications companies and software and hardware vendors.

     - Leverage Relationship with Digital. The Company intends to leverage its relationship with Digital, one of the world's leading suppliers of computer hardware, software and services. The Company's products are sold by Digital's worldwide direct and channel sales organizations, which also provide the Company access to Digital's major customers, channel partners and strategic alliance partners. In addition, the Company has a preferred relationship with Digital's research laboratories.

ALTAVISTA INTERNET SERVICES

     The Company offers a portfolio of Internet services, directly and through partners, free of charge to Web users to showcase AltaVista technologies, to increase AltaVista brand recognition worldwide and, through partner-provided services, to generate revenue.

     Below is a summary of the main Internet services currently offered or planned to be offered by the Company, including a brief description of each service, its target users or third-party service providers and its status or availability. Detailed information regarding each service can be found under the appropriate heading following the table.

                                           ALTAVISTA INTERNET SERVICES
                                                              TARGET USERS OR
       ALTAVISTA SERVICE             APPLICATION             SERVICE PROVIDERS                 STATUS
     ALTAVISTA TECHNOLOGY
      SHOWCASES
     AltaVista Internet
      Search Service
                             Web and Usenet data indexing,  Web users              Available since December
                              search and retrieval                                  1995
     AltaVista Internet
      Forum Service
                             Web-based Internet             Web users              Scheduled for September
                              collaboration                                         1996 availability
     AltaVista Internet
      Directory Service
                             Comprehensive on-line listing  Web users              In development
                              of Internet users' email
                              addresses
     ALTAVISTA PARTNER-
      PROVIDED SERVICES
     Mirror Sites
                             AltaVista Internet Search      Non-U.S. tele-         Letters of intent with
                              Service licensed to and        communications and     Telia TeleCom AB (Sweden)
                              provided by third parties      media companies        and Telstra Corporation
                                                                                    Ltd. (Australia)
     Value Added Links
                             Third-party delivery of        Internet content       Agreement with Yahoo! Inc.
                              AltaVista Internet Search      providers              and CNET, Inc.
                              Service results
     Web Custom Crawls
                             Indexing, search and           Internet content       Scheduled for September
                              retrieval software for a       providers              1996 availability
                              focused subset of the Web
- ------------------------------------------------------------------------------------------------------------------

  ALTAVISTA TECHNOLOGY SHOWCASES

     As an essential element of the Company's strategy to showcase AltaVista technology and to increase global awareness of the AltaVista brand, the Company offers, free of charge to Web users, the Internet services described below.

     AltaVista Internet Search Service

     The AltaVista Internet Search Service assists Web users in finding information anywhere on the Web or in Internet Usenet News groups. The Company believes that the AltaVista Internet Search Service is the fastest Internet search service, that its index is among the most comprehensive and current indexes available and that it produces highly relevant search results. On March 14, 1996 at CeBIT '96 in Europe, PC-Online magazine gave the AltaVista Internet Search Service the "Web Site of the Year" award, and on April 30, 1996 at the Internet World Conference in California, Internet World magazine awarded the AltaVista Internet Search Service the "Industry Award for Outstanding Service." The Company offers the AltaVista Internet Search Service to Web users without charge or advertising.

     The AltaVista Internet Search Service was developed by Digital's research laboratories in Palo Alto, California as a showcase for a variety of Digital technologies. The goal of the project was to index every word contained on the Web, a goal then considered unattainable. The AltaVista Internet Search Service was made available for internal use at Digital in September 1995 and was launched on the Web on December 15, 1995. On its first day of Web operation, it recorded approximately 300,000 requests for information or "hits." The site recorded over 17.5 million hits per day during the week of August 5, 1996.

     The key factors in the popularity of the AltaVista Internet Search Service are its size, speed, currency and relevance.

     - Size. As of August 7, 1996, the AltaVista Internet Search Service had indexed approximately 16 billion words from over 32 million pages. The data included in the AltaVista Internet Search Service index are collected by a "spider," which continuously "crawls" the Web searching for new and revised Web pages and retrieving their contents for indexing. The AltaVista Internet Search Service spider, known as "Scooter," which the Company believes is the fastest spider in use, is capable of retrieving approximately three million Web pages per day. Every word on every page that Scooter retrieves is added to the index at a rate of up to one gigabyte of text per hour. In addition, the AltaVista Internet Search Service currently has an index of over 4.5 million articles from over 14,000 Usenet News groups.

     - Speed. The AltaVista Internet Search Service is extremely fast, responding to queries in an average of 0.7 seconds (although transmission of search queries and results from and to the end-user across the Internet may take longer) with no significant degradation in performance as the scope of the query is expanded or the number of search results increases. This short and predictable response time results primarily from a proprietary search algorithm.

     - Currency. Currency measures the degree to which the data in an index is "fresh" or up to date. Scooter is programmed to conduct "intelligent" searches, returning more frequently to pages which it learns change often and less frequently to pages which change less often. In addition, the AltaVista Internet Search Service retrieves and indexes specific Web pages upon request. The Company believes that because of Scooter's speed, intelligent search method and continuous crawling, the AltaVista Internet Search Service is among the most current indexes available.

     - Relevance. Relevance measures how closely the results of a search conform to a specific query. The ability of a search service to deliver relevant responses depends upon the comprehensiveness of the underlying index, the flexibility of the query interface and the criteria used to determine relevance. The AltaVista Internet Search Service currently ranks documents found according to the number of times the search terms occur in each document and the position of the search terms within the document. The Company intends to add technology to allow users to specify other ranking methods. The Company believes that its ranking algorithms, combined with the size and currency of its index and the flexibility of its query language, enable the AltaVista Internet Search Service to deliver highly relevant search results.

     Technology. Operating through Digital's Palo Alto Internet gateway at one of the principal interconnection points of the Internet in North America, the AltaVista Internet Search Service can maintain multiple connections to the Internet with over 135 megabits per second of bandwidth. Six index servers, each of which holds a complete copy of the Web index (currently exceeding 40 gigabytes) to facilitate high-speed retrieval, run on the fastest Digital Alpha servers, each with either eight or ten 64-bit Alpha processors, six or eight gigabytes of main memory and 210 gigabytes of disk storage. Scooter obeys "Web etiquette" by not retrieving pages that the site's owner has requested not be indexed, and by limiting its requests to ensure that it never uses more than 1% of the resources of the server from which it is retrieving Web pages. The Company is committed to continuing to use the best and most efficient technology available to maintain the performance of the AltaVista Internet Search Service.

     AltaVista Internet Forum Service

     On August 12, 1996, the Company announced the AltaVista Internet Forum Service, a free showcase of the Company's collaboration technology on the Internet. Implemented using a skyscraper metaphor, the AltaVista Internet Forum Service Web site (http://www.altavista.forum.digital.com) consists of ready-to-use time-limited Forums organized one per floor of the office building. In the lobby, users can either register to create a new time-limited Forum or join an existing Forum. The Company manages the Forums for the users during the time-limited trial period. At the end of the trial period, the user may license the AltaVista Internet Forum product for private use on the user's own Web site or intranet. The Company expects the AltaVista Internet Forum Service to be available for public Internet use in September 1996. See " -- Software
Products -- AltaVista Forum."

     AltaVista Internet Directory Service

     The Company is developing the AltaVista Internet Directory Service, a free directory of Internet users' email addresses, to showcase the Company's directory technology on the Internet. The AltaVista Internet Directory Service will contain Internet email addresses from many sources, including leading on-line services and the AltaVista Internet Search Service index. Users will be encouraged to add or edit their own entries using any standard Web browser. The Company's goal is to create the largest, most comprehensive and most up-to-date directory of email users on the Internet. Users of the AltaVista Internet Directory Service will also be offered the opportunity to buy the Company's AltaVista Directory software product. See " -- Software Products -- AltaVista Directory."

     AltaVista Partner-Provided Services

     The Company earns revenue from the AltaVista Internet Search Service by licensing mirror sites outside the United States, by establishing value added links with major Internet content providers and by licensing versions of the Company's search and indexing software as web custom crawls to allow Internet content providers to offer search services for a focused subset of the Web. The Company intends to develop additional revenue-generating opportunities based on its AltaVista Internet Services as part of its strategy of showcasing AltaVista technologies and increasing global awareness of the AltaVista brand.

     Mirror Sites

     The Company has established the AltaVista Network Affiliate program to license major telecommunications and media companies to provide AltaVista Internet Search Service mirror sites outside the United States. Mirror sites are intended to improve service response times and language support for users located outside the United States, to facilitate worldwide distribution of the AltaVista Internet Search Service and to increase global recognition of the AltaVista brand. Each mirror site will provide users in its region with local service that eliminates the delays associated with sending queries across long distances to the Company's Palo Alto Web site.

     Under the AltaVista Network Affiliate program, an AltaVista Network Affiliate invests in the hardware, communications equipment, high bandwidth Internet connections and staff to operate the site, and licenses the AltaVista Internet Search Service from the Company for a monthly fee. In addition, the Affiliate pays the Company a transaction fee based on the number of pages of search results viewed by the mirror site's users. The Company provides the search and query processing software and the index (with regular updates), training and promotion of the Affiliate's site. The Affiliate also provides local language translation of the AltaVista Internet Search Service query and help pages. The Affiliate is required to provide the AltaVista Internet Search Service without charge to users, but may run advertising with the service and use the service to attract users to its other revenue-generating services. The Company's goal is to have the AltaVista Network, when fully operational, able to process up to 100 million hits per day. The Company plans to license additional services to the AltaVista Network Affiliates, including the AltaVista Internet Forum Service and the AltaVista Internet Directory Service in development.

     The Company has entered into letters of intent with Telia TeleCom AB for a mirror site in Northern Europe and with Telstra Corporation Ltd. for a mirror site in Australia, New Zealand and several other countries. The letter of intent with Telia contemplates an initial term of 18 months, renewable for additional one-year terms, subject to renegotiation of pricing terms prior to each renewal. The letter of intent with Telstra contemplates an initial term of two years, renewable for additional one-year terms, subject to renegotiation of pricing terms after the first year and prior to each renewal term.

     The Company's goal is to establish additional mirror sites to service regions of the world where Internet usage is high or rapidly increasing.

     Value Added Links

     Certain Internet content providers allow their users to search the Web as a means to augment the content found at the providers' sites. Often these search capabilities are provided by linking users to the sites of Web search services such as the AltaVista Internet Search Service. When a user decides to search the Web, however, the user leaves the content provider's site, thereby depriving the provider of the opportunity to display advertising with the search results and generate more revenue. The Company's goal is to implement value added links with leading Internet content providers to allow a content provider's users to use the AltaVista Internet Search Service without leaving the provider's Web site. The content provider has the opportunity to add value by making context-sensitive modifications to a user's query and/or the search results. The content provider can return the AltaVista-branded search results to the user along with targeted advertisements that generally command a much higher rate than advertisements run on general purpose Web pages. Content providers are not permitted to charge users separate fees to use value added links to the AltaVista Internet Search Service.

     The Company receives transaction fees from content providers based on the number of AltaVista Internet Search Service-generated pages of results viewed by users. Because the Company does not compete for Internet advertising revenue, it can partner, rather than compete, with Internet content providers who do, thereby building AltaVista brand recognition and generating continuing revenue. The Company has implemented a value added link relationship with Yahoo! Inc., the leading guide service on the Web, has signed an agreement with CNET, Inc., a leading online publisher of technology information, and is in negotiations with other Internet content providers.

     Web Custom Crawls

     The Company's web custom crawls allow Internet content providers to offer search services for a focused subset of the Web as a means to augment the subject-specific content they offer on their site. Using software licensed from the Company similar to the AltaVista Internet Search Service, the Internet content provider is able to create, maintain and allow its users to search a specialized index of Web sites selected by the provider. Because the content provider's index consists of a limited subset of the entire Web, it is more likely to deliver search results of high relevance to the content provider's users and is able to be updated more frequently than a full-Web index. The content provider is required to display the AltaVista brand with all search results. In addition to licensing and maintenance fees for the search and indexing software, the Company plans to receive transaction fees linked to the number of pages of results viewed by the user. The Company plans to deliver the first web custom crawl in September 1996.

ALTAVISTA SOFTWARE PRODUCTS

     The Company offers a portfolio of software products that enable users of the Internet and intranets to (i) find useful information, (ii) control access to information and transmit it securely and (iii) collaborate and communicate from multiple locations. Below is a summary of the main products currently offered or planned to be offered by the Company, including a brief description of each product, its target market and its current status. Detailed information regarding each product can be found under the appropriate heading following the table.

                                                   ALTAVISTA SOFTWARE PRODUCTS
                                                                            TARGET
      ALTAVISTA PRODUCT               APPLICATION                           MARKET                    COMMERCIAL AVAILABILITY
     ALTAVISTA SEARCH
     Intranet Private
      eXtension
                           Indexing, search and retrieval of   Fortune 500 businesses and large    Scheduled September 1996;
                            data on an intranet                 organizations                       in beta testing
     Workgroup Private
      eXtension
                           Indexing, search and retrieval of   Business units/departments,         Scheduled November 1996
                            data on specified servers           workgroups and small
                                                                organizations
     My Computer Private
      eXtension
                           Indexing, search and retrieval of   Individual users                    Scheduled October 1996; in
                            private data on individual                                              beta testing
                            computers and servers
     ALTAVISTA DIRECTORY
                           Directory of user, customer or      Large and medium-size               November 1993
                            other information                   organizations
     ALTAVISTA FIREWALL
                           Intranet security                   Large, medium-size and small        May 1994
                                                                organizations
     ALTAVISTA TUNNEL
     Workgroup Edition
                           Secure communications through       Organizations needing to connect    November 1995
                            firewalls between sites and         to multiple locations and/or
                            remote users                        remote users
     Personal Edition
                           Secure communications through       Mobile/remote workers               November 1995
                            firewalls between a remote user
                            and a site
     ALTAVISTA FORUM
                           Internet/intranet collaboration     Business units/departments,         December 1995
                            and conferencing                    workgroups, small organizations
                                                                and Internet service providers
     ALTAVISTA MAIL
                           Internet/intranet email server      Business units/departments,         June 1996
                            software                            workgroups, small to medium-size
                                                                organizations and Internet
                                                                service providers
- ------------------------------------------------------------------------------------------------------------------

  FINDING USEFUL INFORMATION

     AltaVista Search Private Extensions

     Using the same technology as the AltaVista Internet Search Service, AltaVista Search Private eXtensions extend the AltaVista Internet Search Service through a single user interface to provide comprehensive, fast and relevant search results seamlessly at all levels of the work environment -- Internet, enterprise, workgroup and individual user. The AltaVista Search Private eXtensions find information from all sources visible to the search software through a standard Web browser. The eXtensions support full text indexing of HTML (Web page) data and, in the case of Workgroup Private eXtension and My Computer Private eXtension, the file formats used by many Windows-based word processors, email clients, spreadsheets and other applications.

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     - Intranet Private eXtension.  By indexing data found on all accessible pages in an intranet, Intranet Private eXtension allows employees of an organization to find information anywhere on their intranet. This eXtension is designed for medium-size to large intranets (up to 50 million Web pages). Intranet Private eXtension is currently available on Digital's 64-bit UNIX operating system. The Company believes that it can be easily adapted for other platforms as market conditions warrant. Intranet Private eXtension currently searches HTML data; however, the Company intends to offer an application programming interface known as the AltaVista Search Software Developers Kit to allow customized indexing of proprietary document formats. Targeted customers are Fortune 500 businesses and large organizations. The Company expects Intranet Private eXtension to be commercially available in September 1996.

       Intranet Private eXtension is distributed through system integrators that customize it for use in large organizations and to work with proprietary data types. The initial license fee for Intranet Private eXtension ranges from $25,000 to $1 million, depending on the number of end user licenses and other factors, and not including customization and integration service fees.

     - Workgroup Private eXtension. Workgroup Private eXtension searches specified files, directories and HTML data to create an index of information available and of interest to members of a business unit or department, workgroup or small organization. A workgroup administrator configures the data collector to index specific files and directories at specified intervals. Workgroup Private eXtension runs on the Windows NT platform. The Company expects Workgroup Private eXtension to be commercially available in November 1996.

       Workgroup Private eXtension is distributed to end user organizations through the AltaVista Marketspace Web site and through value added resellers. The Company expects license fees to range from $500 to $20,000, depending on the number of end user licenses and other factors, and not including customization services that may be provided by the channel partner.

     - My Computer Private eXtension. My Computer Private eXtension creates an index of specified files and directories on a user's local drives and network drives. The user configures the data collector to index specific files and directories at specified intervals. My Computer Private eXtension resides on an individual user's computer running Windows 95 or Windows NT and is able to index the file formats used by over 140 Windows-based applications. A beta version of My Computer Private eXtension has been available for free download via the Web since July 22, 1996 and had been downloaded by over 16,000 users as of August 18, 1996. The Company expects My Computer Private eXtension to be commercially available in October 1996.

       My Computer Private eXtension will be distributed directly to end users through the AltaVista Marketspace and hardware and software vendors, and to organizations through value added resellers and system integrators. The list price of My Computer Private eXtension is $29.95.

     AltaVista Directory

     Directories are specialized databases that typically contain names, addresses, telephone numbers, email addresses, and biographical and other personal data. AltaVista Directory allows information service managers to provide their users a single, integrated on-line directory of users, customers or other affiliated individuals that eliminates the need to print and distribute paper directories and separately update other databases as changes occur. In addition to traditional directory data, the AltaVista Directory permits the attachment to an entry of other files or objects, such as photographs and other multimedia content. AltaVista Directory allows people in different places to make changes on local copies of the directory and automatically replicates the changes at all sites.

     AltaVista Directory complies with the industry standard X.500 protocol. It also supports the LDAP protocol, which is becoming the Internet standard for directory access from standard Web browsers and Internet email clients, and MAPI, Microsoft's Windows application programming interface for email-enabled applications. AltaVista Directory is highly scaleable, supporting small numbers of entries at the low end and up

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

to 15 million entries at the high end. The product has been commercially available on the Digital UNIX platform since November 1993, and the Company expects a Windows NT version to be commercially available in late 1996.

     AltaVista Directory is targeted at medium to large organizations which need to construct directories that can be accessed by users and applications, both on intranets and through the Internet. In fiscal 1996, AltaVista Directory was sold to approximately 100 organizations. AltaVista Directory is distributed through value added resellers and system integrators. The license fee for AltaVista Directory ranges from $500 to $20,000 depending on the number of directory entries and other factors.

  SECURITY

     AltaVista Firewall

     AltaVista Firewall provides an easy-to-manage, secure gateway between an organization's private intranet and the Internet, or between a sub-network and the rest of an intranet. AltaVista Firewall provides a flexible interface which allows a system administrator to control who may send data into or out of the intranet or sub-network, what kind of data can be transmitted and when such data can be transmitted (for example, HTML traffic can be disabled during normal business hours). A system administrator can selectively activate or deactivate transmission of HTML, email, FTP (file transfer protocol), News group or telnet (remote log-in) traffic. AltaVista Firewall can also be customized to allow filtering of other protocols. AltaVista Firewall provides for real-time logging, auditing, monitoring and reporting to recognize and trace attempts to gain unauthorized entry to a network. The product has been commercially available on Digital UNIX since May 1994, and on BSDI (Intel-based) UNIX and Windows NT since August 1996. The January 29, 1996 edition of Network World ranked AltaVista Firewall's management interface as being the "best thought-out" and "most powerful" of the firewall products it reviewed.

     AltaVista Firewall offers a scaleable solution, from a low-end firewall with pre-defined security policies for small and medium-size organizations to a high-end customized multi-firewall solution for large organizations. AltaVista Firewall is sold through system integrators and value added resellers to organizations installing intranets at competitive, tiered prices.

     AltaVista Tunnel

     AltaVista Tunnel allows authenticated external users connected to the Internet, such as telecommuters, remote sites, partners, customers and consultants, to connect inexpensively and securely to an organization's intranet, including through firewalls. The Company believes that AltaVista Tunnel is compatible with all existing firewalls. Using advanced authentication and encryption technologies, AltaVista Tunnel creates a secure Internet pathway between two intranets or between a remote individual user and an intranet, thereby allowing an external user to work as if directly connected to that organization's private network. AltaVista Tunnel allows the secure use of the Internet as an extension of an intranet to create a "virtual private network," thereby eliminating the high cost and administrative burden of leased lines, modem banks and other proprietary interconnection systems. AltaVista Tunnel can also be used to provide secure communications between two firewall-protected segments of an intranet.

     Because AltaVista Tunnel works at the network connection level, all network applications will work through AltaVista Tunnel as if they were running on a private network. Security features include RSA 512-bit public/private key authentication to validate user identity, as well as RSA RC4 128-bit secret key encryption for use within the United States and RSA RC4 40-bit secret key encryption for export. Keys are exchanged every 30 minutes for maximum protection against data interception.

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

     The two editions of AltaVista Tunnel are:

     - AltaVista Tunnel Workgroup Edition permits secure communications between independent intranets or between sub-networks of an intranet. The Workgroup Edition also operates as a server for multiple AltaVista Tunnel Personal Edition clients to allow remote individual users to connect to the intranet or sub-network. The Workgroup Edition has been commercially available on Digital UNIX since November 1995, and the Company expects that it will be commercially available on BSDI (Intel-based) UNIX and Windows NT in September 1996.

     - AltaVista Tunnel Personal Edition permits a remote individual user to connect securely to an intranet or a sub-network via AltaVista Tunnel Workgroup Edition server software. Personal Edition has been commercially available on Windows 95 since November 1995, and the Company expects that it will be commercially available on Windows NT in September 1996.

     Targeted customers include organizations that have implemented intranets and that have remote users, branch offices or customers or suppliers that need to communicate securely with the organization's intranet. For example, Digital is installing AltaVista Tunnel to support its remote sales force. AltaVista Tunnel can also be licensed to Internet service providers for inclusion in services offered to their customers.

     AltaVista Tunnel is distributed through value added resellers and system integrators. In addition, manufacturers of networking hardware are beginning to integrate encryption technology into their routers to provide secure connectivity transparently to the user. Digital intends to embed AltaVista Tunnel in its routers, and the Company seeks to license AltaVista Tunnel for incorporation into other manufacturers' routers. The Company also seeks to enter into licensing agreements with client-server application vendors that would embed AltaVista Tunnel in their applications to allow their applications to operate securely over the Internet, independent of the type of networking hardware or firewalls used by their customers. For example, Digital integrates AltaVista Tunnel into the Internet version of its transaction processing software product.

     The license fee for AltaVista Tunnel Workgroup Edition ranges from $995 to $2,495, depending on the number of end users supported and other factors. The list price of AltaVista Tunnel Personal Edition is $99.95.

  COLLABORATION AND COMMUNICATION

     AltaVista Forum

     AltaVista Forum provides an environment for members of workgroups to share documents, conduct asynchronous discussions or real-time conferences from multiple locations and search the entire text of a Forum, all using a standard Web browser.

     AltaVista Forum supports the following workgroup activities:

     - Team Working Environments. AltaVista Forum allows groups of users to set up and administer a team working environment without requiring participation from an organization's information services personnel. Users can create a team home page for both pre-defined and ad hoc teams, manage team membership lists, send email to all team members and schedule team conferences. AltaVista Forum workgroup administrators can control access to documents and discussion groups for different users and different groups of users by setting password control and access privileges.

     - Document Sharing. AltaVista Forum allows users to create a repository for documents, applications, links to Web sites and other data that can be accessed from any Web browser, as an alternative to mass emailing or other cumbersome distribution methods. AltaVista Forum provides a traceable edit history of all postings and requests, as well as email notifications of new postings.

     - Discussion Groups. AltaVista Forum supports the creation of discussion areas that can be used to conduct discrete, topical, asynchronous discussions. Users can post questions or comments, attach or include links to other documents or Web pages and poll other users to vote on selected topics, with

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

       results displayed graphically in real-time. Users can view postings by date or by author; in addition, the threaded discussion feature enables users to view postings in the context of related responses.

     - Real-Time Conferencing. AltaVista Forum supports the use of real-time text-based conference sessions. Users can schedule "chat" sessions using an on-line group calendar. Participants are connected to the on-line conference automatically and the session can be recorded for later viewing.

     - Built-In Search. The entire text of an AltaVista Forum can be indexed and subsequently searched using built-in AltaVista Search technology.

     - Customized Applications. AltaVista Forum provides an interface that permits users, systems integrators and value added resellers to customize it for additional uses, such as a Web-based problem tracking and reporting system.

     AltaVista Forum, Version 1.0, was ranked "Editor's Choice" by PC Magazine in its April 23, 1996 edition and "Analyst's Choice" in the Web-based conferencing systems category by PC Week in its February 26, 1996 edition. AltaVista Forum has been commercially available on the Digital UNIX and Windows NT platforms since December 1995 and on the Sun Microsystems Solaris platform since March 1996. Version 2.0, which has been commercially available since August 1996, introduced real time conferencing and certain features to facilitate working in groups.

     Targeted customers include business units and departments, workgroups and small organizations, as well as Internet service providers seeking to offer Web-based collaboration and conferencing services to their users and subscribers. The Company uses AltaVista Forum on its AltaVista Marketspace Web site to host discussion groups with customers, answer questions and manage software downloads. AltaVista Forum can also be licensed to Internet service providers for inclusion in services offered to their customers.

     AltaVista Forum is distributed through value added resellers, system integrators and direct sales via the Web. The license fee for AltaVista Forum begins at $495 for an entry-level 25-user license and ranges up to several thousand dollars, depending on the number of end users supported and other factors, and not including customization services that may be provided by a channel partner.

     AltaVista Mail

     AltaVista Mail is Internet/intranet mail server software that complies with the SMTP and POP3 standards, the de facto protocols for email servers on the Internet and intranets. The use of these standards allows the AltaVista Mail server to support a wide range of client software (including Microsoft Exchange, Netscape Mail and Eudora) which communicates with the mail server to allow a user to read and send email. AltaVista Mail supports text messages and the full range of attachments from word processing documents and spreadsheets to multimedia presentations. AltaVista Mail has been commercially available on Windows NT since June 1996. Version 2.0 of AltaVista Mail, which the Company expects to be commercially available in October 1996, supports gateways to MS Mail and cc:Mail post offices, as well as the IMAP4 protocol.

     AltaVista Mail is targeted at business units and departments, workgroups and small to medium-size organizations looking for an easy-to-use Internet mail server, as well as Internet service providers seeking to provide email services to users and subscribers. The product is sold directly over the Web and is distributed through value added resellers and OEMs. The entry level license price is $495 per server.

SALES AND MARKETING

     The Company's sales strategy is to achieve broad market penetration by employing multiple distribution channels, including direct sales over the Web and sales through Digital's sales organization, major system integrators, value added resellers (VARs), Internet service providers (ISPs), telecommunications companies (Telcos), original equipment manufacturers (OEMs) and independent software vendors (ISVs).

     Direct Sales on the Web. The Company uses its AltaVista Marketspace Web site (http://www.altavista.software.digital.com) to demonstrate, promote and sell software products that can be downloaded directly to the customer's computer. Direct sales over the Web generally will be offered only at

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

list price in order to avoid competing with channel partners. Products currently sold on the Web are AltaVista Search My Computer Private eXtension, AltaVista Mail and AltaVista Forum. In addition, to seed widespread use of its products, the Company has created the AltaVista Visionary Club, a reserved area of the AltaVista Marketspace where Web users anywhere in the world can register and thereafter receive free time-limited beta test versions and trial copies of new products and participate in other promotions. The Company particularly targets early adopters and industry influencers (for example, product evaluators and reviewers, technology consultants and "webmasters") to preview its products, provide feedback to the Company and generate valuable word-of-mouth publicity.

     Digital's Sales Organizations. The Company's products are sold by Digital's worldwide direct and channel sales organizations. Approximately 100 Digital salespeople and more than 200 Digital channel partners have been trained in using and selling the Company's products. In addition, the Company's close relationship with Digital provides it access to and credibility with Digital's large customer base, channel partners and strategic alliance partners. See "Relationship with Digital -- Strategic Alliance Agreement."

     System Integrators. System integrators, who specialize in planning, installing, customizing and upgrading large private networks for large organizations, customize, configure and install the Company's software products with complementary hardware, software and services. By combining products and services, system integrators are able to deliver complete information management solutions to address specific customer needs. System integrators are most important to the sale of AltaVista Search Intranet Private eXtension and AltaVista Directory, each of which requires substantial consulting, design, customization and integration services to ensure full access to legacy data and existing systems.

     Value Added Resellers. VARs, like system integrators, customize, configure and install the Company's products with complementary hardware, software and services. VARs generally offer solutions to smaller scale information technology needs, including pieces of a large private network, networking solutions for small to medium-size organizations and customizations that address the needs of specific industry and business applications.

     Internet Service Providers and Telecommunications Companies. ISPs and Telcos offer Internet access and a growing set of value added Internet applications and services. ISPs and Telcos can offer value added services based on AltaVista Mail, AltaVista Tunnel and AltaVista Forum, especially in the small company market. The Company currently has agreements with a number of ISPs and Telcos, and is targeting approximately 50 of the largest ISPs and Telcos worldwide.

     Original Equipment Manufacturers and Independent Software Vendors. The Company selectively markets its products to OEMs and ISVs with the goal of having its products and technologies embedded in OEM and ISV products that enjoy strong positions in specific target markets or large installed customer bases. The Company has OEM and ISV arrangements with Digital for AltaVista Tunnel and an ISV agreement with Worldtalk Corporation for AltaVista Mail. The Company intends to pursue additional OEM and ISV opportunities to gain broad market share for AltaVista Tunnel, AltaVista Mail and AltaVista Search Private eXtensions.

     Company Sales Force. The Company's sales force is currently focusing on expanding its network of channel partners. Sales force compensation is highly leveraged; sales personnel receive incentive compensation for selling products and establishing relationships with selected channel partners. The sales force includes technical pre-sales engineers. The Company's sales force does not sell to end users, but supports channel partners in pursuing major sales opportunities with large or influential organizations.

  International Sales

     The Company sells its products worldwide from its AltaVista Marketspace Web site and plans to use the same types of channel partners internationally as it does in the United States. The Company has international sales force coverage for Canada and Latin America, and is currently hiring marketing and sales representatives in Western Europe, with initial emphasis on the major and leading-edge Internet markets in the United Kingdom, Germany, France, The Netherlands and Scandinavia. The Company intends to expand into

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

Southern and Central Europe as opportunities emerge. Similarly, the Company intends to deploy marketing and sales representatives in Australia and Japan, the early-adopter Internet markets in Asia, as opportunities develop, followed by expansion into other Asian, Middle Eastern and African markets. In addition, Digital's strong international presence and existing customer and channel relationships offer the Company increased access to international business opportunities.

     The Company plans to localize (translate and adapt for local use) its products in French, German, Spanish, Japanese and other languages as market conditions warrant. AltaVista Search and its underlying search and indexing technology can process most Western European languages; the Company intends to add technology to support additional language families in conjunction with partners in relevant locations.

CUSTOMER SUPPORT AND SERVICES

     Product Support. The Company believes that a high level of customer support and service for its products will be critical to its success. The Company's principal focus has been to provide training, documentation and technical support to its channel partners to ensure that they have the knowledge required to sell, implement, maintain and provide technical support for the Company's products. The Company's AltaVista Marketspace Web site is the focal point of its support program. The Company uses, and provides incentives for channel partners to use, email to log calls and communicate product maintenance updates, interim (bug) fixes, frequently asked questions and beta software releases. Channel partners will also have direct access to the Company's support personnel by telephone to address high priority issues. The Company also offers product support and services directly to customers through its AltaVista Marketspace Web site.

     The Company recognizes that some channel partners may have limited product support capability. To ensure quality support for its products, the Company has created an Authorized Service Provider ("ASP") program. ASPs are certified to provide a broad range of support services for the Company's products, including installation, remedial support and update services. The Company has entered into a nonexclusive agreement under which Digital will be an ASP worldwide. See "Relationship with Digital -- Strategic Alliance Agreement." The Company intends to add additional ASPs as the demand for its products warrants.

     Support for Partner-Provided Internet Services. The Company's Web site operations team provides support to mirror site, value added link and web custom crawl partners.

     Custom Engineering Services. Many of the Company's major customers require customization of products purchased from the Company. Although most customization services will be provided by channel partners, the Company plans to provide some customization services directly for a fee.

COMPETITION

     The markets for the Company's products and services are new, intensely competitive, evolving quickly and subject to rapid technological change. The Company faces competition in the overall Internet/intranet software market, as well as each of the market segments where its products and services compete. The Company expects competition to persist, increase and intensify in the future as the markets for its products and services continue to develop and as additional companies enter its markets.

     Microsoft and Netscape provide or have announced intentions to provide a range of software products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments where the Company competes. Both Microsoft and Netscape occasionally acquire technology and products from other companies to augment their product lines, in addition to developing their own technology and products.

     The Company's AltaVista Internet Search Service faces competition from America Online, Inc. (WebCrawler), Excite, Inc. (Excite), Inktomi Corporation and Wired Ventures, Inc. (Hotbot), Infoseek Corporation (Infoseek and Ultraseek), Lycos, Inc. (Lycos and a2z), The McKinley Group, Inc. (which has announced its intention to merge with Excite, Inc.) (Magellan), and Open Text Corporation (Open Text Index). America Online, Inc., Excite, Inc., Infoseek Corporation, Lycos, Inc. and Open Text Corporation have been offering search services on the Internet longer than the Company. Increased use and visibility of the

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

AltaVista Internet Search Service depends in part on the Company's ability to build and host a larger Web index as the Web grows in size and to maintain average sub-second operational performance levels. The Company believes that significant investments and business alliances will be essential to longer-term success to keep up with the technological and operational demands imposed by the explosive worldwide growth of the Web.

     In the market for information search and retrieval software, the Company competes with Excalibur Technologies Corporation, Fulcrum Technologies, Inc., Information Dimensions, Inc., Open Text Corporation, Personal Library Software, Inc. and Verity, Inc., among others. In the future, the Company may also compete with database vendors should they offer intranet versions of their information search and retrieval capabilities with their core database products. The Company may also encounter competition from companies that currently sell document management systems, groupware applications, Internet and intranet products and operating systems if they decide to enhance their products by including information search and retrieval functions.

     In the market for directory services, the Company competes with both standards-based companies such as Control Data Systems, Inc., ISOCOR and Siemens Nixdorf Informationsysteme AG and proprietary technology companies such as Banyan Systems, Inc. and Novell, Inc. The proprietary technology companies have been aggressively pursuing partnerships with key Internet software vendors, such as Netscape and Software.Com, Inc., to establish their technology as the de facto standard for Internet directories.

     In the market for security software, the Company competes with CheckPoint Software Technologies, Ltd., Raptor Systems, Inc. and Secure Computing Corporation, among others. These companies offer integrated packages of both firewall and tunnel products and have also been in the security software market longer than the Company.

     In the market for Web-based collaboration software, the Company competes with vendors such as Lundeen & Associates (Web Crossing), O'Reilly & Associates Inc. (WebBoard), and OS TECHnologies Corporation (WebNotes). AltaVista Forum may also be perceived as competing with products such as Attachmate Corporation's OpenMind and Lotus Development Corporation's Lotus Notes, which are workgroup solutions that offer significantly greater customization and application development, workflow and complex conferencing functionality and that are priced significantly higher than AltaVista Forum. Netscape has announced its intention to introduce an intranet version of its Collabra Share product late in 1996; Microsoft has announced its intention to create a workgroup collaboration product based on Microsoft Exchange; and Lotus has announced plans to deliver an Internet-based version of Lotus Notes.

     In the market for Internet email server software, the Company competes with Internet software vendors such as Software.Com, Inc. and Netscape. AltaVista Mail may also be perceived as competing with proprietary email server software, such as Microsoft Exchange, Lotus's cc:Mail and Lotus Notes, all of which provide Internet mail gateways.

     The Company is aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing software products and services that will compete with the Company's products and services. Certain of the Company's current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by the Company. Many of the Company's current and potential competitors in each of its markets have longer operating histories and significantly greater financial, technical and marketing resources, name recognition and installed product base than the Company. There can be no assurance that the Company will be able to compete effectively with current and future competitors. If significant price competition were to develop, the Company would likely be forced to lower its prices, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Competition; New Entrants."

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PRODUCT DEVELOPMENT

     As of July 27, 1996, the Company's research and development organization consisted of 114 employees and 15 Digital contract employees. The Company's research and development facilities are located in Littleton, Massachusetts; Palo Alto, California; and Reading, England.

     The Company's current product development efforts are focused on enhancing and broadening its information, security and collaboration and communication products. Areas of particular emphasis are the refinement of the AltaVista Search index and search capabilities and the integration of this technology with other Internet/intranet-focused products. The Company intends to actively support industry standards and incorporate new standards-compliant features into its products. Although the principal technologies used in the Company's products have been developed internally, the Company also licenses and incorporates third-party technology to supplement its own efforts. The Company spent $2.2 million, $4.5 million and $15.4 million in fiscal 1994, 1995 and 1996, respectively, on Company-sponsored research and engineering activities.

     The Company's ability to successfully develop and release new products and services and enhancements in a timely manner is subject to a variety of factors, including its ability to solve technical problems and test products, competing priorities of the Company, the availability of development and other resources and other factors outside the control of the Company. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services and enhancements. See "Risk Factors -- New Product Development and Technological Change."

INTELLECTUAL PROPERTY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights.

     The Company and Digital intend to enter into an asset transfer and license agreement (the "Asset Transfer Agreement") pursuant to which the Company will acquire from Digital intellectual property rights relating to the Company's products and services, including certain patent licenses, copyrights, trademarks and licenses from third parties. The core technologies of the Company's products and services were developed by Digital and are either owned by or licensed to the Company. See "Relationship with Digital -- Asset Transfer and License Agreement."

     Digital has several pending U.S. patent applications relating to the Company's products. Pursuant to the Asset Transfer Agreement, the Company will acquire from Digital a license to such patent rights. There can be no assurance that patents will issue from these pending applications or from any future applications or that, if issued, any claims will be sufficiently broad to protect the Company's rights in technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide protection of the Company's proprietary rights. Failure of any patents to protect the Company's rights in technology may make it easier for the Company's competitors to offer equivalent or superior technology.

     Pursuant to the Asset Transfer Agreement, the Company also will acquire from Digital all of Digital's rights in the AltaVista trademark, service mark and logo. Digital has acquired all right, title and interest of AltaVista Technologies, Inc., an unaffiliated California corporation, in the AltaVista mark and will transfer such rights to the Company. In addition, the Company is aware of the existence of AltaVista Computer Company ("ACC"), a California corporation, and of AltaVista Software ("AS"), a California sole proprietorship. To the Company's knowledge, neither ACC nor AS has applied for the registration of any trademarks or service marks incorporating the term "AltaVista." To the Company's knowledge, no entity has applied to register any trademarks or service marks incorporating the term "AltaVista" for use in the computer industry. If necessary, the Company will challenge the efforts by any third party to register trademarks or service marks incorporating the term "AltaVista" or any other trade or service marks of the Company, although there can be no assurance that the Company will be successful.

     Although the Company does not believe it is infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products.

     See "Risk Factors -- Uncertain Protection of Intellectual Property Rights."

EMPLOYEES

     As of July 27, 1996, the Company had 186 full-time employees, including 114 in research and development, 36 in marketing and sales, 16 in technical/customer support and 20 in management, finance and administration. In addition, the Company contracts with Digital and others for the services of certain of its employees. The Company's future success will depend, in part, on its ability to continue to attract retain and motivate highly qualified technical and management personnel, particularly highly skilled engineers for new product development, for whom competition is intense. The Company's employees are not represented by any collective bargaining unit and the Company has never experienced a work stoppage. The Company believes its relationship with its employees is good. See "Risk Factors -- Management of Potential Growth; New Management Team" and "Risk Factors -- Dependence on Key Personnel; Recent Hires."

FACILITIES

     The Company's principal administrative, sales, marketing and research and development operations are located in a facility owned by Digital in Littleton, Massachusetts, consisting of approximately 100,000 square feet of office space, of which approximately half is now occupied by the Company under a facilities agreement being entered into with Digital. Under the facilities agreement, the Company also occupies approximately 8,500 square feet in San Mateo, California; approximately 3,000 square feet in Palo Alto, California; and approximately 7,500 square feet in Reading, England. See "Relationship with
Digital -- Facilities Agreement." The Company believes that suitable alternative space is available in each of its locations.

                           RELATIONSHIP WITH DIGITAL

     Upon consummation of the Offering, Digital will own all of the outstanding
Class B Common Stock of the Company, which will represent approximately    % of
the combined voting power of all of the outstanding Common Stock (or
approximately    % if the Underwriters' over-allotment options are exercised in full). For so long as Digital continues to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of the Company, Digital will be able, among other things, to determine any corporate action requiring approval of holders of Common Stock representing a majority of the combined voting power of the Common Stock, including the election of the entire Board of Directors of the Company, without the consent of the other stockholders of the Company. In addition, through its control of the Board of Directors and beneficial ownership of Common Stock, Digital will be able to control certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

     Digital has advised the Company that its current intent is to continue to hold all of the Class B Common Stock. However, Digital has no agreement with the Company not to sell or distribute such shares, and, other than pursuant to the Underwriting Agreements, in which Digital has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) owned by it for a period of 180 days following the date of this Prospectus without the prior written consent of Lehman Brothers Inc., there can be no assurance concerning the period of time during which Digital will maintain its beneficial ownership of Common Stock. Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Digital to continue to include the Company in its consolidated group for federal income tax purposes and ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Digital to be able to effect a tax-free spin-off of the Company under the Code.

     The Company's relationship with Digital will also be governed by agreements to be entered into in connection with the Offering, including a services agreement, a facilities agreement, a tax-sharing agreement, a corporate agreement, a strategic alliance agreement, a technical assistance agreement and an asset transfer and license agreement, the material terms of which are summarized below. It is anticipated that such agreements will be entered into prior to the consummation of the Offering. With respect to matters covered by the services agreement, the relationship between Digital and the Company is intended to continue in a manner generally consistent with past practices. Because the Company is a wholly owned subsidiary of Digital, none of these arrangements will result from arm's-length negotiations and, therefore, the prices charged to the Company for services provided thereunder may be higher or lower than prices that may be charged by third parties.

     The Company's Amended and Restated Certificate of Incorporation contains provisions relating to competition by Digital with the Company, potential conflicts of interest that may arise between the Company and Digital, the allocation of business opportunities that may be suitable for either of Digital or the Company and the approval of transactions between the Company and Digital. For additional information concerning such provisions and circumstances under which the Class A Common Stock and Class B Common Stock may be converted, see "Description of Capital Stock."

     The descriptions of agreements set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreements filed as exhibits to the Registration Statement of which this Prospectus forms a part.

SERVICES AGREEMENT

     The Company and Digital intend to enter into an intercompany services and operating agreement (the "Services Agreement") with respect to services to be provided by Digital (or subsidiaries of Digital) to the Company. The Services Agreement will provide that such services will be provided in exchange for fees which (based on current costs for such services) management of the Company believes would not exceed fees that would be paid if such services were provided by independent third parties and which are substantially consistent with the allocation of the costs of such services set forth in the historical financial statements of the Company. See the financial statements included elsewhere herein. Such fees will be paid monthly in arrears. The Company may request an expansion or termination of services, in which case the parties will discuss, without obligation, the provision or termination of such services and an appropriate change or reduction in charges for such services. Services will be provided to the Company based on several billing methodologies. Pursuant to one of such billing methodologies, specified services will be provided to the Company at costs comparable to those charged to other businesses operated by Digital from time to time, and the Company will be obligated to purchase those services at the specified costs. In the event Digital proposes changes in billing methodology which would result in a significant increase (being the greater of a 10% increase in costs or $100,000) in costs for the affected services, the Company may terminate such services.

     The purpose of the Services Agreement is to ensure that Digital continues to provide to the Company the range of services that Digital provided to the Company prior to the Offering. With respect to matters covered by the Services Agreement, the relationship between Digital and the Company is intended to continue in a manner generally consistent with current practices. The services initially to be provided by Digital to the Company under the Services Agreement include, among other things, certain accounting, audit, cash management, corporate development, corporate secretary, employee benefit plan administration, governmental affairs, human resources and compensation, investor and public relations, legal, risk management, tax and treasury services.

     In addition to the identified services, Digital intends to agree to continue coverage of the Company under Digital's umbrella liability, property, casualty and fiduciary insurance policies. The Company intends to agree to reimburse Digital for the portion of Digital's premium cost with respect to such insurance that is attributable to coverage of the Company. Either Digital or the Company may terminate such coverage under Digital's policies at any time on 90 days' written notice, provided that termination of coverage by the Company may only be for nonpayment and only if a replacement policy, acceptable to Digital, is entered into by the Company.

     Also, in addition to the identified services, Digital intends to agree to allow eligible employees of the Company to participate in certain of Digital's employee benefit plans. In addition to a monthly services fee under the Services Agreement, the Company will reimburse Digital for Digital's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain personnel expenses), generally in accordance with past practice, relating to participation by the Company's employees in any of Digital's benefit plans.

     The Services Agreement will have an initial term of two years and will be renewed automatically thereafter for successive one-year terms unless either the Company or Digital elects not to renew it. After the initial two-year term, the Services Agreement may be terminated at any time by either party upon 90 days' written notice. The Services Agreement is subject to early termination by either the Company or Digital upon 90 days' written notice if Digital ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of the Company.

     Pursuant to the Services Agreement, the Company will indemnify Digital against any damages that Digital may incur in connection with its performance of services under the Services Agreement (other than those arising from Digital's gross negligence or willful misconduct), and Digital will indemnify the Company against any damages arising out of Digital's gross negligence or willful misconduct in connection with its rendering of services under the Services Agreement.

FACILITIES AGREEMENT

     The Company and Digital intend to enter into a facilities agreement (the "Facilities Agreement"). The Facilities Agreement provides that the Company may occupy space located in facilities owned or leased by Digital in exchange for rental fees determined at charges comparable to those charged to other businesses operated by Digital and subject to adjustment from time to time. Rent is payable monthly in arrears. The purpose of the Facilities Agreement is to ensure that Digital continues to provide the Company with the same or comparable facilities that Digital provided to the Company prior to the Offering. With respect to matters covered by the Facilities Agreement, the relationship between Digital and the Company is intended to continue in a manner generally consistent with past practices.

     The Facilities Agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms unless either the Company or Digital elects not to renew it. The Facilities Agreement is subject to early termination by either the Company or Digital upon six months' written notice if Digital ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of the Company, and by the Company with respect to any particular facility upon 30 days' written notice for any reason. The Company's use of any particular property subject to the Facilities Agreement is limited by the term of any underlying lease between Digital and a landlord with respect to those properties leased by Digital and by any disposition by Digital of any property owned by it.

TAX-SHARING AGREEMENT

     The Company is, and immediately after the Offering will continue to be, included in Digital's federal consolidated income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of Digital and its subsidiaries. In certain circumstances, the Company and certain of its subsidiaries will also be included with certain other subsidiaries of Digital in combined, consolidated or unitary income tax groups for state and local tax purposes. The Company and Digital intend to enter into a tax-sharing agreement (the "Tax-Sharing Agreement") pursuant to which the Company and Digital will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of tax liability of Digital arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Digital with respect to federal, state and local income taxes. Pursuant to the Tax-Sharing Agreement, under certain circumstances, the Company will be reimbursed for tax attributes that it generates after the Offering, such as net operating losses. Such reimbursement, if any, will be made for utilization of the Company's losses only after Digital's losses are fully utilized.

     In determining the amount of tax-sharing payments under the Tax-Sharing Agreement, Digital will prepare for the Company pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by Digital in preparing the returns for Digital's consolidated group and other applicable groups. Digital will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income, franchise and similar tax liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. In addition, Digital has agreed to undertake to provide the aforementioned services with respect to the Company's separate state and local returns and the Company's foreign returns. Under the Tax-Sharing Agreement, the Company will pay Digital a fee intended to reimburse Digital for all direct and indirect costs and expenses incurred with respect to the Company's share of the overall costs and expenses incurred by Digital with respect to tax related services.

     In general, the Company will be included in Digital's consolidated group for federal income tax purposes for so long as Digital beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between the Company and Digital, during the period in which the Company is included in Digital's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Digital's consolidated group. See "Risk Factors -- Relationship with Digital."

CORPORATE AGREEMENT

     The Company and Digital intend to enter into a corporate agreement (the "Corporate Agreement") under which the Company will grant to Digital a continuing option, transferable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Class B Common Stock or shares of nonvoting capital stock of the Company (the "Stock Option"). The Stock Option may be exercised by Digital simultaneously with the issuance of any equity security of the Company (other than in the Offering or upon the exercise of the Underwriters' over-allotment options), with respect to Class B Common Stock, only to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of Class B Common Stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price at which such stock may be purchased by third parties. The Stock Option expires in the event that Digital reduces its beneficial ownership of Common Stock in the Company to Common Stock representing less than 60% of the number of outstanding shares of Common Stock. The Company does not intend to issue additional shares of Class B Common Stock except pursuant to the exercise of the Stock Option.

     The Corporate Agreement will further provide that, upon the request of Digital, the Company will use its best efforts to effect the registration under applicable federal and state securities laws of any of the shares of Class B Common Stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by Digital for sale in accordance with Digital's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Corporate Agreement. Digital will also have the right, which it may exercise at any time and from time to time, to include the shares of Class B Common Stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by it in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will agree to pay all out-of-pocket costs and expenses (other than underwriters' discounts and commissions and transfer taxes) in connection with each such registration that Digital requests or in which Digital participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Digital and its assigns. The Corporate Agreement will contain indemnification and contribution provisions: (i) by Digital and its permitted assigns for the benefit of the Company and related persons; and (ii) by the Company for the benefit of Digital and the other persons entitled to effect registrations of Common Stock (and other securities) pursuant to its terms and related persons.

     The Corporate Agreement will also provide that, for so long as Digital maintains beneficial ownership of a majority of the number of outstanding shares of Common Stock, the Company may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in contravention (or an event of default) by Digital of: (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or ERISA; (ii) any provision of Digital's corporate charter or by-laws; (iii) any credit agreement or other material instrument binding upon Digital; or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Digital or any of its assets. See "Description of Capital Stock -- Certain Certificate of Incorporation and By-law Provisions."

STRATEGIC ALLIANCE AGREEMENT

     The Company and Digital intend to enter into a strategic alliance agreement (the "Strategic Alliance Agreement") that provides that Digital will distribute the Company's products on a non-exclusive, worldwide basis through Digital's reseller and distribution networks. The Strategic Alliance Agreement also designates Digital as an Authorized Service Provider of the Company to provide training, documentation, technical support and maintenance services to the Company's customers and end-users. In addition, the Strategic

Alliance Agreement provides that Digital will loan the Company certain hardware equipment for product development purposes and provide the Company with certain hardware and software for internal use at Digital's then prevailing rates and prices. Digital and the Company have also established a joint marketing relationship with respect to the Company's products and services.

     The Agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms, subject to termination by either the Company or Digital upon six months' written notice if Digital ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of the Company.

TECHNICAL ASSISTANCE AGREEMENT

     The Company and Digital intend to enter into a technical assistance agreement (the "Technical Assistance Agreement") pursuant to which the Company may, from time to time, request Digital (including its research laboratories) to provide consulting and technical assistance to the Company with respect to technology related to or derived from the Company's products. The Company will pay Digital fees for any consulting or technical assistance provided by Digital under the Technical Assistance Agreement at Digital's prevailing rates for consulting services. Ownership of and rights to any and all ideas, improvements and inventions conceived or created under the performance of work under the Technical Assistance Agreement will be determined in writing between the parties prior to Digital performing the work.

ASSET TRANSFER AND LICENSE AGREEMENT

     The Company and Digital intend to enter into an asset transfer and license agreement (the "Asset Transfer Agreement") which will provide for the transfer to the Company of all assets and the assumption by the Company of all liabilities that relate principally to the Company's business, including all assets and liabilities reflected on the AltaVista Internet Software Products Balance Sheet included in this Prospectus as adjusted to give effect to the conduct of the Company's business in the ordinary course from such balance sheet date to the date of transfer.

     Pursuant to the Asset Transfer Agreement, Digital will assign to the Company all of Digital's rights in the AltaVista trademark, service mark and logo and will license to the Company all of its Internet addresses. Digital will retain the right to use such trademarks in advertising, marketing literature and corporate communications that refer to the Company.

     Under the Asset Transfer Agreement, Digital will grant the Company a non-exclusive, irrevocable, royalty-free license to all Digital patents and pending and future patent applications covering inventions made as of the consummation of the Offering that are embodied in the Company's products and services. Under this license, the Company will have a right to sell to its customers products embodying technology covered by the patents. The Company will not otherwise have a right to sublicense its rights under this license or to assign or transfer the license except in connection with a change of control of the Company or the sale of all or substantially all of the Company's assets. The Company may not prevent Digital from granting other licenses under such patents, will not be able to realize licensing revenues from any such licenses, cannot require Digital to enforce any such patents against competitors of the Company and cannot control any enforcement proceedings Digital undertakes.

     Under the Asset Transfer Agreement, Digital will assign to the Company all of Digital's rights in software code developed specifically for and included in the Company's products and services, subject to the terms of the patent license described above ("Transferred Code"). Digital will retain an irrevocable, royalty-free license to use Transferred Code for its internal use, including research and development. All rights to any performance or functionality improvements or enhancements ("Modifications") to Transferred Code developed by or on behalf of Digital will be owned by Digital; provided, however, that Digital will grant the Company an irrevocable, royalty-free license to use Modifications developed by Digital during the two years following the consummation of the Offering. Similarly, all rights to any Modifications developed by or on behalf of the Company will be owned by the Company; provided, however, that the Company will grant to

Digital an irrevocable, royalty-free license to use for Digital's internal use Modifications developed by the Company during the two years following the consummation of the Offering.

     For two years following the consummation of the Offering, Digital will not have the right to commercialize any new software product derived from Transferred Code ("Derived Software") that is designed for use primarily in the Internet/intranet market, that runs on Windows, Windows NT or UNIX platforms and that offers functionality substantially similar to any of the AltaVista Products as of the consummation of the Offering. Notwithstanding the foregoing, Digital will be free to commercialize without restriction any Digital product, excluding the AltaVista products, existing as of the consummation of the Offering that includes Transferred Code as of the consummation of the Offering without restriction.

     Under the Asset Transfer Agreement, Digital will retain all of its rights in software code used in, but not developed specifically for, the Company's products ("Shared Code"). Digital will grant the Company a non-exclusive, irrevocable, royalty-free license to use Shared Code. Under the license, the Company will have the right to sell to its customers products containing Shared Code. The Company will not otherwise have a right to sublicense its rights or to assign or transfer such license except in connection with a change of control of the Company or the sale of all or substantially all of the Company's assets.

     Pursuant to the Asset Transfer Agreement, Digital will license to the Company all of its rights in all know-how related to and necessary to use, make and sell the Company's products. Any third party technology used in the Company's products will, to the extent permitted, be sublicensed or assigned by Digital to the Company under the Asset Transfer Agreement.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of June 29, 1996 are as follows:

                NAME                   AGE                           POSITION
- -------------------------------------  ---     -----------------------------------------------------
Ilene H. Lang........................  52      President, Chief Executive Officer and Director
Jeanette A. Horan....................  40      Vice President, Product Development
Robert E. Hult.......................  49      Vice President, Finance and Operations, Chief
                                               Financial Officer and Treasurer
William A. Laing.....................  44      Chief Technical Officer
Freddy J. Mini.......................  35      Vice President, Worldwide Marketing
James E. Toale.......................  43      Vice President, Human Resources
Ray J. Wilkes........................  46      Vice President, Sales-Americas
Carel F.H. de Bos....................  49      Vice President, Sales-Europe, Middle East and Africa

     All of the Company's directors are elected annually by the stockholders and hold office until their respective successors are duly elected and qualified. Prior to the consummation of the Offering, the Company anticipates that four additional directors will be added to the Board of Directors who will be officers or employees of Digital. Upon consummation of the Offering, the Company anticipates that two additional directors will be added to the Board of Directors who will be persons not associated with the Company or Digital. In light of its voting power in the Company, Digital has the ability to change the size and composition of the Board of Directors.

     The Board of Directors is expected to appoint members to a compensation committee of the Board of Directors (the "Compensation Committee") and an audit committee of the Board of Directors (the "Audit Committee") after the independent directors referred to above are elected. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee will also review and approve the planned scope of the annual audit.

     Executive officers are elected annually by the Board of Directors and serve at its discretion. All of the current directors and executive officers of the Company were elected to their current officer positions with the Company shortly following the organization of the Company in June 1996.

     Ilene H. Lang joined Digital in November 1995 and has been the Vice President of Digital's Internet Software Business Unit (formerly the Connectivity Software Business Unit) since its inception in January 1996. From January 1993 to September 1995, she was employed by Lotus Development Corporation, most recently as Senior Vice President, Desktop Business Group. Prior to joining Lotus, from August 1991 to June 1992, she was the Chief Operating Officer of the Industrial Technology Institute. Prior to that time, she was President of Adelie Corporation, a wholly owned AT&T, Inc. subsidiary; Vice President, Products and Services for Ontologic Inc.; and Vice President, Marketing and Software Products for Symbolics, Inc. Ms. Lang received an A.B. from Radcliffe College and an M.B.A. from Harvard Business School.

     Jeanette A. Horan joined Digital in 1994 and has been Vice President, Product Development of the Internet Software Business Unit since January 1996. From 1989 to 1994 she was employed by The Open Software Foundation as Director of Engineering and later Vice President, Interoperable Technologies. From 1981 to 1989 she was employed by Gould Computer Systems Division, most recently as Director, Software Engineering. Ms. Horan received a B.Sc. in Mathematics from the University of London and an M.B.A. from Boston University.

     Robert E. Hult has been employed by Digital since 1972 in various finance and general management positions, including Vice President, Finance and Operations of the Internet Software Business Unit since

January 1996; Vice President, Investor Relations; Area Vice President, Asia Pacific and Americas; and Vice President, Western States Region. Prior to joining Digital, Mr. Hult was a consultant at Arthur Andersen & Co. Mr. Hult received a B.S./M.S. from Rensselaer Polytechnic Institute and an M.B.A. from Babson College. He also completed the Harvard Business School Executive Program for Management Development.

     William A. Laing has been employed by Digital from 1982 to 1986 and since 1987, most recently as a Corporate Consulting Engineer and the Technical Director of the Internet Software Business Unit since January 1996. Prior to that, he held a number of senior technical positions, including Technical Director OpenVMS Engineering, Technical Director Engineering Europe and as a software strategist in the Computer Systems Division. From 1986 to 1987 he was the Software Director for European Silicon Structures Ltd., and from 1972 to 1981 he was a researcher and lecturer at the University of Edinburgh. Mr. Laing received a B.Sc. in Mathematics and Computer Science and a M.Phil., Computer Science, both from the University of Edinburgh.

     Freddy J. Mini joined Digital in May 1996 as Director of Marketing of the Internet Software Business Unit. From 1991 to 1996 he was employed by Lotus Development Corporation, most recently as Senior Director, Product and Business Electronic Marketing. From 1990 to 1991 he was the Director of Marketing for Evolution France, an IBM subsidiary, and from 1989 to 1990 he was Director of Business Development for BIG Systeme. Mr. Mini received a Baccalaureate in Science and a Master of Engineering from the Ecole Nationale Superieure d'Ingenieur in France.

     James E. Toale has been employed by Digital since July 1984 in various human resource management capacities, most recently as Director, Human Resources, of the Internet Software Business Unit since January 1996. From 1981 to 1984 he was Manager of Corporate Employment and Affirmative Action for Philip Morris Companies, Inc., and from 1971 to 1981 was employed by the Atlantic Mutual Companies insurance group, most recently as Manager Human Resource Planning. Mr. Toale received a B.B.A. from the College of Insurance and an M.A. in Human Resource Management from The New School.

     Ray J. Wilkes has been employed by Digital since 1977 in various sales and sales management assignments, most recently as Vice President, Sales-Americas of the Internet Software Business Unit since January 1996. Prior to that time, he was Director of Business Operations for the Americas Systems Business Unit and the Regional Channels Sales Manager for the Eastern Region. From 1974 to 1977 he was a financial planning consultant with Dayton Hudson Corporation. Mr. Wilkes received a B.S. from Boston College and an M.B.A. from Boston University.

     Carel F.H. de Bos joined Digital in May 1996 as Vice President, Sales-Europe, Middle East and Africa of the Internet Software Business Unit. From 1993 to 1996 he was Director of Information Services/Europe for R.R. Donnelley & Sons Company. From 1987 to 1991 he was Corporate Business Manager for Philips Information Systems, and from 1991 to 1993, after the acquisition by Digital of that business unit, he was the Business Manager for 800 Software, Inc. in Europe, a corporate reseller of desktop software. Mr. de Bos holds a B.Sc. in electronic engineering from the HTS in Amsterdam.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company, Digital or any other subsidiary of Digital (also referred to as "outside directors") will receive an
annual retainer of $     and a fee of $     per day for attending regular
meetings of the Board of Directors and $     per day for participating in
meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of director fees will be made quarterly. Directors will also be reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

     Directors Stock Option Plan. The Company has adopted a directors stock option plan (the "Directors Plan") providing for the annual grant of stock options to purchase shares of Class A Common Stock to outside directors as additional compensation for their service as directors. A total of shares of Class A Common Stock have been reserved for issuance under the Directors Plan.

     Under the Directors Plan, each eligible director initially joining the Board of Directors in fiscal 1997 will be granted an option to purchase shares of Class A Common Stock upon the later of the adoption of the plan or the director's appointment or election. With respect to each eligible director who is a director as of June 29, 1997 or who joins the Board of Directors on or
after June 29, 1997, options to purchase      shares of Class A Common Stock
will be granted on the date of the Company's next annual meeting of stockholders provided that such director's service as a director will continue after such meeting.

     The exercise price of options granted under the Directors Plan will be 100% of the fair market value per share of the Class A Common Stock on the date the option is granted. Options granted under the Directors Plan will become exercisable at the rate of 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant. The options will expire on the tenth anniversary of the grant date, unless terminated earlier in accordance with the Directors Plan. However, any option granted to a director who ceases to be a director of the Company because of death will expire one year from the date of death. If an optionee ceases to be a director of the Company because of permanent disability or death or by reason of retirement from the Board of Directors and has completed at least five years of service as a director at the time of such retirement, his or her option will become immediately exercisable in full. If an optionee ceases to be a director of the Company after his or her option becomes exercisable, the option will remain exercisable in accordance with its terms. If an optionee ceases to be a director of the Company for any reason other than those described above prior to the time his or her option becomes fully exercisable, the option will terminate with respect to the shares as to which the option is not then exercisable.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table summarizes compensation for services to the Company, Digital and its subsidiaries in all capacities awarded to, earned by or paid to the Company's chief executive officer and the four most highly compensated executive officers of the Company for the fiscal year ended June 29, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                ANNUAL             --------------
                                            COMPENSATION(1)          SECURITIES
                                  FISCAL ---------------------       UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY       BONUS         OPTIONS(2)    COMPENSATION(3)
- --------------------------------  -----  --------     --------     --------------  ---------------
Ilene H. Lang...................  1996   $300,000     $ 67,500(4)          (ALTV)        --
  President and CEO                                                  30,000 (DEC)        --
Jeanette A. Horan...............  1996    209,000        --                (ALTV)        --
  Vice President,                                                     5,000 (DEC)      $3,294
  Product Development
Robert E. Hult..................  1996    173,617        --                (ALTV)        --
  Vice President, Finance and                                         5,000 (DEC)       3,979
  Operations, Chief Financial
     Officer
  and Treasurer
William A. Laing................  1996    139,680(5)    35,000(5)(6)         (ALTV)       --
  Chief Technical Officer                                             5,000 (DEC)        --
Ray J. Wilkes...................  1996    133,536       10,000(7)          (ALTV)        --
  Vice President,                                                     5,000 (DEC)       3,347
  Sales-Americas

- ---------------
(1) The Company was organized on June 28, 1996, and the persons named in the table above became executive officers of the Company at that time or shortly thereafter. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid to such persons for their service in all capacities to Digital and its subsidiaries.

(2) Includes options to purchase shares of the Company's Class A Common Stock (designated in the table as ALTV)will be granted prior to the consummation of the Offering but are included in the table for clarity of presentation. Includes options to purchase shares of Digital common stock (designated in the table as DEC) granted under Digital's 1995 Equity Plan on August 21, 1996, but does not include any other stock-based compensation received from Digital.

(3) Includes matching contributions by Digital under its Savings and Investment Plan ("SAVE Plan") for each executive officer as follows: Ms. Horan, $3,294; Mr. Hult, $2,462; and Mr. Wilkes, $2,563; and under the Digital Equipment Corporation Restoration Pension Plan, adopted effective as of May 1, 1992 (amended and renamed the Digital Equipment Corporation Cash Account Pension Plan effective as of March 1, 1996), for each executive officer as follows:
    Mr. Hult, $1,517 and Mr. Wilkes, $784. Neither Ms. Lang nor Mr. Laing participate in Digital's SAVE Plan.

(4) Represents an amount Digital agreed to pay to Ms. Lang in fiscal year 1996 as an inducement for her to commence employment with Digital.

(5) Paid in British Pounds Sterling. The amount given in U.S. dollar equivalents is based on the British Pounds Sterling/U.S. dollar exchange rate of .6433, as quoted in the Wall Street Journal on June 28, 1996, the last business day of Digital's 1996 fiscal year.

(6) Represents a cash retention award paid by Digital in December 1995.

(7) Represents sales commissions.

  Stock Options

     The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Company's chief executive officer and the other named executive officers. No grants of stock appreciation rights to such persons have been made at any time.

                                 OPTION GRANTS

                                                                                      POTENTIAL
                                        PERCENT OF                                 REALIZED VALUE
                                          TOTAL                                   AT ASSUMED RATES
                        NUMBER OF        OPTIONS                                   OF STOCK PRICE
                          SHARES        GRANTED TO                                APPRECIATION FOR
                        UNDERLYING       COMPANY       EXERCISE                   OPTION TERM(3)(4)
                         OPTIONS        EMPLOYEES        PRICE       EXPIRATION   -----------------
        NAME            GRANTED(1)      IN 1996(2)     PER SHARE       DATE         5%        10%
- ---------------------  ------------     ----------     ---------     --------     ------     ------
Ilene H. Lang........         (ALTV)            %       $                         $          $
                        30,000 (DEC)        1.00         37.75        8/21/06       --         --
Jeanette A. Horan....         (ALTV)
                         5,000 (DEC)        0.17         37.75        8/21/06       --         --
Robert E. Hult.......         (ALTV)
                         5,000 (DEC)        0.17         37.75        8/21/06       --         --
William A. Laing.....         (ALTV)
                         5,000 (DEC)        0.17         37.75        8/21/06       --         --
Ray J. Wilkes........         (ALTV)
                         5,000 (DEC)        0.17         37.75        8/21/06       --         --

- ---------------
(1) All options to purchase shares of Class A Common Stock of the Company (designated in the table as ALTV) will be granted prior to the consummation of the Offering but are included in the table for clarity of presentation. Options to purchase shares of common stock of Digital (designated in the table as DEC) were granted on August 21, 1996 to the named executive officers. Options with respect to one-half of the shares of Class A Common Stock of the Company become exercisable on October 1, 1998, one quarter on October 1, 1999 and one quarter on October 1, 2000. These options expire on the tenth anniversary of the grant date, unless the optionee dies or ceases to serve as an employee of the Company prior to that date. Options granted by the Company prior to the consummation of the Offering are to be effective and deemed to be granted as of the date of this Prospectus, and the exercise price of all such options is equal to the public offering price set forth on the cover page of this Prospectus.

     The stock options granted by Digital include incentive and non-qualified stock options granted under Digital's 1995 Equity Plan at exercise prices equal to the fair market value of Digital's common stock on the date of grant. The stock options granted by Digital have a term of ten years and become exercisable ratably over three years from the date of grant.

(2) In the case of Digital, reflects percentage of total options granted to all employees by Digital on August 21, 1996.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation on the Company's Class A Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Class A Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Company's Class A Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4) The following is applicable to Digital:

                                                                 GRANT DATE VALUE
                                                     -----------------------------------------
                                                        MARKET VALUE            GRANT DATE
                       NAME                            ON GRANT DATE          PRESENT VALUE
- ---------------------------------------------------  ------------------     ------------------
     Ilene H. Lang.................................        $37.75                $392,643
     Jeanette A. Horan.............................         37.75                  65,440
     Robert E. Hult................................         37.75                  65,440
     William A. Laing..............................         37.75                  65,440
     Ray J. Wilkes.................................         37.75                  65,440

     The grant date present values shown were determined using a Black-Scholes pricing model with the following assumptions and adjustments: stock price volatility of 35%, and interest rate of 6.3% representing the interest rate on a U.S. Treasury security on the dates of grant with a maturity date corresponding to that of the option term; and an assumed 3.6-year option term. The use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend on the future value of the underlying Digital common stock, which cannot be forecast with reasonable accuracy, and on the holder's investment decisions.

     Stock Options Exercised During Fiscal 1996 and Fiscal Year-end Option
Values

     The following table reports certain information regarding Digital stock option exercises during fiscal 1996 and outstanding Digital stock options held at the end of fiscal 1996 by the Company's chief executive officer and the other named executive officers. There were no Company stock options outstanding at any time during fiscal 1996. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price and the fair market value of the underlying stock on June 28, 1996, the last business day of the fiscal year. The closing price of Digital's common stock on the New York Stock Exchange on such date was $45.6875. No stock appreciation rights were exercised or were outstanding with respect to such persons during fiscal 1996.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                       FISCAL 1996 YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                               SHARES                 OPTIONS AT FISCAL YEAR-END            AT FISCAL YEAR-END
                              ACQUIRED              ------------------------------   ---------------------------------
                                 ON       VALUE                     RESTRICTED/                        RESTRICTED/
            NAME              EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
- ----------------------------  --------   --------   -----------   ----------------   -----------   -------------------
Ilene H. Lang...............        0      --              0           45,000         $       0          $     0
Jeanette A. Horan...........        0      --          2,840            5,960            13,148           31,603
Robert E. Hult..............        0      --          6,866            8,922           107,896           89,551
William A. Laing............        0      --          6,230            3,356           158,091           84,737
Ray J. Wilkes...............    1,400    $11,453       3,830              920(1)          2,558            1,224

- ---------------

(1) All of these options represent immediately exercisable restricted stock options, with restrictions on disposition of the underlying shares lapsing ratably over periods of three to ten years from date of grant.

     Pension Plans

     The Company's employees currently participate in Digital's pension plans which cover substantially all of the Company's and Digital's employees.

     Effective March 1, 1996, Digital's defined benefit pension plan (the "Prior Pension Plan") for its U.S. employees was amended and renamed the Cash Account Pension Plan (the "New Pension Plan").

     Under the Prior Pension Plan, benefits were based upon the employee's earnings during service with Digital and were payable after retirement in the form of annuities or a lump sum benefit and the annual amount payable upon retirement at age 65 was, in general, 1.5% of the aggregate amount of the participant's eligible compensation earned on and after July 1, 1989. Those persons who were active participants under the Prior Pension Plan on July 1, 1989, or who later become active participants and were credited with prior service, were also eligible to receive 1.5% of the average of the participant's annual compensation between July 1, 1984 and July 1, 1989, multiplied by the number of years of accredited service prior to July 1, 1989.

     Under the New Pension Plan, benefits for U.S. employees are based upon the employee's eligible earnings during service with Digital, and are credited quarterly by Digital at the rate of 4% of the employee's total eligible pay for that quarter, plus interest. The accumulated, vested account balance is payable in one lump sum or in monthly payments, as elected by the participant, upon the employee's retirement or termination of employment with Digital. The opening account balance under the New Pension Plan for employees who were participants under the Prior Pension Plan on February 29, 1996 was determined by calculating the highest of (a) the lump sum value of the benefit that would have been payable under the Prior Pension Plan as of February 29, 1996, (b) the lump sum value of the benefit that would have been payable under the Prior Pension Plan but using average pay for the five-year period ending June 30, 1995, in place of average pay during all years of employment with Digital, or (c) a percentage factor (between 4.5% and 7.0%) times years of service times base pay as of December 18, 1995. The New Pension Plan continues the Prior Pension Plan formula for five years for all employees who on February 29, 1996 had reached age 50 and had completed at least five years of vesting service, or who were age 60 or older. At the earlier of March 31, 2001 or the employee's date of termination, his or her benefit will be the greater of the value of the benefit accrued under the Prior Pension Plan's formula or the employee's then current account balance under the New Pension Plan. A participant is 100% vested in his or her benefit after completing five years of vesting service with Digital. For purposes of calculating a participant's pension benefit under either the Prior Pension Plan or the New Pension Plan, annual compensation is currently limited to $150,000, subject to adjustment to reflect cost of living increases, pursuant to the Code.

     The Digital Equipment Corporation Restoration Pension Plan (the "Restoration Plan"), adopted effective as of May 1, 1992 (amended and renamed the Digital Equipment Corporation Cash Account Pension Plan effective as of March 1, 1996), compensates Digital's employees for reductions in the benefits calculated under either the Prior or the New Pension Plan, as the case may be, due to legislative and regulatory limitations. The Restoration Plan, which is a non-qualified plan under the Code, and which is unfunded, provides additional retirement compensation equal to the difference between the benefit a participant would receive under either Pension Plan without the legislative and regulatory limitations and the benefit actually payable to the participant under either Pension Plan.

     Estimated annual retirement benefits payable as a straight life annuity under the New Pension Plan and Restoration Plan at age 65 based on projected compensation and continued employment for the following individuals would be:
Ms. Lang, $23,040; Ms. Horan, $54,617; Mr. Hult, $87,830; and Mr. Wilkes,
$71,299. Mr. Laing is not covered by the New Pension Plan.

     In addition, Digital has a Savings and Investment Plan ("SAVE Plan") which allows eligible U.S. employees to defer up to 12% (14% as of June 30, 1996) of their eligible compensation on a tax-deferred basis into a tax exempt trust pursuant to rules set forth in the Code. Beginning in fiscal year 1996, Digital makes a matching contribution to the trust for the benefit of each participant in the SAVE Plan at the rate equal to the lesser of (a) 33 1/3% of such employee's contributions or (b) 2% of such employee's annual eligible compensation (subject to Code limitations). The employee accounts are invested by the plan trustee in up to nine investment alternatives, as directed by the employee. Annual employee pre-tax deferrals are currently limited to $9,500 for the 1996 calendar year.

     The Digital Equipment Corporation SAVE Restoration Plan was adopted effective on July 1, 1995. The SAVE Restoration Plan, which is a non-qualified plan under the Code and is unfunded, allows any SAVE Plan participant whose annual eligible compensation is at least $150,000 (subject to adjustment to reflect cost of living increases) and who defers the maximum amount of his or her eligible compensation under the SAVE Plan for the year to receive a credit equal to 2% of the amount by which such employee's eligible compensation for that year exceeds $150,000 (as adjusted) resulting in a total matching contribution equal to what would have otherwise been provided under the SAVE Plan but for legislative and regulatory limitations.

                             PRINCIPAL STOCKHOLDER

     All of the           shares of Class B Common Stock outstanding immediately
prior to the consummation of the Offering are owned by Digital. Upon consummation of the Offering, Digital will own all of the outstanding Class B Common stock and, accordingly, will own Common Stock representing approximately
     % of the economic interest in the Company (     % if the Underwriters'
over-allotment options are exercised in full) and representing approximately
     % of the combined voting power of the Company's outstanding Common Stock
(or      % if the Underwriters' over-allotment options are exercised in full).
The address of Digital is 111 Powdermill Road, Maynard, Massachusetts 01754.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have           shares
of Class A Common Stock issued and outstanding (          if the Underwriters'
over-allotment options are exercised in full) and           shares of Class B
Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradeable without restrictions under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares acquired by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144 unless sold under an effective registration statement under the Securities Act or pursuant to another exemption from registration. All of the outstanding shares of Class B Common Stock are owned by Digital and have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. Digital has certain rights to require the Company to effect registration of shares of Class B Common Stock owned by Digital, which rights may be assigned. See "Relationship with Digital -- Corporate Agreement."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least two years, including a person who may be deemed an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding the sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least three years is entitled to sell such shares without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The Securities and Exchange Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than two years (and to permit sales without any volume limitation after two years, rather than three years, for non-affiliates).

     Rule 144A under the Securities Act ("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Class B Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

     Prior to the Offering, there has been no market for the Class A Common Stock. No predictions can be made of the effect, if any, that market sales of currently outstanding shares of Class B Common Stock or the availability of such shares for sale will have on the market price of Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Class B Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for Class A Common Stock. Although Digital in the future may effect or direct sales or other dispositions of Common Stock that would reduce its ownership interest in the Company, Digital has advised the Company that its current intention is to continue to hold all of the Class B Common Stock owned by it immediately after the completion of the Offering. However, Digital has no agreement with the Company not to sell or distribute such shares, and, other than pursuant to the Underwriting Agreements described below, there can be no assurance concerning the period of time during which Digital will maintain its ownership of Common Stock. Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Digital to continue to include the Company in its consolidated group for federal tax purposes, and ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for Digital to be able to effect a tax-free spin-off of the Company. Digital has indicated to the Company that any decision by Digital to reduce such ownership interest would be made in the future on the basis of all of the circumstances existing at such time, including the effect of any such reduction on Digital (including any benefit to Digital from the removal from Digital's consolidated balance sheet of the Company's assets and liabilities in the event Digital's interest in the Common Stock is reduced below 50%), the needs of Digital, the performance of Digital, stock market conditions and other factors. In connection with the Offering, subject to certain exceptions, the Company and Digital will agree with the Underwriters not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company will consist of (a) 100,000,000 shares of Common Stock, par value $0.01 per share, of which: (i) 50,000,000 shares initially will be designated as Class A Common Stock; and (ii) 50,000,000 shares initially will be designated as Class B Common Stock; and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. Of the 50,000,000 shares of Common Stock
designated as Class A Common Stock,           shares are being offered hereby
and           shares are reserved for issuance upon conversion of Class B Common
Stock into Class A Common Stock. Of the 50,000,000 shares of Common Stock
designated as Class B Common Stock,           shares will be outstanding and
held by Digital upon consummation of the Offering. Each of the Class A Common Stock and Class B Common Stock constitutes a series of Common Stock under the General Corporation Law of the State of Delaware (the "DGCL"). A description of the material terms and provisions of the Company's Amended and Restated Certificate of Incorporation affecting the relative rights of the Class A Common Stock, the Class B Common Stock and the Preferred Stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to the form of the Company's Amended and Restated Certificate of Incorporation filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  Voting Rights

     The holders of Class A Common Stock and Class B Common Stock generally have identical rights, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock, with some exceptions described below, are entitled to three votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Amended and Restated Certificate of Incorporation must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the Company's Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

  Dividends

     The Board of Directors of the Company currently does not intend to pay dividends on the Class A Common Stock and Class B Common Stock. By virtue of its stock ownership, Digital will have the ability to change the size and composition of the Company's Board of Directors and thereby control the payment of dividends by the Company.

  Conversion

     Each share of Class B Common Stock will be convertible at the holder's option into one share of Class A Common Stock while such share of Class B Common Stock is held by Digital or any of its subsidiaries and until the earlier of:
(i) the date on which shares of Class B Common Stock are issued to stockholders of Digital or its successor in a Tax-Free Spin-Off; and (ii) the date on which the number of shares of Class B Common Stock outstanding is less than 60% of the aggregate number of shares of Common Stock outstanding. Any shares of Class B Common Stock transferred to a person other than Digital or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition, except for a disposition effected in connection with a transfer of Class B Common Stock to stockholders of Digital as a dividend in a Tax-Free Spin-Off. In the event of a Tax-Free Spin-Off, shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off Digital delivers to the Company an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) to the effect that such conversion would preclude Digital from obtaining a favorable ruling from the Internal Revenue Service that the distribution would be tax-free under the Code. If such an opinion is received, approval of such conversion shall be submitted to a vote of the holders of the Company's Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off unless Digital delivers to the Company an opinion of Digital's counsel (which counsel shall be reasonably satisfactory to the Company) prior to such anniversary that such vote would adversely affect the status of the Tax-Free Spin-Off. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both the Company's Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. Digital has no current plans with respect to a Tax-Free Spin-Off of the Company.

     Digital expects to convert its Class B Common Stock into Class A Common Stock immediately prior to a Tax-Free Spin-Off if, after such conversion, it would have beneficial ownership of at least 80% of the voting power of the outstanding Common Stock. All shares of Class B Common Stock shall automatically convert into Class A Common Stock if a Tax-Free Spin-Off has not occurred and the number of outstanding shares of Class B Common Stock falls below 60% of the aggregate number of outstanding shares of Common Stock. This will prevent Digital from decreasing its economic interest in the Company to less than 60% while still retaining control of approximately 81.8% of the Company's voting power. All conversions will be effected on a share-for-share basis.

     The requirement that Digital retain beneficial ownership of at least 80% of the voting power of the outstanding Common Stock after any conversion prior to a Tax-Free Spin-Off is intended to ensure that the tax treatment of the Tax-Free Spin-Off is preserved. Similarly, the requirement to submit such conversion to a vote of the holders of Common Stock is intended to preserve such tax treatment should the Internal Revenue Service challenge automatic conversion on the fifth anniversary of the Tax-Free Spin-Off as violating the 80% vote requirement. Automatic conversion of the Class B Common Stock into Class A Common Stock if a Tax-Free Spin-Off has not occurred and Digital decreases its economic interest in the Company to less than 60% is intended to ensure that Digital retains voting control by virtue of its ownership of Class B Common Stock only if it has a sizable economic interest in the Company.

     In addition, in order to give any holder of the Class A Common Stock or Class B Common Stock the right to participate in any offer for a significant amount of the shares of the other class that is not similarly offered for the shares of such holder's class, following a Tax-Free Spin-Off shares of Common Stock of each class will be convertible, at the option of the registered holder thereof, on a share-for-share basis, into shares of the other class if any person (other than Digital or any of its consolidated subsidiaries), or any group of persons (other than Digital or any one or more of its subsidiaries) agreeing to act together for the purpose of acquiring, holding, voting or disposing of shares of Common Stock, makes an offer, which the Company's Board of Directors deems, in its sole discretion, to be a bona fide offer, to purchase 5% or more of the other class of Common Stock for cash or a combination of cash and other securities or property without making a similar offer for the shares of such class. The shares of Common Stock of a class may only be so converted during the period in which such bona fide offer is in effect. Any share of Common Stock so converted and not acquired by the offeror prior to the termination, rescission or completion of the offer will automatically reconvert to a share of the class from which it was converted upon such termination, rescission or completion.

  Other Rights

     In the event of any merger or consolidation of the Company with or into another company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

     On liquidation, dissolution or winding up of the Company after payment in full of the amounts required to be paid to holders of Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

     No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. However, the Company and Digital intend to enter into a corporate agreement under which the Company will grant to Digital a continuing option, transferable to any of its subsidiaries, to purchase, under certain circumstances, at market price, additional shares of Class B Common Stock or shares of nonvoting capital stock of the Company to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. See "Relationship with Digital -- Corporate Agreement."

     Upon consummation of the Offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

     The Preferred Stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Company's Amended and Restated Certificate of Incorporation to determine, among other things, the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and could have certain antitakeover effects. The Company has no present plans to issue any shares of Preferred Stock. The ability of the Board of Directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation provides that any person purchasing or acquiring an interest in shares of capital stock of the Company is deemed to have consented to the following provisions relating to intercompany agreements and to transactions with interested parties and corporate opportunities. The corporate charter of Digital does not include comparable provisions relating to intercompany agreements, transactions with interested parties or corporate opportunities.

  Transactions With Interested Parties

     The Company's Amended and Restated Certificate of Incorporation provides that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Company and Digital or any Related Entity (as such terms are defined below) or between the Company and any director or officer of the Company, Digital or any Related Entity shall be void or voidable solely for the reason that Digital, a Related Entity or any one or more of the officers or directors of the Company, Digital or any Related Entity are parties thereto, or solely because any such directors or officers are present at, participate in or vote with respect to the authorization of such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof). Further, the Company's Amended and Restated Certificate of Incorporation provides that neither Digital nor any officer or director thereof or of any Related Entity shall be liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that Digital or an officer or director thereof or of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Digital or such Related Entity and the Company. No vote cast or other action taken by any person who is an officer, director or other representative of Digital or such Related Entity, which vote is cast or action is taken by such person in his capacity as a director of the Company, shall constitute an action of or the exercise of a right by or a consent of Digital, such subsidiary or Related Entity for the purpose of any such agreement or contract. For purposes of the foregoing, the "Company" and "Digital" include all corporations and other entities in which the Company or Digital, as the case may be, owns fifty percent or more of the outstanding voting stock, and "Related Entity" means one or more corporations or other entities in which one or more of the directors of the Company have a direct or indirect financial interest.

  Competition by Digital with the Company; Corporate Opportunities

     The Company's Amended and Restated Certificate of Incorporation provides that except as Digital may otherwise agree in writing:

          (i) neither Digital nor any subsidiary of Digital (other than the Company) shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company; and

          (ii) neither Digital nor any subsidiary (other than the Company), officer or director thereof will be liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities or of such person's participation therein.

     The Company's Amended and Restated Certificate of Incorporation also provides that if Digital or any subsidiary of Digital (other than the Company) acquires knowledge of a potential transaction or matter which may be a corporate opportunity both for Digital or such subsidiary and for the Company, neither Digital nor such subsidiary (nor the officers and directors of either thereof) shall have a duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that Digital or such subsidiary pursues or acquires such opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

     Further, the Company's Amended and Restated Certificate of Incorporation provides that in the event that a director, officer or employee of the Company who is also a director, officer or employee of Digital acquires knowledge of a potential transaction or matter that may be a corporate opportunity both for the Company and Digital (whether such potential transaction or matter is proposed by a third party or is conceived of by such director, officer or employee of the Company), such director, officer or employee shall be entitled to offer such corporate opportunity to the Company or Digital as such director, officer or employee deems appropriate under the circumstances in his or her sole discretion, and no such director, officer or employee shall be liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to Digital (rather than the Company) or did not communicate information regarding such corporate opportunity to the Company or (ii) Digital pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

     The enforceability of the provisions discussed above under Delaware corporate law has not been established and, due to the absence of relevant judicial authority, counsel to the Company is not able to deliver an opinion as to the enforceability of such provisions. These provisions of the Company's Amended and Restated Certificate of Incorporation eliminate certain rights that might have been available to stockholders under Delaware law had such provisions not been included in the Amended and Restated Certificate of Incorporation, although the enforceability of such provisions has not been established.

     At the time of the consummation of the Offering, certain of the directors of the Company will also be employees of Digital.

     The foregoing provisions of the Company's Amended and Restated Certificate of Incorporation shall expire on the date that Digital ceases to own beneficially Common Stock representing at least 20% of the number of outstanding shares of Common Stock and no person who is a director or officer of the Company is also a director or officer of Digital or its subsidiaries.

  Actions Under Intercompany Agreements

     The Company's Amended and Restated Certificate of Incorporation will also limit the liability of Digital and its subsidiaries for certain breaches of their fiduciary duties in connection with action that may be taken or not taken in good faith under the intercompany agreements. See "Relationship with Digital."

  Advance Notice Provision

     The Company's Amended and Restated By-Laws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by the Company not less than 120 or more than 150 days prior to the first anniversary of the Company's proxy statement in connection with the previous year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

  Limitations on Directors' Liability

     The Company's Amended and Restated Certificate of Incorporation and the applicable provisions of the DGCL provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

  The Delaware General Corporation Law

     The Company is a Delaware corporation subject to Section 203 of the DGCL.
Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders of a corporation may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its beneficial ownership of Class B Common Stock, Digital is in a position to elect to exclude the Company from the restrictions under Section 203 of the DGCL, although it currently has no intention to do so.

TRANSFER AGENT

     The Company's transfer agent and registrar for its Common Stock is First Chicago Trust Company of New York.

          CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED
                                 STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Common Stock applicable to Non-United States Holders of such Common Stock. For the purposes of this discussion, a "Non-United States Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any state, or (iii) an estate or trust the income of which is includible in gross income for United States federal income tax purposes regardless of its source. The term "Non-United States Holder" does not include individuals who were United States citizens within the ten-year period immediately preceding the date of this Prospectus and whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes. This discussion does not deal with all aspects of United States federal income and estate taxation and does not deal with foreign, state and local tax consequences that may be relevant to Non-United States Holders in light of their personal circumstances. Furthermore, the following discussion is based on current provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Prospective non-United States investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of owning and disposing of Common Stock.

DIVIDENDS

     Generally, any dividend paid to a Non-United States Holder of Common Stock will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (absent knowledge that such presumption is not warranted) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining applicability of a tax treaty rate. However, under proposed United States Treasury regulations not currently in effect, a Non-United States Holder of Common Stock (including a beneficial owner of an interest in certain Non-United States Holders) who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and disclosure requirements. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption.

     In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A Non-United States Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder; (ii) the Non-United States Holder is an individual who holds such Common Stock as a capital asset and who is present in the United States for 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company has determined that it is not and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes. If the Company were to become a "United States real property holding corporation," gains realized on a disposition of Common Stock by a Non-United States Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax, provided that the Common Stock is "regularly traded" on an established securities market.

     An individual Non-United States Holder described in clause (i) above will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that the individual is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient of such dividends, and the amount, if any, of tax withheld. A similar report is sent to the recipient of such dividends. Pursuant to tax treaties or other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Under current Treasury Regulations, dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor. Under current Treasury Regulations, backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person). Under proposed United States Treasury regulations not currently in effect, however, a Non-United States Holder will be subject to back-up withholding unless applicable certification requirements are met.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of Common Stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States through an office outside the United States of a broker that is (a) a United States person, (b) a United States "controlled foreign corporation" for U.S. tax purposes or (c) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless such broker has documentary evidence in its files of the owner's foreign status and has no knowledge to the contrary or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

ESTATE TAX

     A Non-United States Holder who is an individual and who owns Common Stock at the time of his death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     The underwriters of the U.S. Offering of the Class A Common Stock (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Cowen & Company and J.P. Morgan Securities Inc. are serving as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the following number of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                              U.S. UNDERWRITERS                            NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Lehman Brothers Inc. ................................................
    Cowen & Company......................................................
    J.P. Morgan Securities Inc. .........................................
                                                                           ----------------
              Total......................................................
                                                                           =============

     The managers of the International Offering named below (the "International Managers"), for whom Lehman Brothers International (Europe), Cowen & Company and J.P. Morgan Securities Ltd. are acting as lead managers, have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, to purchase from the Company, and the Company has agreed to sell to each International Manager, the following aggregate number of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                           INTERNATIONAL MANAGERS                          NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Lehman Brothers International (Europe)...............................
    Cowen & Company......................................................
    J.P. Morgan Securities Ltd. .........................................
                                                                           ----------------
              Total......................................................
                                                                           =============

     The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase shares of Class A Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions and that if any of the shares of Class A Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Class A Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreement, must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

     The Company has been advised that the U.S. Underwriters and the International Managers propose to offer shares of Class A Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the U.S. Underwriters and International Managers) at such public offering price less a
selling concession not to exceed $     per share. The Underwriters may allow and
the selected dealers may reallow a concession not to exceed $     per share.
After the initial offering of the Class A Common Stock, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the U.S. Underwriters and the International Managers. The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Class A Common Stock to any accounts over which they exercise discretionary authority.

     The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Class A Common Stock offered in the U.S. Offering, (a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Between, each International Manager has agreed that, as part of the distribution of the shares of Class A Common Stock offered in the International Offering, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and
(b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering within the United States or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between, including (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who also is acting as a U.S. Underwriter and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision thereof (other than the foreign branch of any United States or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income, and any United States or Canadian branch of a person other than a United States or Canadian Person. The term "United States" means the United States of America (including the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. The term "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

     Pursuant to the Agreement Between, sales may be made among the U.S. Underwriters and the International Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Class A Common Stock being sold by the U.S. Underwriters and International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Between, the number of shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

     Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Class A Common Stock, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom, any document received by it in connection with the issue of the Class A Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.

     Purchasers of the shares offered pursuant to the Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The Company has granted to the U.S. Underwriters and the International
Managers options to purchase up to an additional           and        shares of
Class A Common Stock, respectively, at the initial public offering price less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. The options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters and the International Managers exercise such options, each of the U.S. Underwriters and the International Managers, as the case may be, will be committed (subject to certain conditions) to purchase a number of option shares proportionate to such U.S. Underwriter's or International Manager's initial commitment.

     The Company and Digital have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     The Company and Digital have also agreed that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, grant any options to purchase or otherwise dispose of any shares of Common Stock within 180 days after the date of this Prospectus, other than (i) the shares of Class A Common Stock to be sold to the Underwriters in the Offering, (ii) the issuance of options and sales of Common Stock pursuant to currently existing stock-based compensation plans, (iii) sales of shares to Digital, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). See "Shares Eligible for Future Sale."

     Certain of the Underwriters from time to time have performed various investment banking services for Digital and its subsidiaries.

     Prior to the Offering there has been no public market for the Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the state of the Company's business operations, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies in related businesses and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The balance sheet of AltaVista Internet Software, Inc. as of June 29, 1996 and the balance sheets of AltaVista Internet Software Products as of June 29, 1996 and July 1, 1995 and the statements of operations, net parent's investment and cash flows of AltaVista Internet Software Products for each of the three fiscal years in the period ended June 29, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission which can be accessed at http://www.sec.gov.

                          REPORTS TO SECURITY HOLDERS

     The Company intends to furnish holders of its Class A Common Stock offered hereby with annual reports containing financial statements audited by independent accountants.

                       ALTAVISTA INTERNET SOFTWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
ALTAVISTA INTERNET SOFTWARE, INC.
  Report of Independent Accountants...................................................  F-2
  Balance Sheet as of June 29, 1996...................................................  F-3
  Notes to Balance Sheet..............................................................  F-4
ALTAVISTA INTERNET SOFTWARE PRODUCTS
  Report of Independent Accountants...................................................  F-10
  Statements of Operations for the fiscal years ended July 2, 1994, July 1, 1995 and
     June 29, 1996....................................................................  F-11
  Balance Sheets as of July 1, 1995 and June 29, 1996.................................  F-12
  Statements of Cash Flows for the fiscal years ended July 2, 1994, July 1, 1995 and
     June 29, 1996..                                                                    F-13
  Statements of Net Parent's Investment for the fiscal years ended July 2, 1994, July
     1, 1995 and June 29, 1996........................................................  F-14
  Notes to Financial Statements.......................................................  F-15

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
  AltaVista Internet Software, Inc.:

     We have audited the accompanying balance sheet of AltaVista Internet Software, Inc. as of June 29, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides us a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AltaVista Internet Software, Inc. as of June 29, 1996 in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 26, 1996

                       ALTAVISTA INTERNET SOFTWARE, INC.

                                 BALANCE SHEET
                                 JUNE 29, 1996

                                           ASSETS
Current assets:
  Cash..............................................................................  $1,000
                                                                                      ======
                                    STOCKHOLDER'S EQUITY
Common stock, $0.01 par value; 1,000,000 shares
  authorized; 1,000 shares issued and outstanding...................................  $   10
Paid-in capital.....................................................................     990
Retained earnings...................................................................      --
                                                                                      ------
          Total stockholder's equity................................................  $1,000
                                                                                      ======

       The accompanying notes are an integral part of the balance sheet.

                       ALTAVISTA INTERNET SOFTWARE, INC.
                             NOTES TO BALANCE SHEET

1.  ORGANIZATION

     AltaVista Internet Software, Inc. (the "Company") was incorporated on June 28, 1996 and, except for organizational matters and activities undertaken in connection with the proposed initial public offering of its common stock (the "offering"), has been inactive since that date. As a result, the Company has not had any income or expenses. On June 28, 1996, the Company issued 1,000 shares of common stock to its sole stockholder, Digital Equipment Corporation ("Digital"), for cash.

2.  SUBSEQUENT EVENTS

     AltaVista Internet Software, Inc. intends to enter into an agreement with Digital pursuant to which AltaVista Internet Software Products (the "Business") will contribute its assets to the Company and the Company will assume the liabilities relating to the Business. On July 18, 1996, the Company opened a subsidiary in the Netherlands under the name AltaVista Internet Software, B.V. Prior to the consummation of the offering, the Company's certificate of incorporation will be amended to authorize 50,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock, each with a par value of $0.01 per share. Holders of Class A common stock generally will have identical rights to holders of Class B common stock except that holders of Class A common stock will be entitled to one vote per share while holders of Class B common stock will be entitled, with certain exceptions, to three votes per share on all matters submitted to a vote of stockholders. Each share of Class B common stock will be convertible while held by Digital or any of its subsidiaries into one share of Class A common stock. The amended and restated certificate of incorporation will also authorize 5,000,000 shares of preferred stock that may be issued at the discretion of the Board of Directors. The Board is authorized to determine the voting, dividend, redemption and liquidation preferences and limitations of any preferred stock that may be issued.

  Potential Conflicts of Interest

     The Company's amended and restated certificate of incorporation includes provisions relating to competition by Digital with the Company, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain persons. Various conflicts of interest between the Company and Digital could arise following the consummation of the offering, and persons serving as directors, officers and employees of both the Company and Digital may have conflicting duties to each. The members of the Board of Directors of the Company who are affiliated with Digital will consider not only the short-term and long-term impact of financial and operating decisions on the Company, but also the impact of such decisions on Digital's consolidated financial results. In some instances, the impact of such decisions could be disadvantageous to the Company while advantageous to Digital, or vice versa.

  Agreements with Digital

     The Company's relationship with Digital will be governed by intercompany agreements. It is anticipated that such agreements will be entered into prior to the consummation of the offering. With respect to matters covered by the services agreement, the relationship between Digital and the Company is intended to continue in a manner generally consistent with past practices. Because the Company is a wholly-owned subsidiary of Digital, none of these arrangements will result from arm's-length negotiations and, therefore, the prices charged to the Company for services provided thereunder may be higher or lower than prices that may be charged by third parties.

  Services Agreement

     The Company and Digital intend to enter into an intercompany services and operating agreement (the "Services Agreement") with respect to services to be provided by Digital (or subsidiaries of Digital) to the Company. Under the Services Agreement, certain services will be provided in exchange for fees which are

                       ALTAVISTA INTERNET SOFTWARE, INC.
                     NOTES TO BALANCE SHEET -- (CONTINUED)

based on Digital's costs for such services and are consistent in all material respects with the allocation of the costs of such services set forth in the financial statements of the Business. The services initially to be provided by Digital to the Company under the Services Agreement include, among other things, certain accounting, administration, cash management, employee benefit plan administration, legal, risk management, tax and treasury services. The Company may request an expansion or termination of services, in which case the parties will discuss, without obligation, the provision or termination of such services and an appropriate change or reduction in charges for such services. In the event Digital proposes changes in billing methodology which would result in a significant increase (being the greater of a 10% or $100,000) in costs for the affected services, the Company may terminate such services.

     In addition to the identified services, Digital intends to agree to continue coverage of the Company under Digital's umbrella liability, property, casualty and fiduciary insurance policies. The Company intends to agree to reimburse Digital for the portion of Digital's premium cost with respect to such insurance that is attributable to coverage of the Company. Either Digital or the Company may terminate such coverage under Digital's policies at any time on 90 days' written notice.

     Also, in addition to the identified services, Digital intends to agree to allow eligible employees of the Company to participate in certain Digital employee benefit plans. In addition to a monthly service fee under the Services Agreement, the Company intends to agree to reimburse Digital for Digital's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain personnel expenses), generally in accordance with past practice, relating to participation by the Company's employees in any of Digital's benefit plans.

     The Services Agreement will have an initial term of two years and will be renewed automatically thereafter for successive one-year terms unless either the Company or Digital elects not to renew it. After the initial 2-year term, the Services Agreement may be terminated at any time by either party upon 90 days' written notice. The Services Agreement may also be terminated at any time upon 90 days' written notice, if Digital ceases to own shares of common stock representing more than 50% of the combined voting power of the common stock of the Company.

  Facilities Agreement

     The Company and Digital intend to enter into an intercompany facilities agreement (the "Facilities Agreement"). The Facilities Agreement provides that the Company may occupy space located in facilities owned or leased by Digital in exchange for rental fees determined at charges comparable to those charged to other businesses operated by Digital.

     The Facilities Agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms unless either the Company or Digital elects not to renew it. The Facilities Agreement is subject to early termination by either the Company or Digital upon six months' written notice if Digital ceases to own shares of common stock representing more than 50% of the combined voting power of the common stock of the Company, and by the Company with respect to any particular facility upon 30 days' written notice for any reason. The Company's use of any particular property subject to the Facilities Agreement is limited by the term of any underlying lease between Digital and a landlord with respect to those properties leased by Digital and by any disposition by Digital of any property owned by it.

  Tax-Sharing Agreement

     The Business is, and immediately after the offering the Company will continue to be, included in Digital's federal consolidated income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of Digital and its subsidiaries. In certain circumstances, the Company and certain of its subsidiaries will also be included with certain other subsidiaries of Digital in combined, consolidated or unitary income tax groups for state and local tax purposes. The Company and Digital intend to

                       ALTAVISTA INTERNET SOFTWARE, INC.
                     NOTES TO BALANCE SHEET -- (CONTINUED)

enter into a tax-sharing agreement (the "Tax-Sharing Agreement") pursuant to which the Company and Digital will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns. Pursuant to the Tax-Sharing Agreement, under certain circumstances, the Company will be reimbursed for tax attributes, such as net operating losses, that it generates after the offering. Such reimbursement, if any, will be made for utilization of the Company's losses only after Digital's losses are fully utilized. Reimbursement will not be made for losses incurred by the Company while Digital is subject to the alternative minimum tax. Under the Tax-Sharing Agreement, the Company will pay Digital a fee intended to reimburse Digital for all direct and indirect costs and expenses incurred with respect to the Company's share of the overall costs and expenses incurred by Digital with respect to tax related services.

     In general, the Company will be included in Digital's consolidated group for federal income tax purposes for so long as Digital beneficially owns at least 80% of the total voting power and value of the outstanding common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between the Company and Digital, during the period in which the Company is included in Digital's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Digital's consolidated group.

  Asset Transfer and License Agreement

     The Company and Digital intend to enter into an asset transfer and license agreement (the "Asset Transfer Agreement") which will provide for the transfer to the Company of all assets and the assumption by the Company of all liabilities that relate principally to the Company's business, including all assets and liabilities reflected on the AltaVista Internet Software Products Balance Sheet included in this Prospectus as adjusted to give effect to the conduct of the Company's business in the ordinary course from such balance sheet date to the date of transfer.

     Pursuant to the Asset Transfer Agreement, Digital will assign to the Company all of Digital's rights in the AltaVista trademark and logo and will license to the Company all of its Internet addresses. Digital will retain the right to use such trademarks in advertising, marketing literature and corporate communications that refer to the Company.

     Under the Asset Transfer Agreement, Digital will grant the Company a non-exclusive, irrevocable, royalty-free license to all Digital patents and pending and future patent applications covering inventions made as of the consummation of the offering that are embodied in the Company's products and services. Under this license, the Company will have a right to sell to its customers products embodying technology covered by the patents. The Company will not otherwise have a right to sublicense its rights under this license or to assign or transfer the license except in connection with a change of control of the Company or the sale of all or substantially all of the Company's assets. The Company may not prevent Digital from granting other licenses under such patents, will not be able to realize licensing revenues from any such licenses, cannot require Digital to enforce any such patents against competitors of the Company and cannot control any enforcement proceedings Digital undertakes.

     Under the Asset Transfer Agreement, Digital will assign to the Company all of Digital's rights in software code developed specifically for and included in the Company's products and services, subject to the terms of the patent license described above ("Transferred Code"). Digital will retain an irrevocable, royalty-free license to use Transferred Code for its internal use, including research and development. All rights to any performance or functionality improvements or enhancements ("Modifications") to Transferred Code developed by or on behalf of Digital will be owned by Digital; provided, however, that Digital will grant the Company an irrevocable, royalty-free license to use Modifications developed by Digital during the two years

                       ALTAVISTA INTERNET SOFTWARE, INC.
                     NOTES TO BALANCE SHEET -- (CONTINUED)

following the consummation of the offering. Similarly, all rights to any Modifications developed by or on behalf of the Company will be owned by the Company; provided, however, that the Company will grant to Digital an irrevocable, royalty-free license to use for Digital's internal use Modifications developed by the Company during the two years following the consummation of the offering.

     For two years following the consummation of the offering, Digital will not have the right to commercialize any new software product derived from Transferred Code ("Derived Software") that is designed for use primarily in the Internet/intranet market, that runs on Windows, Windows NT or UNIX platforms and that offers functionality substantially similar to any of the AltaVista Products as of the consummation of the offering. Notwithstanding the foregoing, Digital will be free to commercialize without restriction any Digital product, excluding the AltaVista products, existing as of the consummation of the Offering that includes Transferred Code as of the consummation of the Offering without restriction.

     Under the Asset Transfer Agreement, Digital will retain all of its rights in software code used in, but not developed specifically for, the Company's products ("Shared Code"). Digital will grant the Company a non-exclusive, irrevocable, royalty-free license to use Shared Code. Under the license, the Company will have the right to sell to its customers products containing Shared Code. The Company will not otherwise have a right to sublicense its rights or to assign or transfer such license except in connection with a change of control of the Company or the sale of all or substantially all of the Company's assets.

     Pursuant to the Asset Transfer Agreement, Digital will license to the Company all its rights in all know-how related to and necessary to use, make and sell the Company's products. Any third party technology used in the Company's products will, to the extent permitted, be sublicensed or assigned by Digital to the Company under the Asset Transfer Agreement.

  Technical Assistance Agreement

     The Company intends to enter into a technical assistance agreement (the "Technical Assistance Agreement") with Digital pursuant to which the Company may, from time to time, request Digital (including its research laboratories) to provide consulting and technical assistance to the Company with respect to technology related to or derived from the Company's products. The Company will pay Digital fees for any consulting or technical assistance provided by Digital under the Technical Assistance Agreement at Digital's then prevailing rate for consulting services. Ownership of and rights to any and all ideas, improvements and inventions conceived or created under the performance of work under the Technical Assistance Agreement shall be determined in writing between the parties prior to Digital performing the work.

  Strategic Alliance Agreement

     The Company and Digital intend to enter into a strategic alliance agreement (the "Strategic Alliance Agreement") that grants Digital a license to distribute the Company's products on a non-exclusive, worldwide basis through Digital's reseller and distribution networks. The Strategic Alliance Agreement also designates Digital as an Authorized Service Provider of the Company to provide training, documentation, technical support and maintenance services to the Company's customers and end-users. Digital will pay to the Company a fee for the license and support services as agreed upon in the Digital-AltaVista Fee Schedule. In addition, the Strategic Alliance Agreement provides that Digital will loan the Company certain hardware equipment for product development purposes, and provide the Company with hardware and software for internal use at Digital's then prevailing rates and prices. Digital and the Company have also established a joint marketing relationship with respect to the Company's products and services.

     The Strategic Alliance Agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms, subject to termination by either the Company or Digital upon six

                       ALTAVISTA INTERNET SOFTWARE, INC.
                     NOTES TO BALANCE SHEET -- (CONTINUED)

months' written notice if Digital ceases to own shares of common stock representing more than 50% of the combined voting power of the common stock of the Company.

  Corporate Agreement

     The Company and Digital intend to enter into a corporate agreement (the "Corporate Agreement") under which the Company will grant to Digital a continuing option, transferable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Class B common stock or shares of nonvoting capital stock of the Company (the "Stock Option"). The Stock Option may be exercised by Digital simultaneously with the issuance of any equity security of the Company (other than in the Offering or upon the exercise of the Underwriters' over-allotment options), with respect to Class B common stock, only to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of nonvoting capital stock, to the extent necessary to own at least 80% of the total number of shares of each outstanding class of such stock.

     The purchase price of the shares of Class B common stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price of a share of Class A common stock. The purchase price of the shares of nonvoting capital stock purchased upon any exercise of the stock option, subject to certain exceptions, will be based on the market price at which such stock may be purchased by third parties. The Stock Option expires in the event that Digital reduces its beneficial ownership of common stock in the Company to less than 60% of the number of outstanding shares of common stock. The Company does not intend to issue additional shares of Class B common stock except pursuant to the exercise of the Stock Option.

     The Corporate Agreement will further provide that, upon the request of Digital, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Class B common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by Digital for sale in accordance with Digital's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Corporate Agreement. Digital will also have the right, which it may exercise at any time and from time to time, to include the shares of Class B common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by it in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will agree to pay all out-of-pocket costs and expenses (other than the underwriters' discounts and commissions and transfer taxes) in connection with each such registration that Digital requests or in which Digital participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Digital and its assignees.

  Equity Incentive Plan

     The Company intends to adopt, subject to Board of Directors and stockholder approval, the Equity Incentive Plan (the "Incentive Plan") under which awards of common stock options and restricted and unrestricted common stock, and deferred stock may be granted to employees, officers and directors of, or consultants to, the Company. Options granted under the Incentive Plan may be either incentive stock options or non-statutory stock options. Incentive stock options granted have an exercise price not less than fair market value of the stock at the grant date (110% of fair value in certain instances) and vesting schedules as determined by the Board. Non-statutory options are granted at prices and vesting schedules as determined by the Board. Restricted stock is granted by the Board permitting the recipient to purchase common stock at a price and subject to restrictions specified by the Board. A participant who acquires shares of restricted stock will have all the rights of a stockholder, including the right to receive dividends and to vote. Deferred stock is granted by the Board entitling the recipient to receive stock at a specified future date.

     The Company intends to reserve shares of Class A common stock for issuance under the Incentive Plan.

                       ALTAVISTA INTERNET SOFTWARE, INC.
                     NOTES TO BALANCE SHEET -- (CONTINUED)

  Directors Stock Option Plan

     The Company intends to adopt a directors stock option plan (the "Directors Plan") providing for the annual grant of stock options to purchase shares of Class A common stock to outside directors as additional compensation for their service as directors. The Company plans to reserve shares of Class A common stock for issuance under the Directors Plan.

     Under the Directors Plan, each eligible director joining the Board of Directors in 1996 will be granted an option to purchase shares of Class A common stock upon the later of the adoption of the plan or the director's appointment or election. With respect to each eligible director who is a director as of June 29, 1997 or who joins the Board of Directors on or after June 29, 1997, options to purchase shares of Class A common stock will be granted on the date of the Company's next annual meeting of stockholders, provided that such director's service as a director will continue after such meeting.

     The exercise price of options granted under the Directors Plan will be 100% of the fair market value per share of the Class A common stock on the date the option is granted. Options granted under the Directors Plan will become exercisable at the rate of 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant. The options will expire on the tenth anniversary of the grant date, unless terminated earlier in accordance with the Directors Plan.

  Value Added Link Agreements

     On July 3, 1996, Yahoo! Inc. ("Yahoo!") and Digital signed an agreement whereby Yahoo! established AltaVista as the preferred search engine for all Yahoo! properties that contain World Wide Web functionality. Yahoo! pays a fee to Digital based on the number of search result pages viewed according to an agreed upon rate schedule.

     The agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms for up to three successive one year terms, subject to termination by either Digital or Yahoo! upon 90 days' written notice.

     On August 23, 1996, CNET, Inc ("CNET") and Digital signed an agreement enabling users of CNET Properties to conduct World Wide Web Searches through the AltaVista Internet Search Service. CNET pays a fee to Digital based on the number of search result pages viewed according to an agreed upon schedule.

     The agreement has an initial term of one year and is renewable automatically thereafter for successive one-year terms, subject to termination by either Digital or CNET upon 30 days' written notice.

3.  MIRROR SITE AGREEMENTS

  Telia TeleCom AB

     Digital signed a letter of intent in June 1996 with Telia TeleCom AB of Sweden ("Telia") to establish a mirror site in Northern Europe. Telia would pay Digital a monthly license fee as well as a fee based on the total number of hits (requests for information) per day.

  Telstra Corporation Ltd.

     Digital signed a letter of intent in July 1996 with Telstra Corporation Ltd. of Australia ("Telstra") to establish a mirror site in Australia, New Zealand and several other countries. Telstra would pay Digital a monthly license fee as well as a fee based on the total number of hits per day.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To Digital Equipment Corporation:

     We have audited the accompanying balance sheets of AltaVista Internet Software Products (the "Business") as of June 29, 1996 and July 1, 1995, and the related statements of operations, cash flows and net parent's investment for each of the three fiscal years in the period ended June 29, 1996. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AltaVista Internet Software Products as of June 29, 1996 and July 1, 1995 and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 29, 1996 in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 26, 1996

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FOR THE FISCAL YEARS ENDED
                                                               --------------------------------
                                                               JULY 2,     JULY 1,     JUNE 29,
                                                                1994        1995         1996
                                                               -------     -------     --------
Total operating revenues.....................................  $   298     $   964     $  3,632
                                                               -------     -------     --------
Costs and expenses:
  Cost of operating revenues.................................       47         374        1,110
  Research and engineering expenses..........................    2,235       4,516       15,352
  Selling and marketing expenses.............................       50         248       10,522
  General and administrative expenses........................      684       1,062        6,516
                                                               -------     -------     --------
          Total costs and expenses...........................    3,016       6,200       33,500
Operating loss...............................................   (2,718)     (5,236)     (29,868)
                                                               -------     -------     --------
Net loss.....................................................  $(2,718)    $(5,236)    $(29,868)
                                                               =======     =======     ========
Unaudited pro forma net loss per common share................                          $
                                                                                       ========

    The accompanying notes are an integral part of the financial statements.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          FOR THE FISCAL YEARS
                                                                                 ENDED
                                                                          --------------------
                                                                          JULY 1,     JUNE 29,
                                                                           1995         1996
                                                                          -------     --------
ASSETS
Current assets:
  Accounts receivable, net of allowance of $15 and $76..................  $   243     $  1,010
  Inventories...........................................................       --           45
                                                                          -------     --------
          Total current assets..........................................      243        1,055
Capitalized software, net...............................................      645          577
Equipment, net..........................................................       --        5,876
                                                                          -------     --------
          Total assets..................................................  $   888     $  7,508
                                                                          =======     ========
LIABILITIES AND NET PARENT'S INVESTMENT
Current liabilities:
  Salaries, wages and related items.....................................  $   259     $  1,980
                                                                          -------     --------
          Total current liabilities.....................................      259        1,980
Parent's investment:
  Parent's investment...................................................   10,555       45,322
  Retained deficit......................................................   (9,926)     (39,794)
                                                                          -------     --------
          Net parent's investment.......................................      629        5,528
                                                                          -------     --------
          Total liabilities and net parent's investment.................  $   888     $  7,508
                                                                          =======     ========

    The accompanying notes are an integral part of the financial statements.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  FOR THE FISCAL YEARS ENDED
                                                               --------------------------------
                                                               JULY 2,     JULY 1,     JUNE 29,
                                                                1994        1995         1996
                                                               -------     -------     --------
Cash flows from (used in) operating activities:
  Net loss...................................................  $(2,718)    $(5,236)    $(29,868)
  Adjustments to reconcile net loss to cash
     used in operating activities:
     Depreciation............................................       --          --          800
     Amortization............................................       46         320          438
     Loss on disposition and write-down of equipment.........       --          --          390
     Write-down of capitalized software to
       net realizable value..................................       --          --          238
     Allowance for bad debts.................................        6           9           61
     Changes in operating assets and liabilities:
       Increase in accounts receivable.......................     (216)        (42)        (828)
       Increase in inventories...............................       --          --          (45)
       Increase in salaries, wages and related items.........       21         238        1,721
                                                               -------     -------     --------
          Net cash used in operating activities..............   (2,861)     (4,711)     (27,093)
Cash flows from (used in) investing activities:
  Additions and transfers of equipment.......................       --          --       (7,066)
  Investment in capitalized software.........................     (961)        (50)        (608)
                                                               -------     -------     --------
          Net cash used in investing activities..............     (961)        (50)      (7,674)
Cash flows from financing activities:
  Proceeds from investment by parent.........................    3,822       4,761       34,767
                                                               -------     -------     --------
          Net cash provided from financing activities........    3,822       4,761       34,767
                                                               -------     -------     --------
          Net increase (decrease) in cash....................  $    --     $    --     $     --
                                                               =======     =======     ========

    The accompanying notes are an integral part of the financial statements.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

                     STATEMENTS OF NET PARENT'S INVESTMENT
                    FOR THE FISCAL YEARS ENDED JULY 2, 1994,
                         JULY 1, 1995 AND JUNE 29, 1996
                                 (IN THOUSANDS)

                                                                                            NET
                                                             RETAINED      PARENT'S       PARENT'S
                                                             DEFICIT      INVESTMENT     INVESTMENT
                                                             --------     ----------     ----------
BALANCE AT JULY 3, 1993....................................  $ (1,972)     $  1,972       $       0
Net loss...................................................    (2,718)           --          (2,718)
Investment by parent.......................................        --         3,822           3,822
                                                             --------       -------        --------
BALANCE AT JULY 2, 1994....................................    (4,690)        5,794           1,104
Net loss...................................................    (5,236)           --          (5,236)
Investment by parent.......................................        --         4,761           4,761
                                                             --------       -------        --------
BALANCE AT JULY 1, 1995....................................    (9,926)       10,555             629
Net loss...................................................   (29,868)           --         (29,868)
Investment by parent.......................................        --        34,767          34,767
                                                             --------       -------        --------
BALANCE AT JUNE 29, 1996...................................  $(39,794)     $ 45,322       $   5,528
                                                             ========       =======        ========

    The accompanying notes are an integral part of the financial statements.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

                         NOTES TO FINANCIAL STATEMENTS

A.  THE BUSINESS

  Nature of the Business

     The accompanying financial statements include the revenues and expenses (direct and allocated indirect) and assets and liabilities related to the development and sales of the following products and services:

        AltaVista Search
        AltaVista Directory
        AltaVista Firewall
        AltaVista Tunnel
        AltaVista Forum
        AltaVista Mail

     In the financial statements these products are collectively referred to as "AltaVista Internet Software Products" or the "Business."

     AltaVista Internet Software Products are software products and services for use in the emerging integrated Internet/intranet business environment.

     The software products included in the Business were developed within various Digital Equipment Corporation ("Digital" or "Parent") business units. These products have been managed within a single business unit for less than one year. Most of the products were developed primarily in fiscal years 1995 and 1996 and did not generate revenues until fiscal 1996. AltaVista Directory and AltaVista Firewall began generating revenues in fiscal 1994 and 1995, respectively. AltaVista Mail was released in June 1996.

  Basis of Presentation

     The financial statements are derived from the historic books and records of Digital and present the assets, liabilities, results of operations and cash flows applicable to AltaVista Internet Software Products. Operations prior to 1994 consisted primarily of research and engineering expenses and are not considered to be material. The Business' foreign sales are transacted by Digital's subsidiaries and are denominated in local currencies. Certain costs and expenses presented in these financial statements have been allocated based on management's estimates of the cost of services provided to the Business by Digital. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. The Business has incurred recurring losses from operations through June 29, 1996. Digital has committed to provide the funds required for the conduct of the Business' operations through the earlier of June 30, 1997 or the closing of an initial public offering (the "offering") of the Business' common stock. The historical operating results may not be indicative of future results.

     The financial statements have been prepared for inclusion in a registration statement relating to the public offering of a portion of the common stock of a wholly-owned subsidiary of Digital, AltaVista Internet Software, Inc. (the "Company"), which was formed on June 28, 1996. Prior to the consummation of the offering, Digital will transfer the assets of AltaVista Internet Software Products to AltaVista Internet Software, Inc. and the Company will assume the liabilities of AltaVista Internet Software Products. The transfers will be accounted for at historical cost.

     Operating losses through the consummation of the offering will be recorded as contributions of capital to the Business by Digital. Prior to the consummation of the offering, the Business intends to enter into various agreements with Digital wherein Digital agrees to provide certain services, facilities and technologies to the Business in accordance with the terms described in Note H.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

B.  SIGNIFICANT ACCOUNTING POLICIES

  Fiscal Year

     The fiscal year of the Business is the fifty-two/fifty-three week period ending the Saturday nearest the last day of June. The fiscal years ended July 2, 1994, July 1, 1995 and June 29, 1996 each included 52 weeks.

  Revenue Recognition

     The product revenues of the Business are principally derived from product licensing fees. Product revenues are generally recognized upon shipment, net of allowances for estimated future returns, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable.

  Warranty

     Digital provides maintenance and support services to the Business. In connection with these services, the Business paid Digital approximately $16,000, $62,000 and $225,000 for the fiscal years ended July 2, 1994, July 1, 1995 and June 29, 1996, respectively. Digital also sells extended warranty contracts and maintenance contracts covering the products for which it pays the Business a fee amounting to 22% of the extended warranty and maintenance contract revenue.

  Unaudited Pro Forma Net Loss Per Common Share

     Historical earnings per share data is omitted from the statements of operations because it is not meaningful. Unaudited pro forma net loss per common share is calculated based on the net loss divided by the number of shares of Class B common stock to be issued to Digital prior to consummation of the offering. Because the offering price and number of shares of Class B common stock to be reclassified have not yet been determined, unaudited pro forma net loss per common share has not been presented. These determinations will be made prior to consummation of the offering and unaudited pro forma net loss per common share based on the number of shares of Class B common stock issued to Digital will be furnished by amendment and reflected in the definitive Prospectus.

  Taxes

     The Business was not a separate taxable entity for federal, state or local income tax purposes. The Business' operations are included in the consolidated Digital tax returns. No income tax provision has been calculated on a separate return basis because net losses were realized in each of the years presented as to which there was no related realizable tax benefit due to the Parent's net operating loss carryforward. Tax assets, including net operating loss carryforwards incurred by the Business prior to the offering, will remain with Digital. Prior to the consummation of the offering, the Business intends to enter into a tax-sharing agreement with Digital as described in Note H.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

  Equipment

     Equipment is stated at cost.

                                                                            JUNE 29,
                                                                              1996
                                                                         --------------
                                                                         (IN THOUSANDS)
        Equipment......................................................     $ 14,372
        Less accumulated depreciation..................................       (8,496)
                                                                             -------
        Equipment, net.................................................     $  5,876
                                                                             =======

     Depreciation expense is computed principally on the following basis:

                 CLASSIFICATION                     DEPRECIATION LIVES AND METHODS
        ---------------------------------  ------------------------------------------------
        Equipment........................  3 to 10 years (principally accelerated methods)

     When assets are retired, or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Other resulting gains and losses are included in income.

     Prior to fiscal 1996, no equipment was dedicated to the Business or was recorded in the Business' financial statements. However, in lieu of depreciation, a rental charge for the use of equipment was included in the statement of operations. During fiscal 1996, equipment became dedicated to the Business. Assets with a net book value of $3,989,000 were transferred to the Business. The Business also purchased new equipment from Digital at cost.

  Capitalized Software

     Software development costs are capitalized beginning at the time that technical feasibility is established. These costs are amortized over no more than three years from the date the products are available for general use.

  Management Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates due to limited operating history; anticipated continuing losses; potential fluctuations in quarterly results; unproven acceptance of the Business' products and services; dependence on the uncertain adoption of the Internet as a mode of communication; dependence on the uncertain adoption of intranets; reliance on new product development; and technological change; competition; future liquidity needs and the uncertainty of additional financing; new management team and reliance on key personnel; reliance on evolving distribution channels; dependence on mirror sites and Internet content providers; product liability; risk of capacity constraints or system failures; uncertain protection of intellectual property rights; possible regulation of the Internet or government regulation of technology exports; and risks associated with global operations and could impact future results of operations and cash flows.

  Fair Value

     The carrying amounts reflected in the balance sheets for accounts receivable approximate fair value due to the short maturities of these instruments.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

  Concentration of Credit Risk

     Financial instruments which potentially subject the Business to concentrations of credit risk consist principally of trade receivables.

     Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Business' customer base, and their dispersion across many different industries and geographies.

  Allocated Costs

     Expenses have been allocated based on a variety of methods depending on the nature of the expense including: units produced; proportion of total product revenue or expense to total business unit revenue or expense, and management estimate. Allocated expenses are included in:

     Cost of Operating Revenues

     Cost of operating revenues includes an allocation of corporate manufacturing costs.

     Research and Engineering Expenses

     Research and engineering expenses include an allocation of corporate research and engineering expense.

     Selling and Marketing Expenses

     Selling and marketing expenses include an allocation of corporate selling and marketing expenses.

     General and Administrative Expenses

     The components of general and administrative expenses include a full allocation of the costs of administrative and corporate functions.

     The amounts allocated to the Business in each of the fiscal years presented are as follows:

                                                                 1994      1995       1996
                                                                 ----     ------     ------
                                                                       (IN THOUSANDS)
    Cost of operating revenues.................................    --     $   10     $   56
    Research and engineering expenses..........................  $ 70         98        121
    Selling and marketing expenses.............................    50        160        417
    General and administrative expenses........................   706      1,087      1,604

  Interest Expense

     There was no direct interest expense incurred by the Business. However, interest expense of $27,000 included in general and administrative expenses for the year ended June 29, 1996 is an allocation of Digital's worldwide interest expense based upon the ratio of the Business' inventory and property and equipment to total Digital inventory and property and equipment. Management believes that this method provides a reasonable basis for allocation within the Business' historical statements of operations.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

C.  SEGMENT AND GEOGRAPHIC INFORMATION

     The Business operates within one industry segment, the development and sale of Internet/intranet software products and services. The Business had sales to customers outside the United States and Canada representing 63%, 69% and 64% in 1994, 1995 and 1996, respectively of operating revenues. Information about the Business' sales by geographic regions is as follows:

                                                                    FOR THE FISCAL YEARS ENDED
                                                                 --------------------------------
                                                                 JULY 2,     JULY 1,     JUNE 29,
                                                                  1994        1995         1996
                                                                 -------     -------     --------
                                                                          (IN THOUSANDS)
    North America..............................................   $ 112       $ 300       $1,290
    Europe.....................................................     162         606        1,726
    Asia - Pacific.............................................      24          58          616
                                                                   ----        ----       ------
                                                                  $ 298       $ 964       $3,632
                                                                   ====        ====       ======

     No customer accounted for more than 10% of total revenues in any year.

D.  CAPITALIZED SOFTWARE

     Unamortized computer software development costs were $1,011,000 and $905,000 at July 1, 1995 and June 29, 1996, respectively. Amortization expense was $46,000, $320,000 and $438,000 for the years ended July 2, 1994, July 1,
1995 and June 29, 1996, respectively. Accumulated amortization was $366,000 and $328,000 at July 1, 1995 and June 29, 1996, respectively.

E.  POSTRETIREMENT AND OTHER POSTEMPLOYMENT BENEFITS

     Pension Plans -- The Business participates in Digital's defined benefit and defined contribution pension plans (the "Retirement Plan") covering substantially all employees. Those Digital employees who accept employment with the Company will terminate employment with Digital but will maintain their vested rights in the Retirement Plan. The benefits are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit payment formulas. It is Digital's policy to make tax-deductible contributions to the plans in accordance with local laws. Contributions are intended to provide benefits for service to date and benefits expected to be earned in the future. The projected benefit obligation was determined using discount rates of 8.0%, 7.5% and 8.0% for the fiscal years ending July 2, 1994, July 1, 1995 and June 29, 1996, respectively. For the U.S. pension plan, there were no contributions in the fiscal years 1994, 1995 or 1996. The assets of the plans include corporate equity and debt securities, government securities and real estate.

     The statements of operations include allocated costs as fringe benefits based upon an average cost per employee for the Retirement Plan of approximately $53,900, $59,700 and $450,200 for the fiscal years ending July 2, 1994, July 1, 1995 and June 29, 1996, respectively.

     Postretirement Benefits Other than Pensions -- The Business participates in Digital's defined benefit postretirement plans that provide medical and dental benefits for U.S. retirees and their eligible dependents. Substantially all of Digital's U.S. employees may become eligible for postretirement benefits if they reach retirement age while working for Digital. The majority of Digital's non-U.S. subsidiaries do not offer postretirement benefits other than pensions to retirees.

     Digital's postretirement benefit plans other than pensions are funded as costs are incurred. The postretirement benefit obligation was determined using discount rates of 8.0%, 7.5% and 8.0% for the fiscal years ending July 2, 1994, July 1, 1995 and June 29, 1996, respectively.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

     The statements of operations include allocated costs as fringe benefits based upon an average cost per employee for the postretirement benefit costs of approximately $2,500, $3,900 and $21,600 for the years ended July 2, 1994, July 1, 1995 and June 29, 1996, respectively.

F.  STOCK PLANS

     Certain Digital employees who will become employees of the Company have been granted options and restricted stock awards under various Digital stock plans. Such options and awards will continue to vest under the terms of the plans during their employment with the Company.

G.  RESTRUCTURING ACTION

     Included in general and administrative expenses for the year ended June 29, 1996 is a $353,000 charge for restructuring to cover costs associated with reducing the size of the Business's workforce by 28 employees in the administrative, marketing and engineering functions. The restructuring charge includes the cost of employee termination benefits and related costs associated with restructuring actions. Employee termination benefits include severance, wage continuation, notice pay, medical and other benefits. Restructuring costs were accrued and charged to expense in accordance with approved management plans.

H.  SUBSEQUENT EVENTS

  AltaVista Internet Software, Inc.

     AltaVista Internet Software Inc. (the "Company") intends to enter into an agreement with Digital pursuant to which the Business will contribute its assets to the Company and the Company will assume the liabilities relating to the Business. On July 18, 1996, the Company opened a subsidiary in the Netherlands under the name AltaVista Internet Software, B.V. Prior to the consummation of the offering, the Company's certificate of incorporation will be amended to authorize 50,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock, each with a par value of $0.01 per share. Holders of Class A common stock generally will have identical rights to holders of Class B common stock except that holders of Class A common stock will be entitled to one vote per share while holders of Class B common stock will be entitled, with certain exceptions, to three votes per share on all matters submitted to a vote of stockholders. Each share of Class B common stock will be convertible while held by Digital or any of its subsidiaries into one share of Class A common stock. The amended and restated certificate of incorporation will also authorize 5,000,000 shares of preferred stock that may be issued at the discretion of the Board of Directors. The Board is authorized to determine the voting, dividend, redemption and liquidation preferences and limitations of any preferred stock that may be issued.

  Potential Conflicts of Interest

     The Company's amended and restated certificate of incorporation includes provisions relating to competition by Digital with the Company, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain persons. Various conflicts of interest between the Company and Digital could arise following the consummation of the offering, and persons serving as directors, officers and employees of both the Company and Digital may have conflicting duties to each. The members of the Board of Directors of the Company who are affiliated with Digital will consider not only the short-term and long-term impact of financial and operating decisions on the Company, but also the impact of such decisions on Digital's consolidated financial results. In some instances, the impact of such decisions could be disadvantageous to the Company while advantageous to Digital, or vice versa.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

  Agreements with Digital

     The Company's relationship with Digital will be governed by intercompany agreements. It is anticipated that such agreements will be entered into prior to the consummation of the offering. With respect to matters covered by the services agreement, the relationship between Digital and the Company is intended to continue in a manner generally consistent with past practices. Because the Company is a wholly-owned subsidiary of Digital, none of these arrangements will result from arm's-length negotiations and, therefore, the prices charged to the Company for services provided thereunder may be higher or lower than prices that may be charged by third parties.

  Services Agreement

     The Company and Digital intend to enter into an intercompany services and operating agreement (the "Services Agreement") with respect to services to be provided by Digital (or subsidiaries of Digital) to the Company. Under the Services Agreement, certain services will be provided in exchange for fees which are based on Digital's costs for such services and are consistent in all material respects with the allocation of the costs of such services set forth in the financial statements of the Business. The services initially to be provided by Digital to the Company under the Services Agreement include, among other things, certain accounting, administration, cash management, employee benefit plan administration, legal, risk management, tax and treasury services. The Company may request an expansion or termination of services, in which case the parties will discuss, without obligation, the provision or termination of such services and an appropriate change or reduction in charges for such services. In the event Digital proposes changes in billing methodology which would result in a significant increase (being the greater of a 10% or $100,000) in costs for the affected services, the Company may terminate such services.

     In addition to the identified services, Digital intends to agree to continue coverage of the Company under Digital's umbrella liability, property, casualty and fiduciary insurance policies. The Company intends to agree to reimburse Digital for the portion of Digital's premium cost with respect to such insurance that is attributable to coverage of the Company. Either Digital or the Company may terminate such coverage under Digital's policies at any time on 90 days' written notice.

     Also, in addition to the identified services, Digital intends to agree to allow eligible employees of the Company to participate in certain Digital employee benefit plans. In addition to a monthly service fee under the Services Agreement, the Company intends to agree to reimburse Digital for Digital's costs (including any contributions and premium costs and including certain third-party expenses and allocations of certain personnel expenses), generally in accordance with past practice, relating to participation by the Company's employees in any of Digital's benefit plans.

     The Services Agreement will have an initial term of two years and will be renewed automatically thereafter for successive one-year terms unless either the Company or Digital elects not to renew it. After the initial 2-year term, the Services Agreement may be terminated at any time by either party upon 90 days' written notice. The Services Agreement may also be terminated at any time, upon 90 days' written notice, if Digital ceases to own shares of common stock representing more than 50% of the combined voting power of the common stock of the Company.

  Facilities Agreement

     The Company and Digital intend to enter into an intercompany facilities agreement (the "Facilities Agreement"). The Facilities Agreement provides that the Company may occupy space located in facilities owned or leased by Digital in exchange for rental fees determined at charges comparable to those charged to other businesses operated by Digital.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

     The Facilities Agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms unless either the Company or Digital elects not to renew it. The Facilities Agreement is subject to early termination by either the Company or Digital upon six months' written notice if Digital ceases to own shares of common stock representing more than 50% of the combined voting power of the common stock of the Company, and by the Company with respect to any particular facility upon 30 days' written notice for any reason. The Company's use of any particular property subject to the Facilities Agreement is limited by the term of any underlying lease between Digital and a landlord with respect to those properties leased by Digital and by any disposition by Digital of any property owned by it.

  Tax-Sharing Agreement

     The Business is, and immediately after the offering the Company will continue to be, included in Digital's federal consolidated income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of Digital and its subsidiaries. In certain circumstances, the Company and certain of its subsidiaries will also be included with certain other subsidiaries of Digital in combined, consolidated or unitary income tax groups for state and local tax purposes. The Company and Digital intend to enter into a tax-sharing agreement (the "Tax-Sharing Agreement") pursuant to which the Company and Digital will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns. Pursuant to the Tax-Sharing Agreement, under certain circumstances, the Company will be reimbursed for tax attributes, such as net operating losses, that it generates after the offering. Such reimbursement, if any, will be made for utilization of the Company's losses only after Digital's losses are fully utilized. Reimbursement will not be made for losses incurred by the Company while Digital is subject to the alternative minimum tax. Under the Tax-Sharing Agreement, the Company will pay Digital a fee intended to reimburse Digital for all direct and indirect costs and expenses incurred with respect to the Company's share of the overall costs and expenses incurred by Digital with respect to tax related services.

     In general, the Company will be included in Digital's consolidated group for federal income tax purposes for so long as Digital beneficially owns at least 80% of the total voting power and value of the outstanding common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between the Company and Digital, during the period in which the Company is included in Digital's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Digital's consolidated group.

  Asset Transfer and License Agreement

     The Company and Digital intend to enter into an asset transfer and license agreement (the "Asset Transfer Agreement") which will provide for the transfer to the Company of all assets and the assumption by the Company of all liabilities that relate principally to the Company's business, including all assets and liabilities reflected on the AltaVista Internet Software Products Balance Sheet included in this Prospectus as adjusted to give effect to the conduct of the Company's business in the ordinary course from such balance sheet date to the date of transfer.

     Pursuant to the Asset Transfer Agreement, Digital will assign to the Company all of Digital's rights in the AltaVista trademark and logo and will license to the Company all of its Internet addresses. Digital will retain the right to use such trademarks in advertising, marketing literature and corporate communications that refer to the Company.

     Under the Asset Transfer Agreement, Digital will grant the Company a non-exclusive, irrevocable, royalty-free license to all Digital patents and pending and future patent applications covering inventions made

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS
as of the consummation of the offering that are embodied in the Company's products and services. Under this license, the Company will have a right to sell to its customers products embodying technology covered by the patents. The Company will not otherwise have a right to sublicense its rights under this license or to assign or transfer the license except in connection with a change of control of the Company or the sale of all or substantially all of the Company's assets. The Company may not prevent Digital from granting other licenses under such patents, will not be able to realize licensing revenues from any such licenses, cannot require Digital to enforce any such patents against competitors of the Company and cannot control any enforcement proceedings Digital undertakes.

     Under the Asset Transfer Agreement, Digital will assign to the Company all of Digital's rights in software code developed specifically for and included in the Company's products and services, subject to the terms of the patent license described above ("Transferred Code"). Digital will retain an irrevocable, royalty-free license to use Transferred Code for its internal use, including research and development. All rights to any performance or functionality improvements or enhancements ("Modifications") to Transferred Code developed by or on behalf of Digital will be owned by Digital; provided, however, that Digital will grant the Company an irrevocable, royalty-free license to use Modifications developed by Digital during the two years following the consummation of the offering. Similarly, all rights to any Modifications developed by or on behalf of the Company will be owned by the Company; provided, however, that the Company will grant to Digital an irrevocable, royalty-free license to use for Digital's internal use Modifications developed by the Company during the two years following the consummation of the offering.

     For two years following the consummation of the Offering, Digital will not have the right to commercialize any new software product derived from Transferred Code ("Derived Software") that is designed for use primarily in the Internet/intranet market, that runs on Windows, Windows NT or UNIX platforms and that offers functionality substantially similar to any of the AltaVista Products as of the consummation of the offering. Notwithstanding the foregoing, Digital will be free to commercialize without restriction any Digital product, excluding the AltaVista products, existing as of the consummation of the offering that includes Transferred Code as of the consummation of the offering without restriction.

     Under the Asset Transfer Agreement, Digital will retain all of its rights in software code used in, but not developed specifically for, the Company's products ("Shared Code"). Digital will grant the Company a non-exclusive, irrevocable, royalty-free license to use Shared Code. Under the license, the Company will have the right to sell to its customers products containing Shared Code. The Company will not otherwise have a right to sublicense its rights or to assign or transfer such license except in connection with a change of control of the Company or the sale of all or substantially all of the Company's assets.

     Pursuant to the Asset Transfer Agreement, Digital will license to the Company all its rights in all know-how related to and necessary to use, make and sell the Company's products. Any third party technology used in the Company's products will, to the extent permitted, be sublicensed or assigned by Digital to the Company under the Asset Transfer Agreement.

  Technical Assistance Agreement

     The Company intends to enter into a technical assistance agreement (the "Technical Assistance Agreement") with Digital pursuant to which the Company may, from time to time, request Digital (including its research laboratories) to provide consulting and technical assistance to the Company with respect to technology related to or derived from the Company's products. The Company will pay Digital fees for any consulting or technical assistance provided by Digital under the Technical Assistance Agreement at Digital's then prevailing rate for consulting services. Ownership of and rights to any and all ideas, improvements and inventions conceived or created under the performance of work under the Technical Assistance Agreement shall be determined in writing between the parties prior to Digital performing the work.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

  Strategic Alliance Agreement

     The Company and Digital intend to enter into a strategic alliance agreement (the "Strategic Alliance Agreement") that grants Digital a license to distribute the Company's products on a non-exclusive, worldwide basis through Digital's reseller and distribution networks. The Strategic Alliance Agreement also designates Digital as an Authorized Service Provider of the Company to provide training, documentation, technical support and maintenance services to the Company's customers and end-users. Digital will pay to the Company a fee for the license and support services as agreed upon in the Digital-AltaVista Fee Schedule. In addition, the Strategic Alliance Agreement provides that Digital will loan the Company certain hardware equipment for product development purposes, and provide the Company with hardware and software for internal use at Digital's then prevailing prices. Digital and the Company have also established a joint marketing relationship with respect to the Company's products and services.

     The Strategic Alliance Agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms, subject to termination by either the Company or Digital upon six months' written notice if Digital ceases to own shares of Common Stock representing more than 50% of the combined voting power of the common stock of the Company.

  Corporate Agreement

     The Company and Digital intend to enter into a corporate agreement (the "Corporate Agreement") under which the Company will grant to Digital a continuing option, transferable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Class B common stock or shares of nonvoting capital stock of the Company (the "Stock Option"). The Stock Option may be exercised by Digital simultaneously with the issuance of any equity security of the Company (other than in the Offering or upon the exercise of the Underwriters' over-allotment options), with respect to Class B common stock, only to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of nonvoting capital stock, to the extent necessary to own at least 80% of the total number of shares of each outstanding class of such stock.

     The purchase price of the shares of Class B common stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price of a share of Class A common stock. The purchase price of the shares of nonvoting capital stock purchased upon any exercise of the stock option, subject to certain exceptions, will be based on the market price at which such stock may be purchased by third parties. The Stock Option expires in the event that Digital reduces its beneficial ownership of common stock in the Company to less than 60% of the number of outstanding shares of common stock. The Company does not intend to issue additional shares of Class B common stock except pursuant to the exercise of the Stock Option.

     The Corporate Agreement will further provide that, upon the request of Digital, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Class B common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by Digital for sale in accordance with Digital's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Corporate Agreement. Digital will also have the right, which it may exercise at any time and from time to time, to include the shares of Class B common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) held by it in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its other stockholders. The Company will agree to pay all out-of-pocket costs and expenses (other than the underwriters' discounts and commissions and transfer taxes) in connection with each such registration that Digital requests or in which Digital participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Digital and its assignees.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

  Equity Incentive Plan

     The Company intends to adopt, subject to Board of Director's and stockholder approval, the Equity Incentive Plan (the "Incentive Plan") under which awards of common stock options and restricted and unrestricted common stock, and deferred stock may be granted to employees, officers and directors of, or consultants to, the Company. Options granted under the Incentive Plan may be either incentive stock options or non-statutory stock options. Incentive stock options granted have an exercise price not less than fair market value of the stock at the grant date (110% of fair value in certain instances) and vesting schedules as determined by the Board. Non-statutory options are granted at prices and vesting schedules as determined by the Board. Restricted stock is granted by the Board permitting the recipient to purchase common stock at a price and subject to restrictions specified by the Board. A participant who acquires shares of restricted stock will have all the rights of a stockholder, including the right to receive dividends and to vote. Deferred stock is granted by the Board entitling the recipient to receive stock at a specified future date.

     The Company plans to reserve shares of Class A common stock for issuance under the Incentive Plan.

  Directors Stock Option Plan

     The Company intends to adopt a directors stock option plan (the "Directors Plan") providing for the annual grant of stock options to purchase shares of Class A common stock to outside directors as additional compensation for their service as directors. The Company plans to reserve shares of Class A common stock for issuance under the Directors Plan.

     Under the Directors Plan, each eligible director joining the Board of Directors in 1996 will be granted an option to purchase shares of Class A common stock upon the later of the adoption of the plan or the director's appointment or election. With respect to each eligible director who is a director as of June 29, 1997 or who joins the Board of Directors on or after June 29, 1997, options to purchase shares of Class A common stock will be granted on the date of the Company's next annual meeting of stockholders, provided that such director's service as a director will continue after such meeting.

     The exercise price of options granted under the Directors Plan will be 100% of the fair market value per share of the Class A common stock on the date the option is granted. Options granted under the Directors Plan will become exercisable at the rate of 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant. The options will expire on the tenth anniversary of the grant date, unless terminated earlier in accordance with the Directors Plan.

  Value Added Link Agreements

     On July 3, 1996, Yahoo! Inc. ("Yahoo!") and Digital signed an agreement, whereby Yahoo! established AltaVista as the preferred search engine for all Yahoo! properties that contain World Wide Web functionality. Yahoo! pays a fee to Digital based on the number of search result pages viewed according to an agreed upon rate schedule.

     The agreement has an initial term of two years and is renewable automatically thereafter for successive one-year terms for up to three successive one year terms subject to termination by either Digital or Yahoo! upon 90 days' written notice.

     On August 23, 1996, CNET, Inc ("CNET") and Digital signed an agreement enabling users of CNET Properties to conduct World Wide Web searches through the AltaVista Internet Search Service. CNET pays a fee to Digital based on the number of search result pages viewed according to an agreed upon rate schedule.

     The agreement has an initial term of one year and is renewable automatically thereafter for successive one-year terms, subject to termination by either Digital or CNET upon 30 days' written notice.

                      ALTAVISTA INTERNET SOFTWARE PRODUCTS

I.  MIRROR SITE AGREEMENTS

  Telia TeleCom AB

     Digital signed a letter of intent in June 1996 with Telia TeleCom AB of Sweden ("Telia") to establish a mirror site in Northern Europe. Telia would pay Digital a monthly license fee as well as a fee based on the total number of hits (requests for information) per day.

  Telstra Corporation Ltd.

     Digital signed a letter of intent in July 1996 with Telstra Corporation Ltd. of Australia ("Telstra") to establish a mirror site in Australia, New Zealand and several other countries. Telstra would pay Digital a monthly license fee as well as a fee based on the total number of hits per day.

                                AltaVista Search

Comprehensive, fast and relevant search results provided seamlessly at all levels of the work environment -- Internet, enterprise, workgroup and individual user -- through a single user interface.

             [SCREEN SHOT OF THE ALTAVISTA SEARCH USER INTERFACE.]

==============================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, DIGITAL OR ANY U.S. UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    8
Use of Proceeds......................   20
Dividend Policy......................   20
Capitalization.......................   21
Dilution.............................   22
Selected Financial Data..............   23
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations..........   24
Business.............................   28
Relationship with Digital............   45
Management...........................   51
Principal Stockholder................   57
Shares Eligible for Future Sale......   57
Description of Capital Stock.........   59
Certain United States Federal Tax
  Consequences to Non-United States
  Holders............................   64
Underwriting.........................   67
Legal Matters........................   69
Experts..............................   69
Additional Information...............   70
Reports to Security Holders..........   70
Index to Financial Statements........  F-1

     UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==============================================================================



==============================================================================



                                             SHARES

                            [INTERNET SOFTWARE LOGO]

                              CLASS A COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                                           , 1996
                          ---------------------------

                                LEHMAN BROTHERS

                                COWEN & COMPANY

                               J.P. MORGAN & CO.

==============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                          [ALTERNATE FRONT COVER PAGE]

                  Subject to Completion, dated August 27, 1996

PROSPECTUS

                                             SHARES

                            [INTERNET SOFTWARE LOGO]

                              CLASS A COMMON STOCK
                          ---------------------------
    All of the shares of Class A Common Stock offered hereby are being sold by AltaVista Internet Software, Inc. ("AltaVista" or the "Company"), a wholly-owned subsidiary of Digital Equipment Corporation ("Digital"). Following the Offering
(as defined below), Digital will own all of the          outstanding shares of
Class B Common Stock of the Company, which will represent approximately
         % of the economic interest (or rights of holders of common equity to participate in distributions in respect of the common equity) in the Company (assuming no exercise of the Underwriters' over-allotment options).
    Of the          shares of Class A Common Stock offered hereby,       shares
are being offered outside the United States and Canada (the "International Offering") by the International Managers (as defined in "Underwriting"), and shares are being offered in the United States and Canada in a concurrent U.S. offering (the "U.S. Offering") by the U.S. Underwriters (as defined in "Underwriting", and, together with the International Managers, the "Underwriters"). These offerings are collectively referred to herein as the "Offering." See "Underwriting."
    Holders of Class A Common Stock generally have identical rights to holders of Class B Common Stock and vote together as a single class, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled, with certain exceptions, to three votes per share on all matters submitted to a vote of stockholders. Following the Offering, the shares of Class B Common Stock owned by Digital will represent
approximately   % of the combined voting power of all classes of voting stock of the Company (assuming no exercise of the Underwriters' over-allotment options). Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of Digital, and is automatically converted under certain circumstances. See "Relationship with Digital" and "Description of Capital Stock."
    Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price
will be between $         and $         per share. See "Underwriting" for the
factors to be considered in determining the initial public offering price. Application has been made to list the Class A Common Stock on the Nasdaq National Market under the symbol "ALTV."
                          ---------------------------
    THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                          ---------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================
                                                                    UNDERWRITING
                                                PRICE TO              DISCOUNTS            PROCEEDS TO
                                                 PUBLIC          AND COMMISSIONS(1)        COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Share................................
- -----------------------------------------------------------------------------------------------------------
Total(3).................................
===========================================================================================================

(1) The Company and Digital have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $        .
(3) The Company has granted the International Managers a 30-day option to
    purchase up to an additional       shares of Class A Common Stock solely to
    cover over-allotments, if any. The U.S. Underwriters have been granted a
    similar option to purchase up to       additional shares solely to cover
    over-allotments, if any. If such options are exercised in full, the total
    Price to Public would be $        , the total Underwriting Discounts and
    Commissions would be $        and the total Proceeds to Company before
    estimated expenses would be $        . See "Underwriting."
                          ---------------------------
    The shares of Class A Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New
York, New York, on or about          , 1996.
                          ---------------------------
LEHMAN BROTHERS
                         COWEN & COMPANY
                                                     J.P. MORGAN SECURITIES LTD.
            , 1996

                          [ALTERNATE BACK COVER PAGE]

==============================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, DIGITAL OR ANY INTERNATIONAL MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    8
Use of Proceeds......................   20
Dividend Policy......................   20
Capitalization.......................   21
Dilution.............................   22
Selected Financial Data..............   23
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations..........   24
Business.............................   28
Relationship with Digital............   45
Management...........................   51
Principal Stockholder................   57
Shares Eligible for Future Sale......   57
Description of Capital Stock.........   59
Certain United States Federal Tax
  Consequences to Non-United States
  Holders............................   64
Underwriting.........................   67
Legal Matters........................   69
Experts..............................   69
Additional Information...............   70
Reports to Security Holders..........   70
Index to Financial Statements........  F-1

     UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==============================================================================






==============================================================================

                                             SHARES

                            [INTERNET SOFTWARE LOGO]

                              CLASS A COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                                            , 1996
                          ---------------------------

                                LEHMAN BROTHERS

                                COWEN & COMPANY

                          J.P. MORGAN SECURITIES LTD.

==============================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Class A Common Stock offered hereby are as follows:

    SEC registration fee.......................................................  $17,242
    NASD filing fee............................................................    5,500
    Nasdaq National Market listing fee.........................................     *
    Printing and engraving expenses............................................     *
    Legal fees and expenses....................................................     *
    Accounting fees and expenses...............................................     *
    Blue Sky fees and expenses (including legal fees)..........................     *
    Transfer agent and registrar fees and expenses.............................     *
    Miscellaneous..............................................................     *
                                                                                 -------
                                                                                     ---
              Total............................................................  $  *
                                                                                 =======

- ---------------

* To be completed by amendment.

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and the Company's corporate charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's amended and restated corporate charter and by-laws filed as Exhibits 3.2 and 3.4 hereto.

     The Massachusetts Business Corporation Law, Digital's by-laws and indemnification agreements between Digital and the Company's directors and officers provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of Digital. Reference is made to Digital's corporate charter and by-laws and form of indemnification agreement filed as Exhibits 3.5 through 3.8 and Exhibit 10.10.

     The Company's corporate charter also provides that any person purchasing or acquiring an interest in a share of capital stock of the Company is deemed to have consented to certain provisions in the corporate charter that (i) permit the officers and directors of the Company and Digital to allocate corporate opportunities to either the Company or Digital as such officers of directors deem appropriate, and that none of the Company, Digital and their respective officers or directors shall be liable for any breach of a fiduciary duty in connection therewith, and (ii) eliminate the liability of Digital and its officers and directors for engaging in business activities similar to those of the Company and for any actions taken in connection with any agreements entered into between the Company and Digital.

     The Underwriting Agreements provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the forms of Underwriting Agreements filed as Exhibits 1.1 and 1.2 hereto.

     Digital maintains directors and officers liability insurance for the benefit of its and the Company's directors and officers.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

     The Company has not issued any unregistered securities except to its parent, Digital, in connection with the organization of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:

  1.1*     Form of U.S. Underwriting Agreement.
  1.2*     Form of International Underwriting Agreement.
  1.3*     Form of Agreement Between U.S. Underwriters and International Managers.
   3.1     Current form of Certificate of Incorporation of the Company.
   3.2     Form of Amended and Restated Certificate of Incorporation of the Company, to be
           effective prior to consummation of the Offering.
   3.3     Current form of By-laws of the Company.
   3.4     Form of Amended and Restated By-laws of the Company, to be effective prior to consummation of the Offering.
   3.5     Digital's Restated Articles of Organization (filed under cover of Form SE as
           Exhibit 3(a) to Digital's Annual Report on Form 10-K for the fiscal year ended
           June 29, 1991 and incorporated herein by reference).
   3.6     Articles of Amendment to Digital's Restated Articles of Organization, filed with the Secretary of State of the Commonwealth of Massachusetts on November 4, 1993
           (filed as Exhibit 4.3 to Digital's Registration Statement on Form S-3, No.
           33-51987, and incorporated herein by reference).
   3.7     Certificate of Designation of Digital, filed with the Secretary of State of the
           Commonwealth of Massachusetts on March 21, 1994 (filed as Exhibit 4.1 to Digital's
           Report on Form 8-K filed on March 23, 1994 and incorporated herein by reference).
   3.8     Digital's By-laws, as amended (filed as Exhibit 3(d) to Digital's Annual Report on
           Form 10-K for the fiscal year ended July 1, 1995 and incorporated herein by reference).
  4.1*     Specimen certificate representing the Class A Common Stock.
  5.1*     Opinion of Testa, Hurwitz & Thibeault, LLP.
  10.1     Form of Services Agreement between the Company and Digital.
  10.2     Form of Facilities Agreement between the Company and Digital.
  10.3     Form of Tax-Sharing Agreement between the Company and Digital.
  10.4     Form of Corporate Agreement between the Company and Digital.
  10.5     Form of Strategic Alliance Agreement between the Company and Digital.
  10.6     Form of Technical Assistance Agreement between the Company and Digital.
 10.7*     Form of Asset Transfer and License Agreement between the Company and Digital.
 10.8*#    Agreement between the Company and Yahoo! Inc.
 10.9*     1996 Stock Plan.
 10.10*    1996 Non-Employee Director Stock Option Plan.
 10.11*    Form of Indemnification Agreement between Digital and the Company's officers and directors.
  21.1     Subsidiaries of the Company.
  23.1     Consent of Coopers & Lybrand L.L.P.
  23.2     Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
  24.1     Power of Attorney (see page II-4).
  27.1     Financial Data Schedule.

- ---------------
* To be filed by amendment.

# Confidential treatment requested as to certain portions.

     (B) FINANCIAL STATEMENT SCHEDULES:  None

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Massachusetts on August 27, 1996.

                                          ALTAVISTA INTERNET SOFTWARE, INC.

                                          By: /s/ Ilene H. Lang

                                            ------------------------------------
                                            Ilene H. Lang
                                            President and Chief Executive
                                              Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of AltaVista Internet Software, Inc., hereby severally constitute and appoint Ilene H. Lang, Robert E. Hult, Gail S. Mann and Edwin L. Miller, Jr., and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable AltaVista Internet Software, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE(S)                   DATE
- ---------------------------------------------  ------------------------------  -----------------
/s/ Ilene H. Lang                              President and Sole Director      August 27, 1996
- ---------------------------------------------  (Principal Executive Officer)
Ilene H. Lang
/s/ Robert E. Hult                             Vice President, Finance and      August 27, 1996
- ---------------------------------------------  Operations, and Treasurer
Robert E. Hult                                 (Principal Financial and
                                               Accounting Officer)

                                 EXHIBIT INDEX

                                                                                         PAGE
                                                                                         -----
  1.1*     Form of U.S. Underwriting Agreement.
  1.2*     Form of International Underwriting Agreement.
  1.3*     Form of Agreement Between U.S. Underwriters and International Managers.
   3.1     Current form of Certificate of Incorporation of the Company.
   3.2     Form of Amended and Restated Certificate of Incorporation of the Company, to
           be effective prior to consummation of the Offering.
   3.3     Current form of By-laws of the Company.
   3.4     Form of Amended and Restated By-laws of the Company, to be effective prior to consummation of the Offering.
   3.5     Digital's Restated Articles of Organization (filed under cover of Form SE as
           Exhibit 3(a) to Digital's Annual Report on Form 10-K for the fiscal year ended June 29, 1991 and incorporated herein by reference).
   3.6     Articles of Amendment to Digital's Restated Articles of Organization, filed with the Secretary of State of the Commonwealth of Massachusetts on November
           4, 1993 (filed as Exhibit 4.3 to Digital's Registration Statement on Form
           S-3, No. 33-51987, and incorporated herein by reference).
   3.7     Certificate of Designation of Digital, filed with the Secretary of State of the Commonwealth of Massachusetts on March 21, 1994 (filed as Exhibit 4.1 to
           Digital's Report on Form 8-K filed on March 23, 1994 and incorporated herein by reference).
   3.8     Digital's By-laws, as amended (filed as Exhibit 3(d) to Digital's Annual
           Report on Form 10-K for the fiscal year ended July 1, 1995 and incorporated herein by reference).
  4.1*     Specimen certificate representing the Class A Common Stock.
  5.1*     Opinion of Testa, Hurwitz & Thibeault, LLP.
  10.1     Form of Services Agreement between the Company and Digital.
  10.2     Form of Facilities Agreement between the Company and Digital.
  10.3     Form of Tax-Sharing Agreement between the Company and Digital.
  10.4     Form of Corporate Agreement between the Company and Digital.
  10.5     Form of Strategic Alliance Agreement between the Company and Digital.
  10.6     Form of Technical Assistance Agreement between the Company and Digital.
 10.7*     Form of Asset Transfer and License Agreement between the Company and
           Digital.
 10.8*#    Agreement between the Company and Yahoo! Inc.
 10.9*     1996 Stock Plan.
 10.10*    1996 Non-Employee Director Stock Option Plan.
 10.11*    Form of Indemnification Agreement between Digital and the Company's officers and directors.
  21.1     Subsidiaries of the Company.
  23.1     Consent of Coopers & Lybrand L.L.P.
  23.2     Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
  24.1     Power of Attorney (see page II-4).
  27.1     Financial Data Schedule.

- ---------------
* To be filed by amendment.

# Confidential treatment requested as to certain portions.